Exhibit 10.4

CONFORMED COPY

DATED 21 JULY 2005

SENIOR FACILITIES AGREEMENT

between

THE COMPANY NAMED HEREIN

as Original Borrower

THE COMPANY NAMED HEREIN

as Original Guarantor

DEUTSCHE BANK AG, LONDON BRANCH

BARCLAYS CAPITAL

(the investment banking division of Barclays Bank PLC)

and

THE ROYAL BANK OF SCOTLAND PLC

as Mandated Lead Arrangers and Bookrunners

BANC OF AMERICA SECURITIES LIMITED

as Co-Arranger

THE FINANCIAL INSTITUTION NAMED HEREIN

as Original Lender

DEUTSCHE BANK AG, LONDON BRANCH

acting as Facility Agent

DEUTSCHE BANK AG, LONDON BRANCH

acting as Security Agent

DEUTSCHE BANK AG, LONDON BRANCH

acting as Issuing Bank

5 Old Broad Street

London EC2N 1DW

Bringing this document or any certified copy of this document into the Republic of Austria as well as any written confirmation or written reference to this document may cause the imposition of Austrian Stamp Tax.

(i)

32.	CALCULATIONS AND CERTIFICATES	184

33.	PARTIAL INVALIDITY	184

34.	REMEDIES AND WAIVERS	185

35.	AMENDMENTS AND WAIVERS	185

36.	COUNTERPARTS	187

37.	GOVERNING LAW	187

38.	ENFORCEMENT	188

(ii)

THIS AGREEMENT is dated 21 July 2005 and made

BETWEEN:

(1)	THE COMPANY NAMED IN PART 1 OF SCHEDULE 1 as original borrowers (the “Original Borrower”);

(2)	THE COMPANY NAMED IN PART 2 OF SCHEDULE 1 as original guarantors (the “Original Guarantor”);

(3)	DEUTSCHE BANK AG, LONDON BRANCH, BARCLAYS CAPITAL (the investment banking division of Barclays Bank PLC) and THE ROYAL BANK OF SCOTLAND PLC as mandated lead arrangers and exclusive bookrunners (the “Mandated Lead Arrangers”);

(4)	BANC OF AMERICA SECURITIES LIMITED as co-arranger (the “Co-Arranger” and together with the Mandated Lead Arrangers, the “Arrangers”);

(5)	THE FINANCIAL INSTITUTION NAMED IN PART 3 OF SCHEDULE 1 as lender (the “Original Lender”);

(6)	DEUTSCHE BANK AG, LONDON BRANCH as facility agent of the Lenders (the “Facility Agent”);

(7)	DEUTSCHE BANK AG, LONDON BRANCH as security agent and trustee for the Finance Parties (the “Security Agent”); and

(8)	DEUTSCHE BANK AG, LONDON BRANCH as Issuing Bank (as defined below).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 5 (Form of Accession Letter).

“Account Party” has the meaning given to it in Clause 7.2 (Demands).

“Accountants’ Report” means the working capital analysis dated 27 June 2005 prepared by Deloitte & Touche LLP relating to the Target and its European Subsidiaries and addressed to, and/or capable of being relied upon by, the Arrangers and the Finance Parties.

“Accounting Principles” means the accounting principles consistently applied by the Target Group prior to the Closing Date, or, if applicable, at any time, such other accounting principles as have been most recently agreed in accordance with paragraph (b) of Clause 22.3 (Change in accounting position).

“Accounting Quarter” has the meaning given to it in Clause 23.1 (Financial Definitions).

“Acquisition” means the merger, and related acquisition, by Parent with Target, all on the terms set out in the Acquisition Documents.

“Acquisition Agreement” means the Agreement and Plan of Merger dated 17 March 2005 made between Target, Parent and the Ultimate Parent.

“Acquisition Documents” means the Acquisition Agreement, the “Company Disclosure Letter” (as defined in the Acquisition Agreement), the UK Acquisition Note and all instruments of transfer executed or to be executed pursuant to the Acquisition Agreement between the parties to the Acquisition Agreement.

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 27 (Changes to the Obligors).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 27 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to a body corporate or other entity (other than any Sponsor), any of its Holding Companies (save, in the case of the Company and any Subsidiary of the Company, for any Holding Company of the Company) or Subsidiaries or any other Subsidiary of any of its Holding Companies (save, in the case of the Company and any Subsidiary of the Company, for any Holding Company of the Company).

“Agreed Currency” has the meaning given to it in Clause 18.1 (Currency indemnity).

“Agreed Security Principles” means the security principles set out in Schedule 10 (Security).

“Amount” has the meaning given to it in Clause 7.2 (Demands).

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the commitment of that Lender under the Ancillary Facility as notified to the Facility Agent pursuant to Clause 8.3 (Approval process) to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

“Ancillary Document” means each document evidencing an Ancillary Facility or Fronted Ancillary Facility, as the case may be, or, in either case, its terms.

“Ancillary Facility” means any ancillary facility made available as described in Clause 8 (Ancillary Facilities).

“Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 8 (Ancillary Facilities) acting in its capacity as a provider of that Ancillary Facility.

“Ancillary Limit” means:

(a)	in relation to an Ancillary Lender, the maximum amount (excluding accrued uncapitalised interest, fees and like charges) which it has agreed to make available by way of Ancillary Facilities; and

(b)	in relation to a Lender, its Fronted Revolving Commitment (if any),

as varied from time to time in accordance with this Agreement and the Ancillary Documents.

“Ancillary Outstandings” means, at any time:

(a)	in relation to an Ancillary Facility, the aggregate of the following amounts outstanding under that Ancillary Facility:

(i)	the principal amount under each overdraft facility and on demand short term loan facility calculated on a net basis;

(ii)	the maximum liability at such time under each guarantee, bond and letter of credit under each guarantee, bonding or letter of credit facility (as reduced in accordance with its terms); and

(iii)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility as determined by such Ancillary Lender in accordance with the relevant Ancillary Document or in accordance with their normal practice for the calculation of such exposures but excluding accrued uncapitalised interest fees and like charges; and

(b)	in relation to a Fronted Ancillary Facility, the aggregate of the amounts outstanding as referred to in paragraphs (i), (ii), and (iii) above (where, for this purpose, references in paragraph (iii) above to Ancillary Lender and Ancillary Facility shall be read as Fronting Ancillary Lender and Fronted Ancillary Facility) under that Fronted Ancillary Facility.

“Annual Financial Statement” has the meaning given to it in Clause 22 (Information Undertakings).

“Approved Matters Memorandum” means the memorandum in the agreed form (if any) prepared by Allen & Overy LLP detailing certain transactions relevant to this Agreement.

“Auditors” means in relation to any entity its auditors appointed by the Obligors’ Agent for the purposes set out in paragraph (d) of Clause 22.2 (Requirements as to financial statements).

“Availability Period” means the period from and including the date of this Agreement to:

(a)	in relation to the Bridge Facility, the date falling 30 days after the last date for Closing permitted by the original terms of the Acquisition Agreement; and

(b)	in relation to the Revolving Facility, the date which is one month prior to the Maturity Date in relation to the Revolving Facility.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus (subject as set out below):

(a)	the Base Currency Amount of its participation in any outstanding Utilisations under that Facility and, in the case of the Euro Revolving Facility or Sterling Revolving Facility (as the case may be) only, the Base Currency Amount of the aggregate of its Ancillary Commitments and/or its Fronted Revolving Commitments, as the case may be provided under the relevant Revolving Facility; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and, in the case of the Euro Revolving Facility or Sterling Revolving Facility (as the case may be) only, the Base Currency Amount of its Ancillary Commitment and/or its Fronted Revolving Commitments to be provided under the relevant Revolving Facility, as the case may be, in relation to any new Ancillary Facility or any new Fronted Ancillary Facility provided under the relevant Revolving Facility, as the case may be, that is due to be made available on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under the relevant Revolving Facility only, the following amounts shall not be deducted from a Lender’s Commitment under that Facility:

(i)	that Lender’s participation in any Revolving Utilisations under the relevant Revolving Facility that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)	that Lender’s Ancillary Commitments and/or its Fronted Revolving Commitments under the relevant Revolving Facility, as the case may be, to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Bain” means Bain Capital Partners LLC.

“Bank Guarantee” means:

(a)	a letter of credit, substantially in the form set out in Schedule 9 (Form of Letter of Credit) or in any other form requested by the Obligors’ Agent and consented to by the Facility Agent and the Issuing Bank in respect of that Bank Guarantee (such consent not to be unreasonably withheld); or

(b)	any other guarantee, bond, indemnity, letter of credit, documentary or like credit or any other instrument of suretyship or payment, issued, undertaken or made by the relevant Issuing Bank under the Euro Revolving Facility or Sterling Revolving Facility (as applicable) in a form requested by the Obligors’ Agent and consented to by the Issuing Bank in respect of such Bank Guarantee (such consent not to be unreasonably withheld).

“Bank Guarantee Proportion” means in relation to a Lender in respect of any Bank Guarantee, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the Available Facility in relation to the applicable Revolving Facility under which that Bank Guarantee was issued immediately prior to the issue of that Bank Guarantee, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

“Base Currency” means:

(a)	in relation to the Bridge Facility (subject to Clause 13.3 (Redenomination)), US Dollars;

(b)	in relation to the Term-out Facility, Sterling;

(c)	in relation to the Euro Revolving Facility, Euro; and

(d)	in relation to the Sterling Revolving Facility, Sterling.

“Base Currency Amount” means (subject to the provisions of Clause 6.6 (Revaluation of Bank Guarantees)):

(a)	subject to paragraph (b) below, in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Facility Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Facility Agent receives the Utilisation Request);

(b)	in relation to the first Utilisation in Sterling of the Bridge Facility the amount specified in the Utilisation Re quest delivered by a Borrower for that Utilisation converted into the Base Currency at the Facility Agent’s Spot Rate of Exchange on the date which is two Business Days before the First Utilisation Date provided that the Utilisation Date for such Utilisation in Sterling is no later than two Business Days following the First Utilisation Date; and

(c)

in relation to an Ancillary Commitment and/or a Fronted Revolving Commitment, as the case may be, the amount specified in the notice delivered to the Facility Agent by the Obligors’ Agent pursuant to paragraph (a)(v) of Clause 8.3 (Approval process) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Facility Agent’s Spot Rate of Exchange on the date which is three Business Days before the Commencement Date for that Ancillary Facility and/or that Fronted Revolving Commitment, as the case may be or, if later, the date the Facility Agent receives the notice of the Ancillary Commitment and/or the Fronted Revolving Commitment, as the case may be), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility and/or a Fronted Ancillary Facility, as the case may be.

“Borrower” means the Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 27 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the portion reflecting the applicable Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Bridge Commitment” means:

(a)	in relation to the Original Lender, the amount in the Base Currency set opposite its name under the heading “Bridge Commitment” in Part 4 of Schedule 1 (The Original Lender) and the amount of any other Bridge Commitment transferred to it in accordance with this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Bridge Commitment transferred to it in accordance with this Agreement,

to the extent not cancelled, reduced or transferred by it under or in accordance with this Agreement.

“Bridge Dollar Advance” has the meaning given to it in paragraph (a) of Clause 3.1 (Purpose).

“Bridge Facility” means the bridge term loan facility made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities).

“Bridge Loan” means the loans made or to be made under the Bridge Facility or the principal amount outstanding for the time being of those loans.

“Bridge Outstandings” means, at any time, the aggregate principal amounts outstanding under the Bridge Facility.

“Bridge Sterling Advance” has the meaning given to it in paragraph (a) of Clause 3.1 (Purpose).

“Budget” means:

(a)	in relation to the period beginning on the signing of this Agreement and ending on 28 January 2006, the Business Plan; and

(b)	in relation to any other period, any budget for the Group delivered by the Obligors’ Agent to the Facility Agent in respect of that period pursuant to Clause 22.5 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

“Business Plan” means the financial model relating to the Group to be delivered by the Obligors’ Agent to the Facility Agent pursuant to Clause 4.1 (Initial Conditions Precedent).

“Buy Back Arrangement” means, in relation to any sale or disposal of any asset, any agreement or arrangement pursuant to which:

(a)	such asset may be re-acquired or acquired by any member of the Group at any time following such sale or disposal; or

(b)	any member of the Group gives or has given any guarantee, indemnity or similar assurance in respect of the residual value of such asset,

to the extent any such agreement or arrangement is entered into in the ordinary course of trading.

“Cash” means, at any time, cash in hand (including in transit) or at bank credited to an account in the name of any member of the Group or held by credit or debit card companies and to which members of the Group are alone beneficially entitled and for so long as:

(a)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any Group member or of any other person whatsoever or on the satisfaction of any other condition relating to the performance of any obligation by any member of the Group;

(b)	the relevant member of the Group has not created any Security over that cash except Transaction Security or Security referred to in paragraph (g) of Clause 24.16 (Negative pledge); and

(c)	such cash is capable of being applied or made available for application in repayment or prepayment of the Facilities (less any material costs which may be incurred by any member of the Group in being so applied), provided that any cash which is held as collateral or otherwise secures Financial Indebtedness taken into account in the calculation of Consolidated Total Net Debt shall be included.

“Cash Collateral Account” means any account with the Facility Agent or an Affiliate of the Facility Agent, an Issuing Bank, any Ancillary Lender or any Fronting Ancillary Lender opened or to be opened in the name of a Borrower and subject to the Transaction Security, into which sums are to be paid:

(a)	in accordance with Clause 10 (Prepayment); or

(b)	in the provision of cash cover and held as security for, or for certain of, the obligations of such Borrower under the Finance Documents; or

(c)	in accordance with any other provision of this Agreement specifying payment to a Cash Collateral Account, and in each case in relation to which such Borrower shall have complied with the requirements of Clause 7.5 (Cash Cover).

“Cash Equivalent Investments” means:

(a)	securities issued by, or unconditionally guaranteed by, the government of any Specified Sovereign or issued by any agency thereof and, as the case may be, guaranteed by or backed by the full faith and credit of the government of any Specified Sovereign, in each case maturing within one year of the date of acquisition;

(b)	commercial paper issued by any corporation organised under the laws of a Specified Sovereign or any state or political subdivision thereof maturing no more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 from Standard and Poor’s Rating Services, a division of The McGraw-Hill Corporation Inc., or at least P-1 from Moody’s Investor Services Inc.;

(c)	certificates of deposit or bankers’ acceptances issued by any commercial bank organised under the laws of a Specified Sovereign maturing within one year from the date of acquisition thereof issued by any bank having a long term unsecured debt rating of at least A-1 from Standard and Poor’s Rating Services, a division of The McGraw-Hill Corporation, Inc., or at least P-1 from Moody’s Investor Services Inc.; and

(d)	investments in money market funds which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above.

“Certain Funds Period” means in respect of the Bridge Facility only the period commencing on the signing of this Agreement and ending upon the earlier of the Closing Date and the expiry of the Availability Period in relation to the Bridge

Facility or such later date as agreed by the Facility Agent acting on the instructions of the Majority Lenders.

“Change of Control” has the meaning given to it in Clause 10.2 (Mandatory Prepayments on Change of Control).

“Charged Property” means all of the assets of the Obligors which from time to time are the subject of the Transaction Security.

“Clean-Up Period” has the meaning given to it in Clause 25.23 (Clean-Up Period).

“Closing” means the completion of the Acquisition in accordance with the Acquisition Agreement.

“Closing Date” means the date on which Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Commencement Date” means, in relation to an Ancillary Facility or a Fronted Ancillary Facility, as the case may be, the date on which that Ancillary Facility or Fronted Ancillary Facility is first made available (whether or not then drawn) which date shall be a Business Day within the Availability Period for the Revolving Facility.

“Commitment” means a Bridge Commitment, a Term-out Commitment or a Revolving Commitment.

“Company” means Toys “R” Us Europe, LLC (formerly TRU, Inc.) a company existing under the laws of the State of Delaware with its registered office at 2711 Centerville Road, Suite 400, Wilmington DE 19808, U.S.A.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate) and, in relation to any Compliance Certificate to be reported upon by the Auditors pursuant to Clause 22 (Information Undertakings), together with a certificate that figures have been properly extracted and the arithmetic is correct in such form as may be agreed between the Facility Agent (acting reasonably) and the Auditors.

“Confidential Information” means any information relating to the Borrowers, the Group, the Facilities and/or the Transaction (including, without limitation, the Information Memorandum and the Reports) provided to any Finance Party in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public knowledge other than as a direct or indirect result of any breach of this Agreement; or

(b)	is known by such Finance Party before the date the information is disclosed to it or is lawfully obtained by it other than from a source which is connected with the Group,

and which, in either case, so far as the relevant Finance Party is aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality owed to any member of the Group.

“Consolidated EBITDA” has the meaning given to it in Clause 23.1 (Financial Definitions).

“Consolidated Total Net Debt” has the meaning given to it in Clause 23.1 (Financial Definitions).

“Contingent Liability” means, at any time:

(a)	in relation to an Issuing Bank and a Bank Guarantee, the actual and/or contingent liability of that Issuing Bank under that Bank Guarantee at that time; or

(b)	in relation to a Lender and a Bank Guarantee, the actual and/or contingent liability of that Lender in relation to that Bank Guarantee at that time as a result of the obligations assumed by it under Clause 7.8 (Indemnities), in each case as reduced by repayment or prepayment or provision of cash cover in accordance with the terms of this Agreement.

“Current Base Currency Amount” has the meaning given to it in Clause 6.6 (Revaluation of Bank Guarantees).

“Default” means an Event of Default or any event or circumstance which with the giving of notice or the lapse of time (and assuming the relevant Obligor will not be able to remedy the relevant matter within any applicable grace period) or the making of any determination or fulfilment of any condition in each case provided for in Clause 25 (Events of Default) or any combination of the foregoing would constitute an Event of Default.

“Default Interest Period” has the meaning given to it in Clause 16.6 (Default Interest).

“Designated Website” has the meaning given to it in Clause 31.7 (Use of Websites).

“Discharged Rights and Obligations” has the meaning given to it in Clause 26.5 (Procedure for transfer).

“Disclosure Letter” means in relation to the representations and warranties contained in Clause 21 (Representations), the disclosure letter in the agreed form delivered to the Facility Agent prior to the date of this Agreement.

“Disposal” has the meaning given to it in Clause 24.19 (Disposals).

“Dispute” has the meaning given to it in Clause 38 (Enforcement).

“Due Diligence Report” means the draft of the legal preliminary real estate review report as at 16 March 2005 prepared by Clifford Chance LLP (document number UK/204524105 with annexures) in relation to the European freehold and long term leasehold properties of the Group and addressed to, and/or capable of being relied upon by, the Arrangers and the Finance Parties.

“Environment” means all gases, air, vapours, liquids, water, land, surface and sub-surface soils, rock, flora, fauna, wetlands and all other natural resources or part thereof including artificial or manmade buildings, structures or enclosures.

“Environmental Consent” means any consent required under or in relation to Environmental Laws.

“Environmental Law” means any applicable law or directive concerning the Environment or health and safety which is at any time binding upon a member of the Group in the jurisdictions in which such member of the Group carries on business or operates (including, without limitation, by the export of its products or its waste thereto).

“Equity” has the meaning given to it in paragraph (b)(i) of Clause 4.1 (Initial Conditions Precedent).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that would be treated as a single employer with any Obligor or a subsidiary of any Obligor under Section 414 (b), (c), (m) or (o) of the Code.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“Euro Revolving Commitment” means:

(a)	in relation to the Original Lender, the amount in the Base Currency set opposite its name under the heading “Euro Revolving Commitment” in Part 4 of Schedule 1 (The Original Lender) and the amount of any other Euro Revolving Commitment transferred to it in accordance with this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Euro Revolving Commitment transferred to it in accordance with this Agreement,

to the extent not cancelled, reduced or transferred by it under or in accordance with this Agreement.

“Euro Revolving Facility” means the revolving credit facility denominated in Euro which is made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities).

“Euro Revolving Loan” means a loan made or to be made under the Euro Revolving Facility or the principal amount outstanding for the time being of that loan.

“Event of Default” means any event or circumstance specified as such in Clause 25 (Events of Default).

“Existing Lender” has the meaning given to it in Clause 26.1 (Assignments and transfers by the Lenders).

“Expiry Date” means for a Bank Guarantee, the last day of its Term.

“Facilities” means the Bridge Facility, the Term-out Facility, the Euro Revolving Facility and the Sterling Revolving Facility.

“Facility Agent’s Spot Rate of Exchange” means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market as of 11.00 a.m. on a particular day.

“Facility Office” means the office or offices notified by a Lender or an Issuing Bank to the Facility Agent in writing on or before the date it becomes a Lender or an Issuing Bank (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters between the Arrangers and the Obligors’ Agent (or the Facility Agent and the Obligors’ Agent or the Security Agent and the Obligors’ Agent) setting out any of the fees payable in relation to the Facilities including (but not limited to) those fees referred to in Clauses 17.2 (Arrangement fee), 17.3 (Agency fee) or 17.5 (Term-out Fee).

“Finance Documents” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter, any Selection Notice, any Utilisation Request, any Term-out Request, any Security Document, the Disclosure Letter, any Information Package Disclosure Letter, the Intercreditor Deed, any Ancillary Document, any Bank Guarantee, any Hedging Agreement (but excluding any Propco Hedging Agreement following the date the aggregate amount raised by the relevant Propco under a Property Financing is equal to or exceeds the notional amount hedged under the Propco Hedging Agreement to which such Propco is a party) and any other document designated as a Finance Document by the Facility Agent and the Obligors’ Agent.

“Finance Party” means the Facility Agent, any Arrangers, the Security Agent, a Lender, any Issuing Bank, any Hedge Counterparty, any Ancillary Lender or any Fronting Ancillary Lender.

“Financial Indebtedness” means any indebtedness in respect of or arising under:

(a)	moneys borrowed (including overdrafts); or

(b)	moneys raised including moneys raised under or pursuant to any debenture, bond (other than a performance or advance payment bond issued in the ordinary course of trading by one member of the Group in respect of its obligations or the obligations of another member of the Group), note or loan stock or other similar instrument; or

(c)	any acceptance credit; or

(d)	receivables sold or discounted (otherwise than on a non-recourse basis); or

(e)	the acquisition cost of any asset to the extent payable more than 270 days after the time of acquisition or possession by the person liable as principal obligor for the payment thereof where the deferred payment is arranged primarily as a method of raising finance or financing or refinancing the acquisition of the asset acquired; or

(f)	the sale price of any asset to the extent paid by the person liable more than 180 days before the time of sale or delivery (except any such arrangement entered into in the ordinary course of trading); or

(g)	finance leases, capital leases, credit sale or conditional sale agreements (whether in respect of land, buildings, plant, machinery, equipment or otherwise) which are treated as finance leases or capital leases in accordance with the Accounting Principles provided further that for the avoidance of doubt the lease obligations between any member of the Group and any Propco shall be treated as operating lease obligations, hence not capital or finance lease regardless of the accounting classification under the Accounting Principles; or

(h)	any amount due under any agreement for managing or hedging currency and/or interest rate and/or commodity risk provided that where such agreement provides for netting to occur, this paragraph (h) shall include the net amount of the payment obligation outstanding from the relevant member of the Group thereunder after such netting-off has occurred; or

(i)	the amount payable by any member of the Group to any person which is not a member of the Group in respect of the redemption of any share capital or other securities issued by it or any other member of the Group; or

(j)	amounts raised under any other transaction required to be accounted for as a borrowing under the Accounting Principles (but for the avoidance of doubt, excluding any pension deficits); or

(k)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any indebtedness falling within paragraphs (a) to (j) inclusive of this definition,

and so that, where the amount of Financial Indebtedness falls to be calculated or where the existence (or otherwise) of any Financial Indebtedness is to be established:

(i)	Financial Indebtedness owed by one member of the Group to another member of the Group shall not be taken into account;

(ii)	in relation to any bank accounts subject to netting arrangements permitted under this Agreement, the net balance shall be used; and

(iii)	for the purposes of calculating the financial covenants set out in Clause 23.2 (Financial Condition) Financial Indebtedness referred to in paragraph (b)(xi) of Clause 24.14 (Financial Indebtedness) shall be excluded.

“First Utilisation Date” means the first Utilisation Date under the Facilities or any of them.

“Fronted Ancillary Facility” has the meaning given to it in paragraph (e) of Clause 8.2 (Availability).

“Fronted Ancillary Facility Fee” has the meaning given to it in paragraph (e) of Clause 8.10 (Fronted Revolving Commitment).

“Fronted Ancillary Lender” has the meaning given to it in paragraph (e) of Clause 8.2 (Availability).

“Fronting Ancillary Lender” has the meaning given to it in paragraph (e) of Clause 8.2 (Availability).

“Fronted Revolving Commitment” means, in relation to a Lender and a Fronted Ancillary Facility, the Revolving Commitment of that Lender that is fronted under the Fronted Ancillary Facility, being the proportion of the amount of that Fronted Ancillary Facility notified to the Facility Agent pursuant to Clause 8.3 (Approval process) equal to the proportion borne by that Lender’s Available Commitment under the relevant Revolving Facility to the aggregate Available Commitment of all Lenders (other than the relevant Fronting Ancillary Lender) under the relevant Sterling Revolving Facility or Euro Revolving Facility (as applicable) on the date of such notification, to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Fronted Ancillary Facility.

“Fund” means any entity which is a fund, trust, limited partnership, limited liability company or other entity or corporation the assets of which are managed professionally for investment purposes on behalf of investors, shareholders, unit holders, partners, members or other participants (howsoever organised or described).

“Funds Flow Document” means the funds flow statement in the agreed form delivered pursuant to Part 1 of Schedule 2 (Conditions Precedent to Initial Utilisation) showing the funds flow on the First Utilisation Date and showing all material intra-Group on-loans relating to the proceeds of contributions of Equity made or to be made on or before that date and showing the payment of those agency and arrangement fees which are due and payable to the Facility Agent and the Arrangers on the First Utilisation Date.

“GAAP” means, in relation to any member of the Group, generally accepted accounting principles from time to time in the jurisdiction of such member of the Group’s incorporation.

“GB Merchant” means GB Merchant Partners, LLC.

“Group” means the Company and its Subsidiaries for the time being after having given effect to the immediate post-closing restructuring described in the Tax Structure Memorandum, but excluding any Propco.

“Guarantor” means the Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 27 (Changes to the Obligors).

“Hedge Counterparty” means a Lender or an Affiliate of a Lender or such other provider of currency or interest rate risk hedging which has become a party to the Intercreditor Deed as a Hedge Counterparty in accordance with the provisions of the Intercreditor Deed.

“Hedging Agreement” means:

(a)	any agreement entered into on the terms of the International Swaps and Derivatives Association Inc. 1992 or 2002 Master Agreement for the purposes of hedging:

(i)	currency or interest rate risk in respect of the Facilities; or

(ii)	currency exposure arising in the ordinary course of business,

in any such case entered into or to be entered into by any member of the Group and a Hedge Counterparty and not prohibited under this Agreement and any other hedging agreement entered into with a Hedge Counterparty with the prior approval of the Facility Agent; and

(b)	until the date on which the aggregate amount raised by the relevant Propco under a Property Financing is equal to or exceeds the notional amount hedged under the Propco Hedging Agreement to which such Propco is a party, any Propco Hedging Agreement.

“Holding Company” means, in relation to a body corporate or other entity, any other body corporate or other entity in respect of which it is a Subsidiary.

“Information Memorandum” means the document in a form to be agreed in relation, inter alia, to the Acquisition, the Group and the financing thereof (including, without limitation, the financial projections (if any) referred to therein), as amended and updated from time to time with the approval of the Obligors’ Agent and the Facility Agent.

“Information Memorandum Disclosure Letter” means in relation to the representation and warranty contained in Clause 21.17 (Information Package) any disclosure letter relating to the Information Package delivered to the Facility Agent by the Obligors’ Agent after the date of this Agreement and prior to the repetition of such representation and warranty.

“Information Package” means the Business Plan and the Information Memorandum.

“Intellectual Property” means all patents and patent applications, trade and service marks and trade and service mark applications, all brand and trade names, all copyrights and rights in the nature of copyright, all design rights, all registered designs and applications for registered designs, all trade secrets, know-how and all other intellectual property rights owned by members of the Group throughout the world or the interests of any member of the Group in any of the foregoing, and all rights under any agreements entered into by or for the benefit of any member of the Group relating to the use or exploitation of any such rights.

“Intercreditor Deed” means the intercreditor deed dated on or about the date of this Agreement to be entered into between the Parties and others regulating, among other things, the relationship between the Finance Parties and the holder of the UK Acquisition Note.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 16.1 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 16.6 (Default Interest).

“Investors” means the Sponsors (and/or funds managed or advised by any of them or by any Sponsors’ Affiliate) and any of their respective subsequent successors or permitted assigns or transferees.

“Issuing Bank” means Deutsche Bank AG, London Branch and any other Lender which agrees to issue a Bank Guarantee in accordance with Clause 6.5 (Issue of Bank Guarantees).

“Joint Venture” has the meaning given to it in Clause 24.18 (Joint ventures).

“Junior Liabilities” has the meaning given to it in the Intercreditor Deed.

“KKR” means Kohlberg, Kravis, Roberts & Co. Limited.

“Lender” means:

(a)	the Original Lender; and

(b)	any bank, financial institution, trust, Fund or other entity which has become a Party in accordance with Clause 26 (Changes to the Lenders),

provided that upon (i) termination in full of all of the Commitments of any Lender and (ii) payment in full of all amounts which may be or become payable to such Lender under the Finance Documents such Lender shall not be regarded as being a Lender for the purposes of determining whether any provision of any of the Finance Documents requiring consultation with or the consent or approval of or instructions from the Lenders, the Super Majority Lenders or the Majority Lenders has been complied with.

“Lender Accession Undertaking” means a lender accession undertaking delivered to the Security Agent in accordance with the Intercreditor Deed and substantially in the form of the annex to Schedule 4 (Form of Transfer Certificate).

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“Listing” has the meaning given to it in Clause 10.2 (Mandatory Prepayments on Change of Control).

“Loan” means a Term Loan or a Revolving Loan.

“Majority Lenders” means at any time:

(a)	a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (and for this purpose the amount of an Ancillary Lender’s or a Lender’s, as the case may be, Revolving Commitment shall not be reduced by the amount of its Ancillary Limit); or

(b)	if the Total Commitments have been reduced to zero, Lenders whose Commitments aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction).

“Mandatory Cost” means, in relation to a Loan or Unpaid Sum, the rate per annum notified by any Lender to the Facility Agent to be the cost to that Lender of compliance with all reserve asset, liquidity or cash margin or other like requirements of the Bank of England, the Financial Services Authority or the European Central Bank.

“Margin” means:

(a)	in relation to the Bridge Facility, for the period extending from the Closing Date to the sixth month anniversary of the Closing Date, 1.50 per cent. per annum, for the period extending from the date that is six months after the Closing Date to the nine-month anniversary of the Closing Date, 1.75 per cent. per annum and for the period extending from the date that is nine months after the Closing Date, 2.00 per cent. per annum; provided that if Closing does not occur within seven months from the date of this Agreement, then each of the foregoing Margins shall be increased by 0.25 per cent. per annum;

(b)	in relation to the Option A Term-out Facility Loan:

(i)	1.75 per cent. per annum, if the amount of Bridge Outstandings as at the Maturity Date of the Bridge Facility is equal to or less than U.S.$200 million (or such other amount up to U.S.$200 million as redenominated in Sterling and/or euro pursuant to the terms of Clause 13.3 (Redenomination)); or

(ii)	2.00 per cent. per annum, if the amount of Bridge Outstandings as at the Maturity Date of the Bridge Facility is greater than U.S.$200 million (or such other amount greater than U.S.$200 million as redenominated in Sterling and/or euro pursuant to the terms of Clause 13.3 (Redenomination));

(c)	in relation to any Revolving Loan, a percentage per annum calculated by reference to the level of outstanding Utilisations (and for this purpose any Utilisation not drawn in Euros will be converted into Euros at the Facility Agent’s Spot Rate of Exchange) calculated on a daily basis under the Revolving Facilities (including for the avoidance of doubt, any Utilisations made under the Revolving Facilities for the purposes of repaying any part of the Bridge Facility pursuant to paragraph (b)(i) of Clause 2.1 (The Facilities)) where such percentage per annum is set out in the table below opposite that level:

Outstanding Utilisations	Euro Revolving Facility Margin
€125 million or less	1.50%
€250 million or less, but more than €125 million	1.75%
more than €250 million	2.00%

(d)	in relation to any Unpaid Sum, the rate determined in accordance with Clause 16.6 (Default Interest).

“Margin Stock” shall have the meaning provided in Regulation U.

“Market Disruption Event” has the meaning given to it in Clause 15.4 (Change in Market Conditions).

“Material Adverse Effect” means an event or circumstance which (after taking account of any warranty, indemnity or other right of recourse against any third party with respect to the relevant event or circumstance (including, without limitation, coverage by insurances and any commitment by any person to provide any additional contribution of Equity, where “taking account of” will include a consideration of all relevant facts and circumstances including the timing and likelihood of successful recovery and potential counterclaims and other claims against any member of the Group with respect to the relevant event or circumstance and the creditworthiness of relevant third parties) has or would reasonably be expected to have a material adverse effect on:

(a)	the ability of the Obligors (taken as a whole) to meet (i) the payment obligations of the Obligors under the Finance Documents, or (ii) the financial covenants contained in Clause 23 (Financial Covenants) of this Agreement; or

(b)	the business, assets (as a whole) or financial condition of the Group taken as a whole; or

(c)	the validity or enforceability of the rights and remedies (taken as a whole) of the Lenders under the Finance Documents.

“Material Company” means Toys “R” Us Properties Limited and any other member of the Group which is a company or is a Holding Company of a company the earnings from ordinary activities before interest, Taxation, depreciation, amortisation and exceptional items (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) or gross assets of which exceed five per cent. (or ten per cent. for the period following the Term Repayment Date) of Consolidated EBITDA or consolidated gross assets, respectively, of the Group and for these purposes any calculation shall:

(a)	be made in accordance with the Accounting Principles;

(b)	in the case of a company which itself has Subsidiaries, be made by using the consolidated earnings from ordinary activities before interest, Taxation, depreciation, amortisation and exceptional items (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) or consolidated gross assets, as the case may be, of it and its Subsidiaries; and

(c)	be made by reference to the latest available quarterly financial information of the relevant Subsidiary and the Group.

“Material Intellectual Property” has the meaning given to it in Clause 21.13 (Intellectual Property).

“Maturity Date” means:

(a)	in relation to the Bridge Facility, the date falling one year after the First Utilisation Date;

(b)	in relation to the Option A Term-out Facility, the date falling four years after the Maturity Date for the Bridge Facility;

(c)	in relation to the Revolving Facility, the date falling five years after the First Utilisation Date.

“Merger Consideration” means the amounts payable to the former shareholders of Target following the conversion of the shares in Target into a right to receive cash as a result of the Acquisition.

“Minor Consents” has the meaning given to it in Clause 21.6 (Consents and Filings).

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period. “Monthly” shall be construed accordingly. The above rules will not, for the avoidance or doubt, apply in relation to any periods applicable to financial statements.

“Monthly Management Accounts” has the meaning given to it in Clause 22 (Information Undertakings).

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA which is maintained or contributed to by (or to which there is an obligation to contribute of) any Obligor or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which any Obligor or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Net Proceeds” means in relation to any disposal, the total consideration received in cash by any member or members of the Group in respect of the disposal to any person who is not a member of the Group of all or any part of the business, undertaking or assets of any member of the Group (including, without limitation, the amount of any debt owed to continuing members of the Group by any member of the Group disposed of which is repaid in connection with that disposal (other than working capital indebtedness)) but:

(a)	after deduction of the amount of any Tax incurred or (on the basis of professional Tax advice) reserved for in respect of the disposal and after deduction of closure, removal, relocation, reorganisation and restructuring costs incurred preparatory to and/or in consequence of, the disposal (all such costs, expenses and payments to be evidenced in reasonable detail by the Obligors’ Agent to the Facility Agent promptly upon request); and

(b)	after deduction of all other costs and expenses properly incurred by continuing members of the Group in effecting that disposal and net of provisions made in relation to potential indemnity, warranty and similar claims in connection with the disposal (all such costs, expenses and payments to be evidenced in reasonable detail by the Obligors’ Agent to the Facility Agent promptly upon request).

“New Lender” has the meaning given to it in Clause 26.1 (Assignments and transfers by the Lenders).

“Non-Obligor” means a member of the Wider Group which is not an Obligor.

“Obligor” means a Borrower or a Guarantor.

“Obligors’ Agent” means initially, the Original Borrower and, upon it becoming an Obligor, the Company, in each case in the capacity in which it has been appointed to act on behalf of each Obligor pursuant to Clause 35.4 (Obligors’ Agent).

“Option A Term-out Facility” has the meaning given to it in paragraph (c) of Clause 2.1 (The Facilities).

“Option A Term-out Facility Loans” means the loans made or to be made under the Option A Term-out Facility or the principal amount outstanding for the time being of those loans.

“Optional Currency” means

(i)	in relation to the Euro Revolving Facility or Sterling Revolving Facility a currency (other than the applicable Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies); and

(ii)	Sterling in relation to the Bridge Facility provided that amounts drawn in Sterling will be limited to the amount permitted under paragraph (a) of Clause 3.1 (Purpose).

“Option B Term-out Facility” has the meaning given to it in paragraph (c) of Clause 2.1 (The Facilities).

“Original Financial Statements” means:

(a)	in relation to the Original Obligors and each other Obligor listed in Part 2 and/or Part 3 of Schedule 1 (The Original Parties), the Business Plan; and

(b)	in relation to any other Obligor, its audited financial statements delivered to the Facility Agent as required by Clause 27 (Changes to the Obligors).

“Original Obligor” means the Original Borrower or the Original Guarantor.

“Paper Form Lender” has the meaning given to it in Clause 31.7 (Use of Websites).

“Parent” means Global Toys Acquisition Merger-Sub, Inc., a wholly-owned Subsidiary of the Ultimate Parent, incorporated under the laws of the State of Delaware with its registered office at 9 East Loockerman Street, #1-B, City of Dover, County of Kent, DE 19901, U.S.A. for the purpose of merging with Target, to include the entity formed as a result of the merger with the Ultimate Parent and the entity formed as a result of the merger giving rise to the Acquisition.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement (including by way of accession to this Agreement).

“Payment Currency” has the meaning given to it in Clause 18.1 (Currency indemnity).

“Permitted Acquisition” means the acquisition by a member of the Group (other than the Company) of any business or shares or other interests in a person where:

(a)	such acquisition and all transactions related thereto are consummated in accordance with applicable laws;

(b)	no Default is outstanding as at the date on which such acquisition is contracted or would occur as a consequence of the prospective acquisition (subject to a three month clean-up period in respect of events and circumstances relating to the entity to be acquired which occurred or were in existence prior to or at the date of the acquisition and would not have a Material Adverse Effect);

(c)	minority shareholders will continue to control no more than 15 per cent. of the equity share capital of any subsidiary to be acquired;

(d)	the principal business of the entity being acquired or the business being acquired falls within the general nature of business of the Group or is complementary to the business carried on by the Group;

(e)	the business to be acquired has no Security subsisting over its assets which is not otherwise permitted under this Agreement or (if not permitted) any such Security will be released within three months after the acquisition closes;

(f)	if any entity acquired constitutes a Material Company then to the extent and only to the extent required under the Agreed Security Principles (a) Security will be granted, by any member of the Group which acquires any shares or equity interests in it, over those shares or equity interests and (b) any such entity will become a Guarantor and grant Security over its assets in favour of the Security Agent as soon as practicable and by no later than the date falling 60 days after completion of such acquisition or investment;

(g)	copies of any due diligence reports prepared in connection with the acquisition are provided to the Lenders and the sale and purchase agreement is concluded on arm’s length terms;

(h)	the ratio of Consolidated Total Net Debt to Consolidated EBITDA of the Group calculated on a proforma basis giving effect to the acquisition or investment (and taking into account the Consolidated EBITDA of the target company or business to be acquired and projections by the Obligors’ Agent of any reasonably identifiable and supportable net cost savings, additional net cost or additional savings reasonably expected to result from such acquisition) shall be no greater than the ratio of Consolidated Total Net Debt to Consolidated EBITDA of the Group (after giving effect to the Acquisition and to the immediate post-closing restructuring described in the Tax Structure Memorandum and the U.S. Steps Memorandum) on the Closing Date; and

(i)	the aggregate amount of Permitted Acquisitions shall not exceed €50,000,000 for the period from the date of this Agreement until the Term Repayment Date.

“Permitted Indebtedness” means any Financial Indebtedness permitted (or not prohibited) under Clause 24.14 (Financial Indebtedness).

“Permitted Joint Venture” has the meaning given to it in Clause 24.18 (Joint ventures).

“Permitted Real Estate Disposal” means any disposal of any interest in any real estate by a member of the Group to any person who is not a member of the Group, provided that:

(a)	at the time such disposal is contracted to be made:

(i)	no Event of Default has occurred and is continuing; or

(ii)	so far as such member of the Group is aware (having considered the relevant provisions of this Agreement) no Event of Default would occur as a consequence of such disposal;

(b)	such disposal is made on arm’s length terms for a cash consideration payable as to at least 85 per cent. at the time of disposal of the relevant asset;

(c)	in the case of:

(i)	any real estate in the United Kingdom, Spain or France which is listed in the Property Valuation Report (1) an amount equal to not less 85 per cent. of the value attributed to that real estate in the Property Valuation Report (or, in the case of a sale of part only of any such real estate, a pro rata portion of such value) (or such lesser amount as is agreed to by the Majority Lenders) is applied to repay any amount outstanding under the Bridge Facility and (2) such real estate is leased back to a member of the Group on arm’s-length, market terms; or

(ii)	any other real estate, an amount equal to the Net Proceeds received in cash by a member of the Group from the disposal of such real estate is applied to repay any amount outstanding under the Bridge Facility; and

(d)	the Obligors’ Agent pays or procures the payment to the Arrangers of a prepayment fee equal the Relevant Percentage of the principal amount of the Bridge Facility repaid as a result of such disposal.

For the purpose of this definition, “Relevant Percentage” means a percentage equal to the percentage of the arrangement fee that would have been payable to the Arrangers in respect of a Property Financing Facility if a drawdown had occurred under a Property Financing Facility on the date of the relevant disposal.

“Permitted Reorganisation” means:

(a)	a re-organisation involving the business or assets of, or shares of (or other interests in), any member of the Group where:

(i)	all of the business, assets and shares of (or other interests in) the relevant members of the Group continue to be owned directly or indirectly by the Company, as the case may be, in the same or a greater percentage as prior to such re-organisation, other than:

(A)	the shares of (or other interests in) a member of the Group which has been merged into another member of the Group or wound up as a result of a Permitted Reorganisation; or

(B)	the business, assets and shares of (or other interests in) relevant members of the Group which cease to be owned:

(1)	as a result of a disposal or merger permitted under, but subject always to the terms of, this Agreement; or

(2)	as a result of a cessation of business or solvent winding-up of a member of the Group other than an Obligor or a Material Company (except for a solvent winding-up of a Material Company) which is not an Obligor in conjunction with a distribution of all or substantially all of its assets to its immediate shareholders or other investors); and

(ii)	the Lenders (or the Security Agent on their behalf) will continue to have the same or substantially equivalent guarantees and security over the same or substantially equivalent assets and over the assets and the shares of (or other interests in) the transferee or the entity surviving as a result of such reorganisation (ignoring for the purposes of assessing such equivalency any immaterial limitations required in accordance with the Agreed Security Principles) save to the extent such assets cease to exist or to be owned by members of the Group as referred to in paragraph (i) above; or

(b)	any re-organisation arising as a consequence of an undertaking in this Agreement;

(c)

any re-organisation referred to in the Tax Structure Memorandum (including without limitation any steps to be undertaken as are necessary to effect any Property Financing whether or not such steps are fully described in the Tax Structure Memorandum) or the U.S. Steps Memorandum, where the Lenders (or the Security Agent on their behalf) will continue to have the same or substantially equivalent guarantees and security over the same or substantially equivalent assets and over the assets and the shares of (or other interests in) the transferee or the entity surviving as a result of such reorganisation (ignoring for the purposes of assessing such equivalency any immaterial limitations required in accordance with the Agreed Security Principles) save to the extent such assets cease to exist or to be owned by members of the Group as referred to in the Tax Structure Memorandum or the U.S. Steps Memorandum, or as necessary to effect any such re-organisation; and

(d)	any other re-organisation involving one or more members of the Group approved by the Majority Lenders, and provided that, (i) in relation to the grant of any new guarantee or security or transfer of assets subject to security in connection with such a re-organisation the Security Agent shall have received legal opinions in relation to the guarantees and security satisfactory to it (acting reasonably) and (ii) where such reorganisation involves merging a Borrower with another entity, the surviving entity will have assumed or will continue to have liability for the obligations of the merged Borrower under the Finance Documents and will immediately become a Borrower (if not already) and such merger will have no material adverse impact on the interest of the Lenders.

“Permitted Security Interest” means any Security permitted (or not prohibited) under Clause 24.16 (Negative pledge).

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA maintained or contributed to by any Obligor or any ERISA Affiliate or to which any Obligor or any ERISA Affiliate is required to make any payment or contribution and each such plan which is subject to Title IV of ERISA for the five year period immediately following the latest date on which any Obligor or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Propco” means any newly formed Subsidiary of any member of the Group which is formed for the purpose of a Property Financing Facility which for the avoidance of doubt also includes UK Propco.

“Propco Hedging Agreement” means any hedging agreement entered into between a Propco and a Hedge Counterparty pursuant to Clause 24.10(a) (Hedging Agreements).

“Property Financing” means any senior secured property financing raised in the United Kingdom, France, Spain and/or other European jurisdictions by any member of the Group through one or more Propco formed by it and, for the avoidance of doubt, whether or not contemplated in the Tax Structure Memorandum.

“Property Financing Facility” means, in relation to any Property Financing, the property financing facility made or projected to be made, as the context may require, available under the facility agreement pursuant to which that Property Financing is raised.

“Property Valuation Report” means the property valuation report dated 30 June 2005 prepared by CB Richard Ellis in relation to the European freehold and long-term leasehold properties of the Group and addressed to, and/or capable of being relied upon by, the Arrangers and the Finance Parties.

“Quarterly Management Accounts” has the meaning given to it in Clause 22 (Information Undertakings).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is Sterling) the first day of that period;

(b)	(if the currency is euro) a Business Day that is two TARGET Days before the first day of that period or, in respect of the Quotation Day in relation to any Utilisation on the First Utilisation Date, the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period or, in respect of the Quotation Day in relation to any Utilisation on the First Utilisation Date, the first day of that period, unless, in the case of a Quotation Day other than one falling on the First Utilisation Date market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Recovering Finance Party” has the meaning given to it in Clause 29.1 (Payments to Finance Parties).

“Redenomination Date” means a date upon which all or part of the Bridge Loans are converted in Sterling and/or Euro, as the case may be, in accordance with Clause 13.3 (Redenomination).

“Redenomination Request” means a request given in accordance with Clause 13.3 (Redenomination) in relation to a redenomination of all or part of the Bridge Facility.

“Reference Banks” means the principal London offices of Deutsche Bank AG, London Branch, Barclays Bank PLC and The Royal Bank of Scotland PLC or such other banks as may be appointed by the Facility Agent in consultation with the Obligors’ Agent.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Relevant Interbank Market” means in relation to euro, the European interbank market, and in relation to any other currency, the London interbank market.

“Repayment Dates” means each date on which any principal is due for repayment under paragraph (a) or (b) of Clause 9.1 (Repayment of Term Loans) and 9.2 (Repayment of Revolving Loans).

“Repeating Representations” means those representations referred to in Clause 21.28 (Repetition) which are repeated on the dates set out in that Clause.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA or the related regulations other than an event in relation to which the requirement to give notice of that event is waived by any regulation.

“Reports” means the Accountants’ Report, the Due Diligence Report, the Property Valuation Report and the Tax Structure Memorandum.

“Resignation Letter” means a letter substantially in the form set out in Schedule 6 (Form of Resignation Letter).

“Retiring Guarantor” has the meaning given to it in Clause 19.8 (Release of Guarantor’s right of contribution).

“Revolving Commitment” means the Euro Revolving Commitment and the Sterling Revolving Commitment.

“Revolving Facility” means the Euro Revolving Facility and the Sterling Revolving Facility.

“Revolving Loan” means a Euro Revolving Loan or a Sterling Revolving Loan.

“Revolving Utilisation” means a Revolving Loan or a Bank Guarantee.

“Rollover Loan” means one or more Revolving Loans:

(a)	made or to be made on the same day that:

(i)	a maturing Revolving Loan is due to be repaid; or

(ii)	a demand by the Facility Agent or the Issuing Bank pursuant to a drawing in respect of a Bank Guarantee is due to be met;

(b)	the aggregate amount of which is equal to or less than the maturing Revolving Loan or the relevant claim in respect of that Bank Guarantee;

(c)	in the same currency as the maturing Revolving Loan (unless it arose as a result of the operation of Clause 13.2 (Response to Request for an Optional Currency)) or the relevant claim in respect of that Bank Guarantee; and

(d)	made or to be made to the same Borrower for the purpose of:

(i)	refinancing a maturing Revolving Loan; or

(ii)	satisfying the relevant claim in respect of that Bank Guarantee.

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and Interest Period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant Interest Period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Obligors’ Agent and the Lenders.

“Security” means any mortgage, charge (fixed or floating), standard security, pledge, lien, hypothecation, security trust, assignment by way of security, reservation of title, or any other security interest whatsoever, howsoever created or arising or any other agreement or arrangement (including the establishment of any rights of set-off) entered into for the purposes of conferring security or placing the beneficiary of such agreement or arrangement in a preferred position in an insolvency vis-à-vis other unsecured creditors (including, without limitation, a sale and repurchase arrangement entered into for such purposes).

“Security Documents” means each of the following documents:

(a)	the charges, pledges and assignments and other Security Documents identified in and delivered to the Facility Agent under paragraph 2(b) of Part 1 of Schedule 2 (Conditions Precedent to Initial Utilisation), under paragraph 12 of Part 2 of Schedule 2 (Conditions Precedent Required to be Delivered by an Additional Obligor) and under Part 3 of Schedule 2 (Security Documents and Security Related Documents to be delivered by Obligors/Additional Obligors); and

(b)	any other document entered into by any person creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors to the Finance Parties under any of the Finance Documents.

“Selection Notice” means a notice substantially in the form set out in Part 3 of Schedule 3 (Selection Notice applicable to a Term Loan) given in accordance with Clause 16.1 (Interest Periods) in relation to a Term Facility.

“Senior Management” means Antonio Urcelay, David Rurka, Frank Muzika and Michael Taylor.

“Specified Sovereign” means the United States of America or any member state of the European Union as comprised on 1 January 2004.

“Specified Time” means a time determined in accordance with Schedule 8 (Timetables).

“Sponsors” means, together, KKR, Bain, Vornado, GB Merchant and each of their group undertakings or respective funds, trusts or partnerships advised or managed by any of them.

“Sponsors’ Affiliate” means, in relation to any Sponsor, any of its Holding Companies or Subsidiaries or any other Subsidiary of any of its Holding Companies and includes any fund or partnership represented, managed or controlled by any Sponsor or any of their respective Sponsors’ Affiliates and any Sponsors’ Affiliate of any such fund or partnership but does not include any portfolio company of any

Sponsor or of any Affiliate of any Sponsor and, in the context of a person or persons achieving or having control over another person, “control” for the purposes of this definition means the person or persons acting in concert controlling, or being able to control, the composition of the board of directors or equivalent management board of that other person or the person or persons acting in concert in accordance with whose directions a majority of the board of directors or equivalent management board of that other person are or become accustomed to act.

“Sterling Revolving Commitment” means:

(a)	in relation to the Original Lender, the amount in the Base Currency set opposite its name under the heading “Sterling Revolving Commitment” in Part 4 of Schedule 1 (The Original Lenders) and the amount of any other Sterling Revolving Commitment transferred to it in accordance with this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Sterling Revolving Commitment transferred to it in accordance with this Agreement,

to the extent not cancelled, reduced or transferred by it under or in accordance with this Agreement.

“Sterling Revolving Facility” means the revolving credit facility denominated in Sterling which is made available under this Agreement as described in paragraph (a)(ii)(2) of Clause 2.1 (the Facilities).

“Sterling Revolving Loan” means a loan made or to be made under the Sterling Revolving Facility or the principal amount outstanding for the time being of that loan.

“Structure Chart” means the chart in the agreed form showing the pre-and post-Acquisition structure of the Wider Group and the shareholdings therein (including any minority interests and joint ventures) and showing all material intra-group on-loans relating to the proceeds of the U.S. Financing and the Bridge Facility all of which may be an integral part of the Tax Structure Memorandum rather than a separate document.

“Subsidiary” means, in relation to any person, any corporation, any entity or any partnership), which is controlled directly or indirectly by that person and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time, and “control” for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to direct management to comply with the type of material restrictions and obligations contemplated in this Agreement or to determine the composition of a majority of the board of directors (or like board) of such entity, in each case whether by virtue of ownership of share capital, contract or otherwise, but, in relation to any member of the Group, excluding any Propco.

“Super Majority Lenders” means, at any time:

(a)	a Lender or Lenders whose Commitments aggregate more than 90 per cent. of the Total Commitments (and for this purpose the amount of an Ancillary Lender’s or a Lender’s, as the case may be, Revolving Commitment shall not be reduced by the amount of its Ancillary Limit); or

(b)	if the Total Commitments have been reduced to zero, whose Commitments aggregated more than 90 per cent. of the Total Commitments immediately prior to that reduction.

“Syndication Date” has the meaning given to it in Clause 16.1 (Interest Periods).

“Tangible Net Assets” means tangible net assets calculated in accordance with the Accounting Principles.

“Target” means Toys “R” Us Inc.

“Target Business” means the business and operations of the Target Group.

“Target Group” means those Subsidiaries of the Target immediately prior to the Closing Date which become or are intended to become members of the Group.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax Structure Memorandum” means the tax structuring paper dated 24 June 2005 prepared by Deloitte & Touche LLP entitled “Project Toddler: Tax Structure Memorandum” relating to the Acquisition and the proposed changes in the Group structure occurring in anticipation of the Acquisition and following Closing and addressed to, and/or capable of being relied upon by, the Arrangers and the Finance Parties.

“Taxes” includes all present and future income and other taxes, levies, imposts, duties, or other charges or withholdings of a similar nature wheresoever imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein and together with interest thereon and penalties and fines with respect thereto, if any, payable in connection with any failure to pay or delay in any payments made on or in respect thereof and “Tax” and “Taxation” shall be construed accordingly.

“Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Bank Guarantee.

“Term Facility” means the Bridge Facility or the Term-out Facility.

“Term Loan” means a Bridge Loan or a Term-out Facility Loan.

“Term-out Commitment” means:

(a)	in relation to any Lender to whom any Bridge Outstandings are owed immediately prior to the Maturity Date of the Bridge Facility, the amount described in paragraph (f) of Clause 2.3 (Basis of Participation) together with the amount of any other Term-out Commitment transferred to it in accordance with this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Term-out Commitment transferred to it in accordance with this Agreement,

to the extent not cancelled, reduced or transferred by it under or in accordance with this Agreement.

“Term-out Facility” means the Option A Term-out Facility.

“Term-out Facility Loan” means the Option A Term-out Facility Loans.

“Term-out Request” means a notice substantially in the form set out in Part 4 of Schedule 3 (Term-out Request).

“Term Repayment Date” means the date upon which the aggregate outstandings under the Bridge Facility or the Option A Term-out Facility have been reduced to not more than U.S.$25,000,000 (or its currency equivalent) and, for such purpose any proposed utilisation of the Revolving Facilities for the purpose of repaying any part of the Bridge Facility (as set out in a Term-out Request) shall be deemed to apply to reduce such outstandings as at the date of the Term-out Request.

“Third Party Disposal” has the meaning given to it in Clause 27.3 (Resignation of an Obligor).

“Total Bridge Commitments” means the aggregate of the Bridge Commitments.

“Total Commitments” means the aggregate of the Total Bridge Commitments (or to the extent such amounts have been converted into a Term-out Facility, the Total Term-out Commitments) and the Total Revolving Commitments.

“Total Euro Revolving Commitments” means the aggregate of the Euro Revolving Commitments.

“Total Revolving Commitments” means the Total Euro Revolving Commitments and the Total Sterling Revolving Commitments.

“Total Sterling Revolving Commitments” means the aggregate of the Sterling Revolving Commitments.

“Total Term-out Commitments” means the aggregate of the Term-out Commitments.

“Transaction” means the Acquisition and the financing thereof and the other transactions contemplated by the Transaction Documents.

“Transaction Costs” means all fees, costs and expenses and stamp, transfer, registration, notarial and similar Taxes incurred by the Ultimate Parent, the Parent, the

Company or any of their respective Subsidiaries in connection with the Transaction, any Permitted Reorganisation referred to in the Tax Structure Memorandum, or the U.S. Steps Memorandum and any amounts payable in connection with the refinancing of existing Financial Indebtedness of the Target Group.

“Transaction Documents” means the Finance Documents and the Acquisition Documents.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent and/or any other Finance Party pursuant to the Security Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Obligors’ Agent.

“Transfer Date” means, in relation to any Transfer Certificate, the date for making the transfer as specified in the Transfer Certificate.

“Treaty Lender” has the meaning given to it in Clause 14.1 (Tax Definitions).

“UK Acquisition Note” means the U.S.$1,200 million promissory note issued by UK Newco on or about the Closing Date in favour of the Company in partial consideration for UK Newco’s acquisition of the UK Target Group from the Company, all as contemplated in the Tax Structure Memorandum (such note to be subsequently distributed to the Parent as contemplated in the Tax Structure Memorandum).

“UK Newco” means Toys “R” Us (UK) Limited, a company incorporated in England with company number 05410173 and its registered office at Mitre House, 160 Aldersgate Street, London EC1A 4DD.

“UK Propco” means Toys “R” Us Properties (UK) Limited, a company incorporated in England with company number 05410177 and registered office at Mitre House, 160 Aldersgate Street, London EC1A 4DD.

“UK Target Group” means, collectively, Toys “R” Us Holdings PLC and its business, assets and Subsidiaries.

“Ultimate Parent” means Global Toys Acquisition, LLC, a limited liability corporation, directly or indirectly controlled by the Sponsors or Sponsors’ Affiliates, formed under the laws of the State of Delaware with its registered office at 9 East Loockerman Street, #1-B, City of Dover, County of Kent, DE 19901, U.S.A.

“Unfunded Current Liability” means, in relation to any Plan, the amount, if any, by which the value of the accumulated plan benefits under that Plan determined in accordance with the Plan’s ongoing actuarial assumptions, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“U.S. Financing” means, collectively, one or more financing arrangements in an amount of up to approximately U.S.$4,500 million raised by U.S. Subsidiaries of the Parent to part finance the Acquisition.

“U.S. Steps Memorandum” means the corporate and financing memorandum dated 20 July 2005 prepared by Deloitte & Touche LLP entitled “Project Toddler Corporate and Financing Structure Memorandum” relating to the Acquisition, the U.S. Financing and the proposed changes in the Wider Group Structure occurring in anticipation of the Acquisition and following Closing.

“Utilisation” means a Loan or a Bank Guarantee.

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” means a notice substantially in the form set out in Part 1 and Part 2 of Schedule 3 (Requests).

“VAT” is a reference to value added tax as provided for in the Value Added Tax Act 1994 and legislation supplemental thereto and any other tax levied in accordance with the Sixth Council Directive of 17 May 1977 on the harmonization of the laws of Member States relating to turnover taxes (77/388/EEC) as implemented in the EU Member States under their respective value added tax legislation and legislation supplemental thereto.

“Vornado” means Vornado Realty Trust.

“Website Lenders” has the meaning given to it in Clause 31.7 (Use of Websites).

“Wider Group” means the Parent and its Subsidiaries for the time being, including (after Closing) the Target and its Subsidiaries.

1.2	Construction

(a)	Unless a contrary indication appears a reference in this Agreement to:

(i)	the “Facility Agent”, the “Arrangers”, the “Security Agent”, any “Finance Party”, any “Lender”, any “Issuing Bank”, any “Obligor, any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as a security agent or trustee in accordance with the Finance Documents;

(ii)	an “agency” of a state includes any local or other authority, self regulating or other recognised body or agency, central or federal bank, department, government, legislature, minister, ministry, self regulating organisation, official or public or statutory person (whether autonomous or not) of, or of the government of, that state or any political sub-division in or of that state;

(iii)	a document in “agreed form” is a document which is in a form agreed and/or approved on or before the date of this Agreement by the

Obligors’ Agent and the Facility Agent or, if not so agreed or approved, as approved or agreed by the Facility Agent (acting reasonably);

(iv)	an “agreement” includes any legally binding agreement, arrangement, concession, contract, deed or franchise (in each case whether oral or written);

(v)	“assets” includes property and rights of every kind, present, future and contingent (including uncalled share capital);

(vi)	“Barclays Capital” is a reference to the investment banking division of Barclays Bank PLC;

(vii)	“continuing” in relation to an Event of Default or Default shall be construed as a reference to such an event which is continuing unremedied or unwaived (and, in relation to an Event of Default arising as a result of the breach of any of Clauses 23.2(a) or 23.2(b), such Event of Default shall be deemed not to be continuing if, on any subsequent testing date for any such financial covenant pursuant to Clause 23 (Financial Covenants), the Group is in compliance with all its obligations under Clause 23 (Financial Covenants), it being acknowledged by the Parties hereto that any Event of Default shall be deemed to be continuing for the purposes of this Agreement unless the Facility Agent has not exercised any of its rights under Clause 25.20 (Acceleration) in relation to such Event of Default prior to any such subsequent testing date);

(viii)	“currency equivalent” means the equivalent in the Base Currency of an amount in another currency as determined by reference to the Facility Agent’s Spot Rate of Exchange;

(ix)	a “directive” includes any regulation, rule, official directive, order, request or guideline (whether or not having the force of law but if not having the force of law being one with which it is the practice of the relevant person to comply) of any agency of any state;

(x)	a “filing” includes any relevant filing, registration, recording or notice (and references to making or renewing “filings” shall be construed accordingly) required by law or regulation;

(xi)	a “guarantee” includes other than, for the avoidance of doubt, where such term is used in Clause 19 (Guarantee and Indemnity):

(A)	an indemnity; and

(B)	any other obligation (whatever called) of any person:

(I)	to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other investments, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person; or

(II)	to be responsible for the performance of any obligations by or the solvency of any other person,

(and “guaranteed” and “guarantor” shall be construed accordingly);

(xii)	the “European interbank market” means the interbank market for euro operating in Participating Member States;

(xiii)	references to “incorporation” includes references to “organisation” or “formation” (and references to “incorporated” shall be construed accordingly);

(xiv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xv)	a “participation” of a Lender in:

(A)	a Loan, means the amount of such Loan which such Lender has made or is to make available and thereafter that part of the Loan which is owed to such Lender; or

(B)	a Bank Guarantee, means such Lender’s actual and contingent liabilities in respect of such Bank Guarantee pursuant to paragraph (b) of Clause 7.8 (Indemnities) or, in the case of the Issuing Bank in respect of such Bank Guarantee, that portion of any actual or contingent liability under such Bank Guarantee which is not the subject of an indemnity under paragraph (b) of Clause 7.8 (Indemnities);

(xvi)	“reservations” means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation on enforcement as a result of laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws affecting the rights of creditors generally, the time-barring of claims under applicable statutes of limitation, rules against penalties and similar principles and generally applicable limitations of law which are provided for as qualifications in the legal opinions delivered to the Facility Agent pursuant to Clause 4.1 (Initial Conditions Precedent), Schedule 2 (Conditions Precedent) or delivered in relation to any Security Document or pursuant to Clauses 7.5 (Cash Cover), 24.19 (Disposals), 27.2 (Additional Borrowers), 27.3 (Resignation of an Obligor) and 27.4 (Additional Guarantors and Transaction Security);

(xvii)	“unwaived” means not expressly waived in writing by the Facility Agent (having confirmed that it is acting on the instructions of the Majority Lenders, the Super Majority Lenders or all the Lenders, as the case may be);

(xviii)	a “wholly-owned Non-Obligor”, a “wholly-owned Subsidiary” or a “wholly-owned member of the Group” means a member of the Group 90 per cent. or more of the entire issued share capital of which is owned, directly or indirectly, by the Parent;

(xix)	a provision of law is a reference to that provision as amended, restated or re-enacted; and

(xx)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Borrower “repaying” or “prepaying” (or any derivative form thereof) a Bank Guarantee or any Ancillary Outstandings in respect of a Contingent Liability means:

(i)	that Borrower providing cash cover for that Bank Guarantee or in respect of the Ancillary Outstandings or the Borrower complies with its obligations under Clause 7.1 (Immediately payable) and/or paragraph (b) of Clause 7.7 (Claims under a Bank Guarantee);

(ii)	the maximum amount payable under or in respect of the Bank Guarantee or Ancillary Outstandings being reduced or cancelled in accordance with its terms or otherwise reduced or cancelled in a manner satisfactory to the Issuing Bank in respect of such Bank Guarantee, Lender, Ancillary Lender or, as the case may be, Fronting Ancillary Lender (in each case, acting reasonably); or

(iii)	the Issuing Bank in respect of such Bank Guarantee, Lender, Ancillary Lender or, as the case may be, Fronting Ancillary Lender (in each case, acting reasonably) being satisfied that it has no further liability under or in respect of that Bank Guarantee or Ancillary Outstandings, and the amount by which a Bank Guarantee is, or Ancillary Outstandings are, repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover or reduction.

(e)	A Lender funding its participation in a Utilisation includes a Lender participating in a Bank Guarantee.

(f)	An outstanding amount of a Bank Guarantee at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Bank Guarantee at that time.

(g)	Save where a contrary intention appears, in this Agreement:

(i)	a reference to any agreement (including, without limitation, any of the Finance Documents) is to be construed as a reference to that agreement as it may from time to time be amended, varied, supplemented, restated or novated but excluding for this purpose any amendment, variation, supplement or modification which is contrary to any provision of any of the Finance Documents including, for the avoidance of doubt, any amendment of any agreement referred to as being in the agreed form or dated on the date of this Agreement;

(ii)	a reference to a statute or statutory instrument or any provision thereof is to be construed as a reference to that statute or statutory instrument or such provision thereof as the same may have been, or may from time to time hereafter be, amended or re-enacted;

(iii)	the index to and the headings in this Agreement are inserted for convenience only and are to be ignored in construing this Agreement;

(iv)	words importing the plural shall include the singular and vice versa;

(v)	in the event that compliance with any monetary limit specified in this Agreement (other than Clause 23 (Financial Covenants)) shall fall to be determined any conversion from any currency to another currency necessary for that purpose shall be by reference to the Facility Agent’s Spot Rate of Exchange on the date of determination; and

(vi)	in determining whether a Subsidiary is a wholly owned Subsidiary, no account shall be taken of any minority shareholding required by law.

(h)	A Borrower providing “cash cover” means whenever a Borrower is obliged under the terms of this Agreement to provide cash cover in respect of any Contingent Liability, that Borrower shall on the date for such provision of such cash cover pay the relevant amount in the currency of the relevant Bank Guarantee to the credit of a Cash Collateral Account with the Issuing Bank which issued such Bank Guarantee on the basis that the only withdrawals which may be made from such account are withdrawals to pay the Issuing Bank amounts due and payable to it under this Agreement following any payment made by it under such Bank Guarantee (unless the relevant Bank Guarantee is repaid or prepaid as contemplated in paragraphs (d)(ii) or (d)(iii) above or any such withdrawal is made by the Issuing Bank at the direction, and on behalf of the relevant Obligor for the purpose of satisfying any and all of the liabilities which are the subject of such Bank Guarantees) and, for the purposes of this Agreement, the Contingent Liability under a Bank Guarantee shall be deemed to be cash covered to the extent of any such provision of cash cover.

1.3	Currency Symbols and Definitions

“$”, “U.S.$”, “US$”, “US Dollar” and “US Dollars” denote lawful currency of the United States of America, “€”, “EUR”, “Euro”, “Euros”, “euro” and “euros” mean the single currency unit of the Participating Member States, “£” and “Sterling” means the lawful currency of the United Kingdom and “Australian $” means the lawful currency of Australia.

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of any Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary any Finance Document at any time.

2.	THE FACILITIES

2.1	The Facilities

(a)	Subject to the terms of this Agreement, the Lenders make available:

(i)	to UK Newco and Toys “R” Us Limited (following its accession to this Agreement), a bridge term loan facility in an aggregate amount equal to the Total Bridge Commitments being the equivalent of U.S.$1,000,000,000 at the date of this Agreement; and

(ii)	to the Borrowers:

(1)	a multicurrency revolving credit facility in an aggregate amount equal to the Euro Revolving Commitments being up to the equivalent of €145,000,000 as at the date of this Agreement; and

(2)	a multicurrency revolving credit facility in an aggregate amount equal to the Sterling Revolving Commitments being up to the equivalent of £95,000,000 as at the date of this Agreement.

(b)	Subject to the terms of this Agreement, provided that the Company is not in default of its obligations under paragraph (b) of Clause 24.13 (Merger) of this Agreement, if there remain or will remain any Bridge Outstandings on the Maturity Date of the Bridge Facility in an amount equal to or less than U.S. $300 million (or such other amount up to U.S. $300 million as redenominated in Sterling and/or euro pursuant to the terms of Clause 13.3 (Redenomination)) then:

(i) (A)	if on the Maturity Date of the Bridge Facility the amount of Bridge Outstandings is or will be equal to or less than U.S.$200 million (or such other amount up to U.S.$200 million as redenominated in Sterling and/or euro pursuant to the terms of Clause 13.3 (Redenomination)), UK Newco and/or Toys “R” Us Limited shall be permitted to make one or more Utilisations under the Revolving Facility in an aggregate amount of up to U.S.$50 million (or such other amount equal to U.S.$50 million as redenominated in Sterling and/or euro pursuant to the terms of Clause 13.3 (Redenomination)) and to apply the proceeds thereof in or towards repaying the Bridge Outstandings; or

(B)	if on the Maturity Date of the Bridge Facility the amount of Bridge Outstandings is or will be greater than U.S.$200 million (or such other amount greater than U.S.$200 million as redenominated in Sterling and/or euro pursuant to the terms of Clause 13.3 (Redenomination)), UK Newco and/or Toys “R” Us Limited shall be permitted to make one or more Utilisations under the Revolving Facility in an aggregate amount of up to U.S.$100 million (or such other amount equal to U.S.$100 million as redenominated in Sterling and/or euro pursuant to the terms of Clause 13.3 (Redenomination)) and to apply the proceeds thereof in or towards repaying the Bridge Outstandings; and

(ii)	if after the application of any Utilisations drawn under sub-paragraph (b)(i) above, there remain any Bridge Outstandings, the aggregate amount of such Bridge Outstandings will be converted on the Maturity Date of the Bridge Facility into a senior secured term facility (the “Option A Term-out Facility”), provided that, in no circumstances shall the aggregate principal amount drawn under the Revolving Facility pursuant to sub-paragraphs (i)(A) or (B) above and outstandings under the Option A Term-out Facility pursuant to sub-paragraph (ii) above, exceed U.S.$300 million (or such other amount equal to U.S.$300 million as redenominated in Sterling and/or euro pursuant to the terms of Clause 13.3 (Redenomination)).

(c)	Subject to the terms of Schedule 15 (Option B Term-out Facility Summary Terms and Conditions) of this Agreement provided that the Company is not in default of its obligations under paragraph (b) of Clause 24.13 (Merger) of this Agreement, if there remain or will remain any Bridge Outstandings on the Maturity Date of the Bridge Facility in an amount which is greater than U.S.$300 million (or such other amount which is greater than U.S.$300 million as redenominated in Sterling and/or euro pursuant to the terms of Clause 13.3 (Redenomination)), a portion of the Bridge Outstandings not exceeding U.S.$850 million (or such other amount up to U.S.$850 million as redenominated in Sterling and/or euro pursuant to the terms of Clause 13.3 (Redenomination)) will on the Maturity Date of the Bridge Facility, be converted into a senior secured term facility (the “Option B Term-out Facility”).

(d)	Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to any of the

Borrowers in place of all or part of its Commitment under the Revolving Facility for so long as and for the amount of such Ancillary Lender’s Ancillary Commitments from time to time.

(e)	Subject to the terms of this Agreement and the Ancillary Documents, a Fronting Ancillary Lender may make available a Fronted Ancillary Facility to any of the Borrowers in an amount equal to the aggregate of the relevant Fronted Revolving Commitments from time to time, provided that the provisions of Clause 8 (Ancillary Facilities) are complied with.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Basis of Participation

Subject to the other provisions of this Agreement:

(a)	each Lender under the Bridge Facility will participate in each Bridge Facility Loan in the proportion which its Bridge Commitment bears to the Total Bridge Commitments as at the relevant Utilisation Date;

(b)	each Lender under the Euro Revolving Facility will participate in each Euro Revolving Loan in the proportion which its Euro Revolving Commitment bears to the Total Euro Revolving Commitments as at the relevant Utilisation Date;

(c)	each Lender under the Sterling Revolving Facility will participate in each Sterling Revolving Loan in the proportion which its Sterling Revolving Commitment bears to the Total Sterling Revolving Commitments as at the relevant Utilisation Date.

(d)	each Lender under the Euro Revolving Facility will participate (in the case of each Lender other than the Issuing Bank by way of counter-indemnity in favour of the relevant Issuing Bank pursuant to Clause 7.8 (Indemnities)) in each Bank Guarantee, in the proportion which its Euro Revolving Commitments bears to the Total Euro Revolving Commitments as at the relevant Utilisation Date; and

(e)	each Lender under the Sterling Revolving Facility will participate (in the case of each Lender other than the Issuing Bank by way of counter-indemnity in favour of the relevant Issuing Bank pursuant to Clause 7.8 (Indemnities)) in each Bank Guarantee, in the proportion which its Sterling Revolving Commitment bears to the Total Sterling Revolving Commitment as at the relevant Utilisation Date;

(f)	each Lender under the Bridge Facility will participate in the Term-out Facility (and in each Term-out Facility Loan) in the same proportion which its Bridge Commitment bears to the Total Bridge Commitments, in each case, as at the Maturity Date of the Bridge Facility.

For the purposes of Clauses 2.5 (Lending Affiliates) and this Clause 2.3 (Basis of Participation) and determining the Lenders’ respective participations in Utilisations under the Euro Revolving Facility or the Sterling Revolving Facility (as the case may be):

(i)	in the case of the Euro Revolving Facility, the Euro Revolving Commitment of each Ancillary Lender and/or each Fronted Ancillary Lender, as the case may be, will be reduced by the amount of its Ancillary Commitment under the Euro Revolving Facility or, in the case of any Fronted Ancillary Lender, its Fronted Revolving Commitment under the Euro Revolving Facility, and the Total Euro Revolving Commitments will (subject as provided in Clause 8.5 (Refinancing of Ancillary Facility)) be reduced by the aggregate of total Ancillary Commitments or total Fronted Revolving Commitments, as the case may be, under the Euro Revolving Facility, in each case as at the relevant Utilisation Date; and

(ii)	in the case of the Sterling Revolving Facility, the Sterling Revolving Commitment of each Ancillary Lender and/or each Fronted Ancillary Lender, as the case may be, will be reduced by the amount of its Ancillary Commitment under the Sterling Revolving Facility or, in the case of any Fronted Ancillary Lender, its Fronted Revolving Commitment under the Sterling Revolving Facility, and the Total Sterling Revolving Commitments will (subject as provided in Clause 8.5 (Refinancing of Ancillary Facility)) be reduced by the aggregate of total Ancillary Commitments or total Fronted Revolving Commitments, as the case may be, under the Sterling Revolving Facility in each case, as at the relevant Utilisation Date.

2.4	Facility Offices

(a)	Subject as provided in Clause 2.5 (Lending Affiliates) below, each Lender will participate in each Utilisation through its Facility Office.

(b)	Subject as provided in paragraph (d) of Clause 2.5 (Lending Affiliates) below, any Lender may only use its nominated Facility Office for the purposes of making any particular Utilisation or any particular type of Utilisation to an Obligor.

2.5	Lending Affiliates

(a)	A Lender may nominate a branch or Affiliate to discharge its obligations to participate in one or more Utilisation:

(i)	in this Agreement; or

(ii)	in the Transfer Certificate pursuant to which such Lender becomes a Party.

(b)	Any branch or Affiliate nominated by a Lender to participate in a Utilisation shall:

(i)	participate in compliance with the terms of this Agreement; and

(ii)	be entitled, to the extent of its participation, to all the rights and benefits of a Lender under the Finance Documents provided that such rights and benefits shall be exercised on its behalf by its nominating Lender save where law or regulation requires the branch or Affiliate to do so.

(c)	Each Lender shall remain liable and responsible for the performance of all obligations assumed by a branch or Affiliate on its behalf and non-performance of a Lender’s obligations by its branch or Affiliate shall not relieve such Lender from its obligations under this Agreement.

(d)	No Obligor shall be liable to pay any amount being required to be paid by an Obligor under Clause 14 (Taxes) or Clause 15.2 (Increased Costs) (arising as a result of laws or regulations in force or known to be coming into force on the date the relevant branch or Affiliate was nominated) in excess of the amount it would have been obliged to pay if that Lender had not nominated its branch or Affiliate to participate in the Facilities or, to the extent that such Lender nominated such Affiliate for particular Utilisations in the Transfer Certificate pursuant to which such Lender became a Party, in excess of the amount which it would have been obliged to pay had it continued to make the relevant type of Utilisations through that Affiliate. Each Lender shall promptly notify the Facility Agent and the Obligors’ Agent of the Tax jurisdiction from which its branch or Affiliate will participate in the relevant Utilisations and such other information regarding that branch or Affiliate as the Obligors’ Agent may reasonably request.

(e)	Any notice or communication to be made to a branch or an affiliate of a Lender pursuant to Clause 31 (Notices and Confidentiality):

(i)	may be served directly upon the branch or Affiliate, at the address supplied to the Facility Agent by the nominating Lender pursuant to its nomination of such branch or Affiliate, where the Lender or the relevant branch or Affiliate requests this in order to mitigate any legal obligation to deduct withholding Tax from any payment to such branch or Affiliate or any payment obligation which might otherwise arise pursuant to Clause 15 (Change in Circumstances); or

(ii)	in any other circumstance, may be delivered to the Facility Office of the Lender.

(f)	If a Lender nominates an Affiliate, that Lender and that Affiliate:

(i)	will be treated as having a single Commitment (being the Commitment of that Lender) but for all other purposes other than those referred to in paragraphs (c) and (e)(ii) above will be treated as separate Lenders; and

(ii)	will be regarded as a single Lender for the purpose of (A) voting in relation to any matter in connection with a Finance Party or (B) compliance with Clause 26.1 (Assignments and transfers by the Lenders).

2.6	Enforcement of Rights

Subject to any provision of the Finance Documents to the contrary, each Finance Party has the right to protect and enforce its rights arising out of the Finance Documents and it will not be necessary for any other Finance Party to be joined as an additional party in any proceedings brought for the purpose of protecting or enforcing such rights.

3.	PURPOSE

3.1	Purpose

(a)	Toys “R” Us Limited will apply amounts borrowed by it under the Bridge Facility in Sterling (a “Bridge Sterling Advance”) towards the repayment of Financial Indebtedness of the UK Target Group existing as at the Closing Date and the payment of (A) the fee payable pursuant to Clause 17.3 (Agency Fee) and (B) that portion of the fee payable pursuant to Clause 17.2 (Arrangement Fee) which relates to the Revolving Facilities, and UK Newco shall on-loan any amount borrowed by it under the Bridge Facility in U.S. Dollars (the “Bridge Dollar Advance”) or in Sterling (a “Bridge Sterling Advance”) to the Parent to be applied towards:

(i)	payment of the Transaction Costs as set out in the Funds Flow Document; and

(ii)	payment in part of the Merger Consideration due under the Acquisition Agreement.

(b)	Any amount drawn under the Bridge Sterling Advance borrowed by Toys “R” Us Limited which is not applied as set out above shall be applied towards the general corporate and/or working capital purposes of the Group.

(c)	UK Newco and/or Toys “R” Us Limited shall be entitled to draw the full amount of the Bridge Facility during the applicable Availability Period thereof (subject to paragraph (a) of this Clause 3.1 above), irrespective of the aggregate Merger Consideration on the Closing Date.

(d)	Each Borrower shall apply all amounts drawn by it under the Revolving Facility or any Ancillary Facility (i) towards the general corporate and/or working capital purposes of the Group, (other than payment of the Merger Consideration or the payment of any Transaction Costs), (ii) towards the repayment of existing working capital and/or overdraft facilities of the UK Target Group, existing as at the Closing Date; and/or (iii) towards the repayment of the Bridge Facility to the extent permitted under paragraph (b) of Clause 2.1 (The Facilities) of this Agreement.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial Conditions Precedent

The Lenders shall only be obliged to comply with Clause 5.6 (Lenders’ participation) in relation to any Utilisation if before a Utilisation Request is issued or, in respect of a Utilisation to be made on the Closing Date, before such Utilisation, the following conditions are met:

(a)	the Facility Agent has confirmed in writing, receipt of all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent to Initial Utilisation) in the agreed form (to the extent agreed at or prior to signing of this Agreement) or otherwise in form and substance satisfactory to the Facility Agent and the Arrangers, in each case acting reasonably. The Facility Agent shall notify in writing the Obligors’ Agent and the Lenders promptly upon the Facility Agent and the Arrangers being so satisfied; and

(b)	the Facility Agent has received confirmation in writing from the Obligors’ Agent that:

(i)	the aggregate cash contributions of equity by way of subscription for ordinary shares, preference shares or other equity interests and/or subordinated shareholder loans and/or deep discount bonds by the Investors (the “Equity”) have been, or are in the course of being, made in accordance with the Funds Flow Document directly or indirectly, to the Parent and such Equity is in an amount not less than the Required Equity Amount;

(ii)	the total proceeds of the subscription for the Equity required to be contributed pursuant to paragraph (i) above have been or are in the course of being applied in accordance with the Funds Flow Document, and (where the Funds Flow Document provides that such amounts are to be applied on or before the First Utilisation Date), will be so applied on or prior to the first drawing of the Facilities; and

(c)	the Facility Agent has received confirmation in writing from the Obligors’ Agent that all conditions relating to the initial utilisations under the

U.S. Financing have been satisfied or waived and that the U.S. Financing is available for drawdown and application as described in the Funds Flow Document.

For these purposes:

“Required Equity Amount” means an aggregate amount equal to not less than 15 per cent. of the aggregate funded capital structure for the Acquisition.

4.2	Additional Conditions Precedent

In addition, the Lenders and as applicable, the Issuing Banks, shall be under no obligation to make any Utilisation available to the Borrowers unless, on both the date of the relevant Utilisation Request and the relevant Utilisation Date (or in the case of a Term-out Facility Loan, on both the date of the relevant Term-out Request and the Maturity Date of the Bridge Facility):

(a)	subject to Clause 25.22 (Certain Funds Period), no Default has occurred and is continuing and no Default will occur as a result of making such Utilisation; and

(b)	subject to Clause 25.22 (Certain Funds Period), the Repeating Representations that are required under this Agreement to be repeated on those dates are true and accurate (in all material respects in the case of any representation or warranty which is not subject to a materiality test in accordance with its terms as provided for in Clause 21 (Representations)) in each case by reference to the facts and circumstances then subsisting and will remain true and accurate immediately after the Utilisation is made, provided that, in relation to a Rollover Loan, a Term-out Facility Loan or an extension or replacement of an existing Bank Guarantee, as the case may be, if either of the conditions specified in paragraphs (a) or (b) above are not satisfied on the relevant date but no notice has been given under paragraphs (a) and/or (b) of Clause 25.20 (Acceleration) the Lenders shall not be entitled to refuse to make the requested Rollover Loan, Term-out Facility Loan, fund a demand in respect of a Bank Guarantee or the extension or replacement of an existing Bank Guarantee, as the case may be, by reason of the conditions specified in paragraphs (a) or (b) above not being satisfied.

4.3	Conditions relating to Optional Currencies

A currency will constitute an Optional Currency in relation to a Revolving Utilisation if:

(a)	it is readily available in the amount required and freely convertible into the relevant Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation; or

(b)	it is euro (in relation to the Euro Revolving Facility) or sterling (in relation to the Sterling Revolving Facility) or U.S.$ or Australian $.

4.4	Maximum number of Utilisations

(a)	A Borrower (or the Obligors’ Agent) may not deliver a Utilisation Request or Term-out Request, as the case may be, if as a result of the proposed Utilisation:

(i)	more than six Bridge Loans would be outstanding; or

(ii)	more than three Term-out Facility Loans would be outstanding; or

(iii)	more than twenty Revolving Loans would be outstanding.

(b)	A Borrower may not request that a Bridge Loan be divided if, as a result of the proposed division, more than six Bridge Loans would be outstanding.

(c)	A Borrower may not request that a Term-out Facility Loan be divided if, as a result of the proposed division, more than three Term-out Facility Loans would be outstanding.

(d)	Any Loan made by a single Lender under Clause 13.2 (Response to Request for an Optional Currency) shall not be taken into account in this Clause 4.4.

(e)	A Borrower may not request that a Bank Guarantee be issued under the Revolving Facility if, as a result of the proposed Utilisation, more than forty-five Bank Guarantees would be outstanding, unless the Facility Agent and the Issuing Banks shall otherwise agree.

5.	UTILISATION OF LOANS

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Bridge Facility or Revolving Facility by delivering to the Facility Agent, a duly completed Utilisation Request in the form of Part 1 of Schedule 3 (Utilisation Request: Loans) not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the applicable Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with the provisions of Clause 5.5 (Currency and amount);

(iv)	the proposed Interest Period complies with Clause 16.1 (Interest Periods); and

(v)	to the extent applicable, it specifies details of the bank and account to which the proceeds of that Utilisation are to be paid.

(b)	Unless otherwise accepted by the Facility Agent, only one Utilisation may be requested in each Utilisation Request requested save for a Utilisation Request for the Utilisations to be made on the First Utilisation Date or, if on a later date, for the Utilisations to be made for the purpose of repaying Financial Indebtedness of the UK Target Group.

5.3	Delivery of a Term-out Request

UK Newco and/or the Obligors’ Agent (on its behalf) may request the conversion of an amount of the Bridge Outstandings into a Term-out Facility by delivering to the Facility Agent, a duly completed Term-out Request in the form of Part 4 of Schedule 3 (Term-out Request) not later than 10.00 a.m. (London time) on the date falling three Business Days prior to the Maturity Date of the Bridge Facility.

5.4	Completion of a Term-out Request

(a)	The Term-out Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the applicable Term-out Facility to be utilised;

(ii)	the currency of the Utilisation complies with the provisions of Clause 5.5 (Currency and Amount);

(iii)	the proposed Interest Period complies with Clause 16.1 (Interest Periods); and

(iv)	the amount of the Utilisation complies with paragraphs (b) and (c) of Clause 2.1 (The Facilities).

(b)	Only one Term-out Request may be delivered pursuant to clause 5.3 (Delivery of a Term-out Request).

5.5	Currency and amount

(a)	The currency specified in a Utilisation Request must be:

(i)	in relation to the Bridge Dollar Advance, the Base Currency;

(ii)	in relation to a Bridge Sterling Advance, Sterling; and

(iii)	in relation to the Revolving Facility, the applicable Base Currency or an Optional Currency.

(b)	In the case of the Bridge Facility, the amount of the proposed Utilisation must be an amount whose Base Currency Amount is no more than the Available Facility and which is a minimum amount of U.S.$15,000,000 or, if less, the Available Facility.

(c)	In the case of the Revolving Facility, the amount of the proposed Utilisation must be an amount whose Base Currency Amount is no more than the Available Facility and which is:

(i)	if the currency selected is sterling, a minimum amount of £2,500,000 or, if less, the Available Facility; or

(ii)	if the currency selected is Euro, a minimum amount of €2,500,000, or, if less, the Available Facility; or

(iii)	if the currency selected is US Dollars, a minimum amount of $2,500,000 or, if less, the US Dollar equivalent of the Available Facility; or

(iv)	if the currency selected is an Optional Currency other than US Dollars, an amount which is equivalent to a Base Currency Amount of €2,500,000 (in the case of the Euro Revolving Facility) or £2,500,000 (in the case of the Sterling Revolving Facility) or, in each case if less, the Available Facility.

5.6	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Facility Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan by the Specified Time.

5.7	Facility Agent’s calculations

(a)	The calculations of the participations of a Lender pursuant to this Clause 5 (Utilisation of Loans) made by the Facility Agent pursuant to this Clause 5 (Utilisation of Loans) will take into account any repayment, prepayment, consolidation or division of Loans to be made on the last day of the first Interest Period.

(b)	Each Lender’s participation in a Loan will, subject to paragraph (a) above, be determined in accordance with paragraph (b) of Clause 5.6 (Lenders’ participation).

5.8	Limitations on Utilisations

The Revolving Facility shall not be utilised unless there has been a Utilisation of the Bridge Facility.

6.	UTILISATION BY WAY OF BANK GUARANTEES

6.1	The Revolving Facility

(a)	The Revolving Facility may be utilised by way of Bank Guarantees.

(b)	Other than Clause 5.8 (Limitations on Utilisations), Clause 5 (Utilisation of Loans) does not apply to utilisation by way of Bank Guarantees.

6.2	Delivery of a Utilisation Request for Bank Guarantees

A Borrower may request a Bank Guarantee or the renewal of an existing Bank Guarantee by delivery to the Facility Agent of a duly completed Utilisation Request in the form of Part 2 of Schedule 3 (Utilisation Request: Bank Guarantees) not later than the Specified Time.

6.3	Completion of a Utilisation Request for Bank Guarantees

Each Utilisation Request for a Bank Guarantee is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies whether the Bank Guarantee is to be issued under the Euro Revolving Facility or the Sterling Revolving Facility;

(b)	it specifies that it is for a Bank Guarantee and specifies the identity of the Issuing Bank;

(c)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Revolving Facility;

(d)	the currency and amount of the Bank Guarantee comply with Clause 6.4 (Currency and amount);

(e)	the form of Bank Guarantee is attached;

(f)	the delivery instructions for the Bank Guarantee are specified;

(g)	the beneficiary of the Bank Guarantee is not identified on the most recent prohibited list of beneficiaries of the relevant Issuing Bank or is otherwise approved on a case by case basis by the Facility Agent and the relevant Issuing Bank; and

(h)	in the case of a Utilisation Request for the renewal of a Bank Guarantee the terms shall be the same as those of the relevant Bank Guarantee immediately prior to its renewal except that:

(i)	paragraph (e) above shall not apply;

(ii)	its amount may be less than the amount of the Bank Guarantee immediately prior to its renewal; and

(iii)	its Term shall start on the date which was the Expiry Date of the Bank Guarantee immediately prior to its renewal (or if a different date is specified, on that date) and shall end on the proposed Expiry Date specified in the renewal Utilisation Request.

6.4	Currency and amount

(a)	The currency specified in a Utilisation Request in respect of a Bank Guarantee must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Bank Guarantee must be an amount whose Base Currency Amount is not more than the Available Facility and which is:

(i)	if the currency selected is the Base Currency, a minimum of €500,000 (in the case of a Bank Guarantee issued under the Euro Revolving Facility) or £500,000 (in the case of a Bank Guarantee issued under the Sterling Revolving Facility) or, in each case, if less, the Available Facility; or

(ii)	if the currency selected is US Dollars, a minimum of $1,000,000 or, if less, the US Dollars equivalent of the Available Facility; or

(iii)	if the currency selected is an Optional Currency other than US Dollars any amount which is equivalent to a Base Currency amount of €500,000 (in the case of the Euro Revolving Facility) or £500,000 , (in the case of the Sterling Revolving Facility) or, in each case if less, the Available Facility, or, in each case, such lesser amount as may be agreed by the Facility Agent and the relevant Issuing Bank provided that up to ten Bank Guarantees outstanding at any time may be made in a minimum amount of €150,000 (or its currency equivalent).

6.5	Issue of Bank Guarantees

(a)	If the conditions set out in this Agreement have been met, the relevant Issuing Bank shall:

(i)	issue the Bank Guarantee on the Utilisation Date; and

(ii)	if so requested amend and/or reissue any Bank Guarantee.

(b)	In relation to any amendment to the terms of any Bank Guarantee issued hereunder, any amendments relating to:

(i)	an increase in the amount of any Bank Guarantee, shall be subject to the relevant Issuing Bank being satisfied that if a new Bank Guarantee was issued (rather than an amendment to increase the current amount of the Bank Guarantee) the conditions in relation to the issue of a Bank Guarantee for such additional amount would be satisfied; and

(ii)	a change in conditions or extension in each case (not having the effect of increasing the amount of the Bank Guarantee) shall be subject to the consent of the relevant Issuing Bank acting reasonably.

(c)	An Issuing Bank shall only be obliged to comply with paragraph (a) above in relation to any Utilisation if the conditions to that Utilisation set out in this Agreement have been met.

(d)	The amount of each Lender’s participation in each Bank Guarantee will be equal to the proportion borne by its Available Commitment to the Available Facility (in each case in relation to the applicable Revolving Facility) immediately prior to the issue of the Bank Guarantee or, to the extent of such increase, on the date upon which any Contingent Liability under a Bank Guarantee is increased.

(e)	The Facility Agent shall determine the Base Currency Amount of each Bank Guarantee which is to be issued in an Optional Currency and shall notify the relevant Issuing Bank and each Lender of the details of the requested Bank Guarantee and its participation in that Bank Guarantee by the Specified Time.

(f)	If the Expiry Date of a Bank Guarantee extends beyond the Maturity Date of the Revolving Facility, the Obligors’ Agent will (to the extent that such Bank Guarantee has not otherwise been repaid or prepaid) provide, or will cause to be provided, cash cover to the relevant Issuing Bank on or before such Maturity Date.

6.6	Revaluation of Bank Guarantees

(a)	In relation to any Bank Guarantees which are denominated in an Optional Currency and have a maturity of longer than twelve months as at the date they were issued, the Facility Agent shall, at twelve monthly intervals commencing on the first anniversary of the date of issue of each such Bank Guarantee, recalculate the Base Currency Amount of that Bank Guarantee by notionally converting into the Base Currency the outstanding amount of that Bank Guarantee on the basis of the Facility Agent’s Spot Rate of Exchange on the date of calculation (the consequent amount being hereafter referred to as the “Current Base Currency Amount”).

(b)	After recalculation under paragraph (a) above, the Base Currency Amount of each Bank Guarantee will be the Current Base Currency Amount most recently calculated in relation to it.

(c)

The Obligors’ Agent shall, if requested by the Facility Agent within 10 Business Days of any calculation under paragraph (a) above which shows that, in respect of any Bank Guarantee, its Current Base Currency Amount exceeds its Base Currency Amount, ensure that within three Business Days after such request sufficient Revolving Utilisations (if any) are prepaid to prevent the Base Currency Amount of the Revolving Utilisations in respect of the Revolving Facility (which for Bank Guarantees shall be their Current Base Currency Amounts) exceeding the Total Revolving Commitments less the aggregate of (i) the Ancillary Commitments and (ii) the Fronted Revolving Commitments.

7.	BANK GUARANTEES

7.1	Immediately payable

If a Bank Guarantee or any amount outstanding under a Bank Guarantee is expressed to be immediately payable, the Borrower that requested (or on behalf of which the Obligors’ Agent requested) the issue of that Bank Guarantee shall repay or prepay that amount immediately or, if payment is being funded by a Revolving Loan in accordance with Clause 7.3 (Payments), within four Business Days of demand.

7.2	Demands

Each Issuing Bank shall forthwith notify the Facility Agent of any demand received by it under and in accordance with any Bank Guarantee (including details of the Bank Guarantee under which such demand has been received and the amount demanded (if applicable, minus the amount standing to the credit of any Cash Collateral Account in respect of that Bank Guarantee) (the “Amount”)) and the Facility Agent on receipt of any such notice shall forthwith notify the Obligors’ Agent, the Borrower for whose account that Bank Guarantee was issued (the “Account Party”) and each of the Lenders under the relevant Revolving Facility under which such Bank Guarantee was issued.

7.3	Payments

(a)	The Account Party shall immediately on receipt of any notice from the Facility Agent under Clause 7.2 (Demands) (unless the Obligors’ Agent notifies the Facility Agent otherwise) be deemed to have delivered to the Facility Agent a duly completed Utilisation Request requesting a Revolving Loan in an amount equal to the Amount which shall be drawn three Business Days following receipt by the Facility Agent of the demand and applied in discharge of the Amount provided that:

(i)	the provisions of Clause 4.2 (Additional Conditions Precedent) are satisfied; and

(ii)	the Facility Agent is satisfied that the Revolving Loan will be applied by the Account Party to and result in immediate discharge of the Amount in full.

(b)	If a Revolving Loan is not drawn in accordance with the provisions of paragraph (a) above then, the Account Party shall immediately on receipt of any notice from the Facility Agent under Clause 7.2 (Demands) pay to the Facility Agent for the account of the relevant Issuing Bank the amount demanded from that Issuing Bank as notified to the Facility Agent in accordance with Clause 7.2 (Demands) above less any amount standing to the credit of any Cash Collateral Account and which has been paid to the credit of that Cash Collateral Account to provide cash cover in respect of the Bank Guarantee under which the relevant Issuing Bank has received demand.

(c)	The Facility Agent shall pay to the relevant Issuing Bank any amount received by it from the Account Party under paragraph (b) of this Clause 7.3 together with any amount standing to the credit of any Cash Collateral Account in respect of the Bank Guarantee under which such Issuing Bank has received demand.

7.4	Interest

(a)	The Account Party shall pay interest on all amounts paid by an Issuing Bank under or in connection with any Bank Guarantee or by any Lender under the relevant Revolving Facility under which the Bank Guarantee was issued under Clause 7.8 (Indemnities) from (and including) the date of payment by such Issuing Bank or such Lender under the relevant Revolving Facility under which the Bank Guarantee was issued until the date of indemnification calculated and payable in accordance with Clause 16.6 (Default Interest) or, in the case of a payment being funded by a drawing under this Agreement in accordance with Clause 7.3 (Payments), the applicable interest rate (until so funded by such drawing) shall be the sum of EURIBOR or LIBOR, as the case may be, (per annum) plus the Mandatory Cost (per annum).

(b)	Amounts standing to the credit of any Cash Collateral Account opened with a Finance Party shall bear interest at the rate normally offered by such Finance Party to corporate depositors of amounts similar to the relevant amount for periods of deposit similar to the anticipated period of deposit of the relevant amount.

7.5	Cash Cover

(a)	Any Obligor providing cash cover or paying any other sum to the credit of a Cash Collateral Account (including, without limitation, pursuant to Clause 10 (Prepayment)) in accordance with the Finance Documents shall (if requested by the Facility Agent and such Cash Collateral Account is not already subject to a fixed charge under a Security Document (in accordance with paragraphs 2(a), (e) and (g) of the Agreed Security Principles)) execute and deliver to the Security Agent an additional Security Document, in such form as the Facility Agent may reasonably require, constituting a first fixed charge over such Cash Collateral Account, together with such evidence of due execution of such Security Document as the Security Agent shall reasonably require and a legal opinion satisfactory to the Security Agent acting reasonably.

(b)	The Facility Agent shall be and is hereby irrevocably authorised by the Account Party following a demand under and in accordance with any Bank Guarantee to apply all amounts standing to the credit of any Cash Collateral Account in respect of that Bank Guarantee in satisfaction of the Account Party’s obligations in respect of that Bank Guarantee.

7.6	Fees payable in respect of Bank Guarantees

(a)

The Obligors’ Agent or the relevant Borrower shall pay to the Facility Agent (for the account of each Lender) a Bank Guarantee fee in the applicable Base Currency for the Revolving Facility under which the Bank Guarantee was issued computed at the rate equal to the Margin applicable to a Revolving Loan under the Revolving Facility under which the Bank Guarantee was issued on the outstanding amount of each Bank Guarantee for the period from the issue of that Bank Guarantee until its Expiry Date. This fee shall be distributed according to each Lender’s Bank Guarantee Proportion of that Bank Guarantee.

(b)	The accrued Bank Guarantee fee on a Bank Guarantee shall be payable on the last day of each successive period of three Months (or such shorter period as shall end on the Expiry Date for that Bank Guarantee).

7.7	Claims under a Bank Guarantee

(a)	Each Borrower irrevocably and unconditionally authorises each Issuing Bank to pay any claim made or purported to be made under a Bank Guarantee issued by such Issuing Bank and requested by it (or requested by the Obligors’ Agent on its behalf) and which appears on its face to be in order (a “claim”).

(b)	Each Borrower shall immediately on demand or, if such payment is being funded by a Revolving Loan, shall within three Business Days of demand pay to the Facility Agent for the relevant Issuing Bank an amount equal to the amount of any claim.

(c)	Each Borrower acknowledges that the relevant Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim;

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person; and

(iii)	if the relevant Issuing Bank, acting reasonably, informs the relevant Borrower or Borrowers not less than two Business Days prior to the issue of a Bank Guarantee that the issue by it of a Bank Guarantee would breach any law, regulation or directive applicable to it, then such Issuing Bank will not be obliged to issue that Bank Guarantee. For the avoidance of doubt such Issuing Bank will remain an Issuing Bank for all other purposes under this Agreement and the Borrower will be free to request any other Lender to become an Issuing Bank in respect of that Bank Guarantee.

(d)	The obligations of a Borrower under this Clause 7 (Bank Guarantees) will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.8	Indemnities

(a)	Each Borrower shall immediately (save as referred to in Clause 7.1 (Immediately payable) and paragraph (b) of Clause 7.7 (Claims under a Bank Guarantee)) on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s negligence or wilful misconduct) in acting as the Issuing Bank under any Bank Guarantee requested by (or on behalf of) that Borrower.

(b)	Each Lender shall immediately on demand indemnify the relevant Issuing Bank against such Lender’s Bank Guarantee Proportion of any cost, loss or liability incurred by such Issuing Bank (otherwise than by reason of the Issuing Bank’s negligence or wilful misconduct) in acting as the Issuing Bank under any Bank Guarantee (unless the relevant Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)	The Borrower which requested (or on behalf of which the Obligors’ Agent requested) a Bank Guarantee shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.8 in respect of that Bank Guarantee.

(d)	The obligations of each Lender under this Clause 7.8 are continuing obligations and will extend to the ultimate balance of sums payable by that Lender in respect of any Bank Guarantee, regardless of any intermediate payment or discharge in whole or in part.

(e)	The obligations of any Lender or Borrower under this Clause 7.8 will not be affected by any act, omission, matter or thing which, but for this Clause 7.8, would reduce, release or prejudice any of its obligations under this Clause 7.8 (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Bank Guarantee or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce any rights against, or security over assets of, any Obligor, any beneficiary under a Bank Guarantee or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Bank Guarantee or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Bank Guarantee or any other document or security unless in the case of amendments to the Bank Guarantee, the Borrower or Obligors’ Agent had provided their consent to such amendment(s);

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document any Bank Guarantee (unless such obligation arose by reason of the relevant Issuing Bank’s negligence or wilful misconduct) or any other security provided by an Obligor; or

(vii)	any insolvency or similar proceedings.

7.9	Rights of contribution/Subrogation

No Obligor will be entitled to any right of subrogation, contribution or indemnity from any Finance Party for so long as any sum remains payable or capable of becoming payable under the Finance Documents or in respect of any payment it may make under this Clause 7 (Bank Guarantees).

7.10	Settlement Conditional

Any settlement or discharge between a Lender and an Issuing Bank shall be conditional upon no security or payment to the Issuing Bank by a Lender or any other person on behalf of a Lender being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, the Issuing Bank shall be entitled to recover the value or amount of such security or payment from such Lender subsequently as if such settlement or discharge had not occurred.

7.11	Exercise of Rights

No Issuing Bank shall be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of any Lender by this Agreement or by law:

(a)	to take any action or obtain judgment in any court against any Obligor;

(b)	to make or file any claim or proof in a winding-up or dissolution of any Obligor; or

(c)	to enforce or seek to enforce any other security taken in respect of any of the obligations of any Obligor under this Agreement.

8.	ANCILLARY FACILITIES

8.1	Type of Facility

An Ancillary Facility may be by way of:

(a)	an overdraft facility;

(b)	a guarantee, bonding, documentary or stand-by letter of credit facility;

(c)	a short term loan facility;

(d)	a derivative facility;

(e)	a foreign exchange facility; or

(f)	any other facility or accommodation required in connection with the business of the Group and which is agreed to by the Obligors’ Agent with an Ancillary Lender.

8.2	Availability

(a)	If the Obligors’ Agent and a Lender agree, subject as provided below, such Lender may provide an Ancillary Facility on a bilateral basis to a Borrower in place of all or a part of that Lender’s unutilised Revolving Commitment and if paragraph (e) below applies, an amount in excess of its unutilised Revolving Commitment.

(b)	The aggregate all Lenders’ Ancillary Commitments together with all Fronted Revolving Commitments may not exceed €85,000,000 (and for this purpose any such Commitments not denominated in Euros will be converted into Euros at the Facility Agent’s Spot Rate of Exchange).

(c)	An Ancillary Facility or a Fronted Ancillary Facility as the case may be, shall not be made available unless the Facility Agent has first been provided with the notice and other information contemplated by Clause 8.3 (Approval process).

(d)	If the documentation governing the terms of the proposed Ancillary Facility or Fronted Ancillary Facility as the case may be, is not substantially in a form which complies or otherwise conforms with the terms of this Agreement, such documentation shall be subject to the approval of the Facility Agent (such consent not to be unreasonably withheld or delayed), such approval to be deemed to be given if the Facility Agent has not notified the Obligors’ Agent of its decision to provide consent or not within five Business Days of being provided with such documentation. If a proposed Ancillary Facility or Fronted Ancillary Facility as the case may be, is substantially in a form which complies or otherwise conforms with the terms of this Agreement or the Facility Agent approves (or is deemed to have approved) such documentation, then:

(i)	the Lender concerned will become an Ancillary Lender or, subject also to paragraph (e) below, a Fronting Ancillary Lender; and

(ii)	the Ancillary Facility or Fronted Ancillary Facility as the case may be, will be available,

with effect from the date agreed by the Obligors’ Agent and the Ancillary Lender or Fronting Ancillary Lender, as the case may be.

(e)	If the Obligors’ Agent so requests and without prejudice to Clause 8.8 (Affiliates of Lenders as Ancillary Lenders or Fronting Ancillary Lenders), a

Lender (each such Lender in this capacity a “Fronting Ancillary Lender”) agrees, such Lender may provide an ancillary facility (a “Fronted Ancillary Facility”) on a bilateral basis to a Borrower in respect of the Euro Revolving Commitments or Sterling Revolving Commitments (as applicable) of the other Lenders (together “Fronted Ancillary Lenders”) provided that:

(i)	each Fronted Ancillary Facility shall comply with all the terms of this Clause 8 (Ancillary Facilities) unless otherwise set out below; and

(ii)	each Fronted Ancillary Facility may only be made in relation to the provision of overdraft loans, cash advances, guarantee, bonding, documentary or stand-by letter of credit facilities to the relevant Borrower.

8.3	Approval process

Not less than five Business Days prior to the Commencement Date for an Ancillary Facility or a Fronted Ancillary Facility, as the case may be, the Obligors’ Agent shall deliver to the Facility Agent:

(a)	a notice requesting the establishment of an Ancillary Facility or a Fronted Ancillary Facility, as the case may be, and specifying:

(i)	whether the Ancillary Facility or Fronted Ancillary Facility, as the case may be, is to be provided under the Euro Revolving Facility or the Sterling Revolving Facility;

(ii)	the proposed Borrower(s) (or Affiliate of a Borrower) which may use the Ancillary Facility or Fronted Ancillary Facility, as the case may be;

(iii)	the proposed Commencement Date and expiry date of the Ancillary Facility or Fronted Ancillary Facility, as the case may be;

(iv)	the proposed type of Ancillary Facility or Fronted Ancillary Facility, as the case may be, to be provided;

(v)	the proposed Ancillary Lender or Fronting Ancillary Lender, as the case may be;

(vi)	if applicable, the proposed applicable Ancillary Commitment and the amount of that Ancillary Commitment specified as an amount in the Base Currency;

(vii)	if applicable, the proposed applicable Fronted Revolving Commitment (to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Fronted Ancillary Facility) and the amount of that Fronted Revolving Commitment specified as an amount in the Base Currency; and

(viii)	the proposed currency of the Ancillary Facility or Fronted Ancillary Facility, as the case may be;

(b)	a copy of the proposed Ancillary Document; and

(c)	any other information which the Facility Agent may reasonably require in connection with the Ancillary Facility or Fronted Ancillary Facility, as the case may be.

The Facility Agent shall promptly notify the Obligors’ Agent, the Ancillary Lender or the Fronting Ancillary Lender, as the case may be and the other Lenders of the establishment of an Ancillary Facility or Fronted Ancillary Facility, as the case may be.

8.4	Terms of Ancillary Facilities

(a)	Except as provided below, or save as provided otherwise in relation to a Fronted Ancillary Facility, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Obligors’ Agent or in the case of a Fronted Ancillary Facility, as agreed by the Fronting Ancillary Lender and the Obligors’ Agent.

(b)	However, those terms:

(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)	may allow only Borrowers (or Affiliates of Borrowers nominated pursuant to Clause 8.9 (Affiliates of Borrowers)) to use the Ancillary Facility or Fronted Ancillary Facility, as the case may be;

(iii)	may not allow the Ancillary Outstandings to exceed the aggregate of the Ancillary Commitment or the aggregate of the Fronted Revolving Commitments relating to the relevant Ancillary Facility or Fronted Ancillary Facility, as the case may be;

(iv)	may not allow the Ancillary Commitment of a Lender to exceed the Available Commitment of that Lender with respect to the relevant Revolving Facility; and

(v)	may not allow the Fronted Revolving Commitment of a Lender to exceed the Available Commitment of that Lender with respect to the relevant Revolving Facility.

(c)	If there is any inconsistency between any term of an Ancillary Facility or a Fronted Ancillary Facility, as the case may be, and any term of this Agreement, this Agreement shall prevail except for Clause 32.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility or a Fronted Ancillary Facility, as the case may be, other than the commitment commission referred to in paragraph (b) of Clause 8.7 (Interest, Commitment Commission and Fees on Ancillary Facilities) in relation to an Ancillary Facility and the commitment commission referred to in paragraph (e)(iv) of Clause 8.10 (Fronted Revolving Commitment).

(d)	No amendment or waiver of a term of any Ancillary Facility or Fronted Ancillary Facility, as the case may be, shall require the consent of any Finance Party other than the relevant Ancillary Lender or Fronting Ancillary Lender, as the case may be, unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

8.5	Refinancing of Ancillary Facility

(a)	No Ancillary Lender or Fronting Ancillary Lender may demand repayment or prepayment of any amounts under its Ancillary Facility or Fronted Ancillary Facility, as the case may be, unless:

(i)	the Facility Agent has declared all outstanding Utilisations under the relevant Revolving Facility immediately due and payable; or

(ii)	the Ancillary Outstandings under that Ancillary Facility or Fronted Ancillary Facility, as the case may be, can be repaid by a Revolving Loan drawn under the same Revolving Facility that such Ancillary Facility or Fronted Ancillary Facility, as the case may be, was provided.

(b)	For the purposes of repaying Ancillary Outstandings, unless the Facility Agent has declared all outstanding Utilisations under the relevant Revolving Facility immediately due and payable or cancelled undrawn Commitments pursuant to Clause 25.20 (Acceleration) a Revolving Loan may be borrowed irrespective of whether a Default is outstanding or any other applicable condition precedent not satisfied.

(c)	The share of the Ancillary Lender or of the Fronted Ancillary Lender, as the case may be, in a Revolving Loan being used to refinance that Ancillary Lender’s or Fronted Ancillary Lender’s Ancillary Facility or Fronted Ancillary Facility, as the case may be, will be that amount which will result (so far as possible) in:

(i)	the proportion which its share of all outstanding Utilisations under the relevant Revolving Facility bears to the aggregate amount of the outstanding Utilisations under the relevant Revolving Facility, being equal to:

(ii)	the proportion which its Available Commitment or Fronted Revolving Commitment, as the case may be, with respect to the relevant Revolving Facility bears to the aggregate of the Available Commitments, in each case, assuming the repayment of the relevant Ancillary Facility or relevant Fronted Ancillary Facility, as the case may be, has taken place.

The share of the other Lenders in any such Revolving Loan will be adjusted accordingly.

8.6	Information

Each Borrower, each Ancillary Lender, and each Fronting Ancillary Lender shall, promptly upon request by the Facility Agent, supply the Facility Agent with any information relating to the operation of an Ancillary Facility or Fronted Ancillary Facility, as the case may be, (including the Ancillary Outstandings) as the Facility Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Facility Agent and the other Finance Parties.

8.7	Interest, Commitment Commission and Fees on Ancillary Facilities

(a)	The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the Ancillary Lender and the Borrower concerned (or the Obligors’ Agent on behalf of that Borrower) based upon normal market rates and terms.

(b)	Accrued interest, commission, fees and other remuneration in respect of an Ancillary Facility shall also be payable to the Ancillary Lender on cancellation of the Ancillary Commitment in respect of that Ancillary Facility at the time the cancellation is effective if the Ancillary Commitment is cancelled in full.

8.8	Affiliates of Lenders as Ancillary Lenders or Fronting Ancillary Lenders

(a)	Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender or a Fronting Ancillary Lender, as the case may be. In such case, the Lender and its Affiliate shall be treated as a single Lender for the purposes of such Lender’s Revolving Commitment. For the purposes of calculating the Lender’s Available Commitment with respect to the relevant Revolving Facility, the Lender’s Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments and/or the Fronted Revolving Commitments of its Affiliates.

(b)	The Obligors’ Agent shall specify any relevant Affiliate of a Lender in any notice delivered by the Obligors’ Agent to the Facility Agent pursuant to paragraph (a) of Clause 8.3 (Approval process).

(c)	An Affiliate of a Lender which becomes an Ancillary Lender or a Fronting Ancillary Lender, as the case may be, shall accede to this Agreement and to the Intercreditor Deed by delivery to the Security Agent of a duly completed accession undertaking in the form scheduled to the Intercreditor Deed.

(d)	If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (as defined in Clause 26 (Changes to the Lenders), its Affiliate shall cease to have any rights or obligations under this Agreement or any other Finance Document.

(e)	Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender or a Fronting Ancillary Lender, as the case may be, and the relevant Ancillary Lender or the Fronting Ancillary Lender, as the case may be, is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

8.9	Affiliates of Borrowers

(a)	Subject to the terms of this Agreement, any Affiliate of a Borrower may with the approval of the relevant Ancillary Lender become a borrower with respect to an Ancillary Facility or a Fronted Ancillary Facility, as the case may be.

(b)	The Obligors’ Agent shall specify any relevant Affiliate of a Borrower in any notice delivered by the Obligors’ Agent to the Facility Agent pursuant to paragraph (a) of Clause 8.3 (Approval process).

(c)	If a Borrower ceases to be a Borrower under this Agreement in accordance with Clause 27.3 (Resignation of an Obligor), its Affiliate shall cease to have any rights under this Agreement or any other Finance Document.

(d)	Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility or a Fronted Ancillary Facility, as the case may be, and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)	Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document.

8.10	Fronted Revolving Commitment

(a)	Indemnities

(i)	Each Borrower shall immediately on demand indemnify the Fronting Ancillary Lender against any cost, loss or liability incurred by the Fronting Ancillary Lender (otherwise than by reason of the Fronting Ancillary Lender’s negligence or wilful misconduct) in acting as the Fronting Ancillary Lender under any Fronted Ancillary Facility requested by (or on behalf of) that Borrower.

(ii)

Each Fronted Ancillary Lender shall immediately on demand indemnify the Fronting Ancillary Lender of such Fronted Ancillary Lender’s Fronted Revolving Commitments against any cost, loss or liability incurred by the Fronting Ancillary Lender (otherwise than by reason of the Fronting Ancillary Lender’s negligence or wilful misconduct) in acting as the Fronting Ancillary Lender under any

Fronted Ancillary Facility (unless the Fronting Ancillary Lender has been reimbursed by an Obligor pursuant to a Finance Document).

(iii)	The Borrower which requested (or on behalf of which the Obligors’ Agent requested) a Fronted Ancillary Facility shall immediately on demand reimburse any Fronted Ancillary Lender for any payment it makes to the Fronting Ancillary Lender under this paragraph (a) in respect of that Fronted Ancillary Lender.

(iv)	The obligations of each Fronted Ancillary Lender under this paragraph (a) are continuing obligations and will extend to the ultimate balance of sums payable by that Fronted Ancillary Lender in respect of any Fronted Ancillary Facility, regardless of any intermediate payment or discharge in whole or in part.

(v)	The obligations of any Fronted Ancillary Lender or Borrower under this paragraph (a) will not be affected by any act, omission, matter or thing which, but for this paragraph (a), would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(A)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Fronted Ancillary Facility or any other person;

(B)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(C)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce any rights against, or security over assets of, any Obligor, any beneficiary under a Fronted Ancillary Facility or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(D)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Fronted Ancillary Facility or any other person;

(E)	any amendment (however fundamental) or replacement of a Finance Document, any Fronted Ancillary Facility or any other document or security unless in the case of amendments to the Fronted Ancillary Facility, the Borrower or Obligors’ Agent and the Fronting Ancillary Lender had provided their consent to such amendment(s);

(F)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document any Fronted

Ancillary Facility (unless such obligation arose by reason of the Fronting Ancillary Lender’s negligence or wilful misconduct) or any other security provided by an Obligor; or

(G)	any insolvency or similar proceedings.

(b)	Rights of contribution/Subrogation

No Obligor will be entitled to any right of subrogation, contribution or indemnity from any Finance Party for so long as any sum remains payable or capable of becoming payable under the Finance Documents or in respect of any payment it may make under this Clause 8 (Ancillary Facilities).

(c)	Settlement Conditional

Any settlement or discharge between a Fronted Ancillary Lender and the Fronting Ancillary Lender shall be conditional upon no security or payment to the Fronting Ancillary Lender by a Fronted Ancillary Lender or any other person on behalf of a Fronted Ancillary Lender being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, the Fronting Ancillary Lender shall be entitled to recover the value or amount of such security or payment from such Fronted Ancillary Lender subsequently as if such settlement or discharge had not occurred.

(d)	Exercise of Rights

The Fronting Ancillary Lender shall not be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of any Fronted Ancillary Lender by this Agreement or by law:

(i)	to take any action or obtain judgment in any court against any Obligor;

(ii)	to make or file any claim or proof in a winding-up or dissolution of any Obligor; or

(iii)	to enforce or seek to enforce any other security taken in respect of any of the obligations of any Obligor under this Agreement.

(e)	Fees payable in respect of Fronted Ancillary Facilities

(i)	The Fronting Ancillary Lender shall, at three monthly intervals starting on commencement of the relevant Fronted Ancillary Facility and ending on the day on which such Fronted Ancillary Facility ceases to be made available, notify the Facility Agent of the daily amount outstanding under any Fronted Ancillary Facility made.

(ii)

The Borrower who requested the relevant Fronted Ancillary Facility shall pay to the Facility Agent (for the account of each Fronted Ancillary Lender) a fee (the “Fronted Ancillary Facility Fee”) in relation to each Fronted Ancillary Facility in the Base Currency of the applicable Revolving Facility under which the relevant Fronted Ancillary Facility was made computed at the rate equal to:

(A)	the Margin applicable to a Revolving Loan on the amount of the Fronted Revolving Commitment in respect of which amounts were outstanding; and

(B)	the commitment fee (as set out in paragraph (a)(ii) of Clause 17.1 (Commitment fee)) applicable to a Revolving Facility on the amount of the Fronted Revolving Commitment in respect of which no amounts were outstanding, in each case during the relevant period calculated on a daily basis. In relation to paragraph (A) above, the Facility Agent shall distribute the Fronted Ancillary Facility Fee pro rata to each Fronted Ancillary Lender’s proportion of the Fronted Revolving Commitment and, in relation to paragraph (B) above, in accordance with paragraph (a)(ii) of Clause 17.1 (Commitment fee) applicable to a Revolving Facility.

(iii)	In relation to the payment of the accrued Fronted Ancillary Facility Fee pursuant to paragraph (ii)(A) above, this shall be payable promptly upon notification by the Facility Agent at any time after the end of each Accounting Quarter of the Group (or such shorter period as shall end on the day on which the Fronting Ancillary Facility is cancelled in full and is prepaid or repaid in full) starting with the Accounting Quarter in which the Fronting Ancillary Facility commences.

(iv)	The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Fronted Ancillary Facility shall be determined by agreement between the Fronting Ancillary Lender and the Borrower concerned (or the Obligors’ Agent on behalf of that Borrower) based upon normal market rates and terms.

(v)	Accrued interest, commission, fees and other remuneration in respect of a Fronted Ancillary Facility shall also be payable to the Fronting Ancillary Lender and each Fronted Ancillary Lender on cancellation of the Fronted Revolving Commitment in respect of that Fronted Ancillary Facility at the time the cancellation is effective if the Fronted Revolving Commitment is cancelled in full.

9.	REPAYMENT

9.1	Repayment of Term Loans

(a)	Each Borrower of the Bridge Loans shall to the extent not converted into Term-out Facility Loans pursuant to paragraph (b) or paragraph (c) of Clause 2.1 (The Facilities) repay or procure the repayment of the aggregate outstanding principal amounts of the Bridge Loans in full on the Maturity Date for the Bridge Facility.

(b)	Each Borrower of an Option A Term-Out Facility Loan shall:

(i)	repay or procure the repayment of the Option A Term-out Facility Loans (or any of them) (A) on the dates falling the number of Months after the Maturity Date of the Bridge Facility specified in the table below, an amount equal to the percentage of the aggregate principal amount of the Option A Term-out Facility Loans (as at the Maturity Date of the Bridge Facility) set out opposite such date and (B) on the Maturity Date of the Option A Term-out Facility, any amounts outstanding under the Option A Term-out Facility as at such date.

No. of Months after the Maturity Date of the Bridge Facility	Percentage
6	8.00%
12	8.00%
18	8.00%
24	8.00%
30	8.00%
36	8.00%
42	8.00%

9.2	Repayment of Revolving Loans

(a)	Subject to Clause 12.10 (Netting of Payments), each Revolving Loan shall be repaid by the relevant Borrower on the last day of the Interest Period applicable to that Revolving Loan. All Revolving Loans outstanding on the Maturity Date for the Revolving Facility shall be repaid on that date and no further Revolving Loans in respect of Revolving Facility shall be capable of being drawn after that date.

(b)	Subject to the provisions of this Agreement, any amount repaid or prepaid under a Revolving Facility shall be capable of being redrawn.

9.3	Miscellaneous

(a)	The provisions of Clause 10.6 (Miscellaneous) shall apply to any repayment under this Clause 9.

(b)	All repayments in respect of any Loan are to be made pro rata to all the Lenders participating in that Loan.

(c)	For the avoidance of doubt, should there be more than one Borrower under a Term Facility with Term Loans outstanding under that Facility, the Obligors’ Agent may designate which such Borrower shall effect repayment of instalments under that Facility, provided that the aggregate amount repaid on each repayment date complies with the requirements of Clause 9.1 (Repayment of Term Loans).

10.	PREPAYMENT

10.1	Voluntary Prepayments

Any Borrower may prepay or procure the prepayment of a Utilisation or any part thereof at any time provided that the Facility Agent has received from the Obligors’ Agent, no later than 10.00 a.m. (London time) on the date falling three Business Days’ prior to the proposed prepayment date, a written notice specifying the proposed prepayment date and amount of the prepayment and further provided that any partial prepayment of a Utilisation will be in a minimum amount of US$2,500,000 (or, if an Optional Currency, have a currency equivalent in a minimum amount of US$2,500,000 or if less, the outstanding amount of the Utilisation and, in each case, if paid other than on the last day of an Interest Period is made together with any amount payable under Clause 18.5(e) (General Indemnity).

10.2	Mandatory Prepayments on Change of Control

If a Change of Control or a sale of all or substantially all of the business and/or assets of the Group taken as a whole occurs:

(a)	the Obligors’ Agent shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	all amounts payable under the Finance Documents by the Obligors will become immediately due and payable and the Borrowers will immediately prepay or procure the prepayment of all Utilisations and provide cash cover in an amount equal to the total Contingent Liability of all the Lenders under the Revolving Facility in respect of outstanding Bank Guarantees;

(c)	the undrawn element of the Facilities will be cancelled and no further Utilisations may be requested under this Agreement; and

(d)	each Borrower will (in respect of each Ancillary Facility):

(i)	immediately repay or procure the repayment of all sums advanced to it under any Ancillary Facility and provide cash cover in respect of Contingent Liabilities outstanding under such Ancillary Facility and for its account; or

(ii)	(at the election of the relevant Borrower but subject always to the agreement of the relevant Ancillary Lender) enter into an arrangement with each Ancillary Lender pursuant to which such Lender agrees to continue to provide the facilities comprised within the Ancillary Facilities on such terms as the relevant Ancillary Lender may agree.

For the purposes of this Agreement:

“Change of Control” shall occur if, at any time:

(A)	the directors of the Company nominated or voted for by any of the Sponsors and/or Sponsors’ Affiliates cease to be in the majority on the management board of the Company; or

(B)	the Sponsors and/or Sponsors’ Affiliates together with the management of the Wider Group cease to control (directly or indirectly) more than 50 per cent. (or 30 per cent. following a Listing) (provided that no other holder has a greater percentage than the Sponsors and/or Sponsors’ Affiliates and management together) of the voting share capital of the Company; or

(C)	any person or persons acting together (other than the Sponsors and/or Sponsors’ Affiliates and management together) acquire control (directly or indirectly) of the Company.

“Listing” means the admission of all or any part of the share capital of the Company or any Holding Company of the Company (other than the Investors) to trading on the London Stock Exchange or on any other recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or any other sale or issue by way of flotation or public offering or any equivalent circumstances in relation to the Company or any such Holding Company in any other jurisdiction or country.

10.3	Mandatory Prepayments from Receipts

Unless otherwise agreed by the Majority Lenders with respect to paragraphs (a), (b) and (c) below, at any time prior to the Term Repayment Date, the Borrowers will procure that:

(a)	Disposals: the Facilities are prepaid in accordance with paragraph (a) of Clause 10.4 (Prepayments: Order of Application) in an amount equal to the Net Proceeds of any disposal of any asset of any member of the Group (other than an Excluded Disposal) which when aggregated with the Net Proceeds of other such disposals made in the same financial year of the Group exceed €10,000,000 (or its currency equivalent) in aggregate provided that such Net Proceeds shall not be required to be so prepaid to the extent that such Net Proceeds are reinvested within 12 months of receipt (or contractually committed for reinvestment within such period and then reinvested within 18 months of receipt) in assets required for the business of the Group or are used to fund Permitted Acquisitions.

For the purposes of this paragraph “Excluded Disposal” means:

(i)	any disposal permitted by paragraphs (i) and (ii), (v) to (viii) (inclusive), (ix), (x) (unless required by the Majority Lenders as a condition to their consent) and (xi) (in respect of the disposal to the special purpose vehicle only) of paragraph (a) of Clause 24.19 (Disposals); and

(ii)	individual disposals where the Net Proceeds from each such disposal is an amount less than €250,000 (or its currency equivalent).

(b)

Insurance Claims: the Facilities will be prepaid in accordance with paragraph (a) of Clause 10.4 (Prepayments: Order of Application) in an amount equal to the proceeds of insurance claims relating to loss or damage to assets (excluding any business interruption element) received by any member of the

Group (net of Tax incurred or reserved (on the basis of professional Tax advice) for or in respect of, and net of costs and expenses incurred in making, the claim (all such costs and expenses to be evidenced in reasonable detail by the Obligors’ Agent to the Facility Agent promptly upon the reasonable request of the Facility Agent)) in excess of €10,000,000 (or its currency equivalent) in aggregate for all members of the Group in any financial year of the Group provided that to the extent that such moneys are used to reinstate, replace, repair or otherwise invest in assets in respect of which such moneys were received or to meet or reimburse a liability in respect of which such moneys were received (including any costs or losses incurred through closure, removal, relocation, restructuring or reorganisation), within 12 months after receipt or contractually committed for application within such 12 month period and used within 18 months of receipt, such moneys will not be required to be applied in prepayment.

(c)	Permitted Real Estate Disposals: the Facilities will be repaid in accordance with paragraph (a) of Clause 10.4 (Prepayments: Order of Application) in the applicable amount specified in paragraph (c) of the definition of Permitted Real Estate Disposal.

(d)	Property Financing: the Facilities will be prepaid in accordance with paragraph (a) of Clause 10.4 (Prepayments: Order of Application) in an amount equal to the proceeds received by any member of the Group (net of Tax incurred or reserved (on the basis of professional Tax advice) for or in respect of, and net of costs and expenses incurred in connection with, any Property Financing (all such costs and expenses to be evidenced in reasonable detail by the Obligors’ Agent to the Facility Agent promptly upon the reasonable request of the Facility Agent)).

10.4	Prepayments: Order of Application

(a)	Prepayments made pursuant to Clause 10.3 (Mandatory Prepayments from Receipts) in respect of Term Loans shall subject to paragraph (b) below:

(i)	in respect of any Utilisations, be applied pro rata to all the Lenders participating in that Utilisation and against outstandings pro rata to:

(A)	the aggregate outstanding principal amount of the Bridge Loans; or

(B)	following the first anniversary of the First Utilisation Date, the aggregate outstanding principal amount of the Option A Term-Out Facility Loans, if any; and

(ii)	subject to paragraph (b) below in relation to the remaining instalments in respect of the Option A Term-Out Facility be applied at the option of the Obligors’ Agent:

(1)	against the outstanding amount of instalments of principal detailed in sub-paragraphs (b)(i) or (ii) as the case may be, of Clause 9.1 (Repayment of Term Loans) provided that no such instalment shall be reduced to less than 50 per cent. of its original amount and as to the balance, pro rata against the remaining outstanding amounts of the instalments of principal detailed in sub-paragraphs (b)(i) or (ii), as the case may be, of Clause 9.1 (Repayment of Term Loans); or

(2)	pro rata against the outstanding amounts of the remaining instalments of principal detailed in sub-paragraphs (b)(i) or (ii), as the case may be, of Clause 9.1 (Repayment of Term Loans).

until in each case outstandings under the applicable Term Facilities have been reduced to zero.

The Commitments of the Lenders under each Term Facility prepaid shall be cancelled in an amount equal to each amount prepaid in respect of that Facility pursuant to this paragraph (a).

(b)	Any proceeds received in respect of a Permitted Real Estate Disposal or Property Financing shall be applied (i) if such proceeds are in Sterling, first against outstandings under the Bridge Facility or the Term-out Facility, as the case may be, which are denominated in Sterling and thereafter against any such outstandings denominated in euro, and (ii) if such proceeds are in euro, first against outstandings under the Bridge Facility or the Term-out Facility, as the case may be, which are denominated in euro, and thereafter against any such outstandings denominated in Sterling.

(c)	In the case of voluntary prepayment of Term Loans pursuant to Clause 10.1 (Voluntary Prepayments), such prepayments may be applied as the Obligors’ Agent directs against any of the Term Facilities and against any of the instalments thereof specified. All voluntary prepayments pursuant to Clause 10.1 (Voluntary Prepayments) in respect of any Utilisation, shall be made pro rata to the participations of all the Lenders under the relevant Facility participating in that Utilisation.

(d)	Where any prepayment is applied, following such application, the Facility Agent shall, if so requested by the Obligors’ Agent, notify the Obligors’ Agent, as applicable, of all outstanding Utilisations hereunder and scheduled repayment instalments, in each case as adjusted as soon as reasonably practicable following receipt of such prepayment.

(e)	Each Obligor shall use all reasonable endeavours and take all reasonable steps to ensure that any transaction giving rise to a prepayment obligation or obligation to provide cash cover is structured in such a way that it will not be unlawful for the Obligors to move the relevant proceeds received between members of the Group to enable a mandatory prepayment to be lawfully made, cash cover lawfully to be provided and the proceeds lawfully applied as provided under this Clause 10. If, however, after each Obligor has used all such reasonable endeavours and taken such reasonable steps:

(i)	it will still be unlawful for such a prepayment to be made and/or cash cover to be provided and the proceeds so applied; or

(ii)	it will still be unlawful to make funds available to a member of the Group that could make such a prepayment and/or provide such cash cover; or

(iii)	it will still result in any member of the Group making funds available to another member of the Group to enable such a prepayment to be made and/or cash cover to be provided incurring any material cost or expense (including any material tax liability); or

(iv)	reputable counsel to the Obligors’ Agent experienced in the relevant legal issues has advised the Facility Agent in writing that the making of funds available to a Borrower for the purpose of making a prepayment and/or providing cash cover will present a material risk of liability for the relevant member of the Group and/or its directors or officers, then such prepayment and/or provision of cash cover shall not be required to be made, subject to an obligation to use other Group cash which is not subject to similar restrictions to prepay an equivalent amount where the use of such cash would not be materially prejudicial to overall Group liquidity.

(f)	Prepayment of Loans pursuant to paragraphs (a) and (b) of Clause 10.3 (Mandatory Prepayments from Receipts) shall not be required to be made from Cash which is contractually or by law required to be retained and/or ring-fenced.

10.5	Prepayments during Interest Periods

Where any amount required to be prepaid under Clauses 10.3 (Mandatory Prepayments from Receipts) is received by the Facility Agent during an Interest Period, the Obligors’ Agent may by notice to the Facility Agent to be received not less than three Business Days prior to payment of the relevant amount to the Facility Agent, request such amount to be placed in a Cash Collateral Account in which event such amount shall be paid to the credit of a Cash Collateral Account and shall be applied by the Facility Agent against the relevant Loan or Loans at the expiry of the relevant Interest Period. Amounts standing to the credit of any Cash Collateral Account shall bear interest at the rate normally offered by the Facility Agent to corporate depositors of amounts similar to the relevant amount for periods of deposit similar to the anticipated period of deposit of the relevant amount. The interest earned on such account will be for the account of the relevant Borrower and shall be applied as the relevant Borrower directs.

10.6	Miscellaneous

(a)	No prepayment of a Utilisation may be made except at the times and in the manner expressly provided by this Agreement.

(b)	Any repayment or prepayment must be accompanied by accrued interest on the amount repaid or prepaid and any other sum then due with respect to that prepayment under this Agreement.

(c)	Any repayment or prepayment of a Utilisation (or part thereof) shall be made in the currency in which that Utilisation is outstanding.

(d)	No amount repaid or prepaid may be redrawn save as provided in Clause 9.2 (Repayment of Revolving Loans).

(e)	Any notice of prepayment delivered by a Borrower under this Agreement shall be irrevocable except that any prepayment with the direct or indirect proceeds of a Property Financing or a Permitted Real Estate Disposal may be made conditional on receipt of such proceeds provided that if that condition is not met:

(i)	Break Costs and other amounts due under Clause 18.5 (General Indemnity) in respect of any failure to pay shall be borne by the Borrower; and

(ii)	for the purposes of Clause 25.1 (Payment Default) that failure to make a prepayment shall not constitute a payment default.

(f)	For the avoidance of doubt, should there be more than one Obligor that is obliged to make a payment under this Clause 10 (Prepayment), the Obligors’ Agent may designate which such Obligor(s) shall effect prepayment of instalments under the relevant Facilit(y)ies, provided that the aggregate amount prepaid on each prepayment date complies with the requirements of this Clause 10 (Prepayment).

11.	CANCELLATION

11.1	All Facilities

If:

(a)	the Bridge Loan shall not have been made under this Agreement on or prior to close of business on the last day of the Availability Period in respect of the Bridge Facility; or

(b)	the Acquisition Agreement terminates before the First Utilisation Date,

the Finance Parties shall be under no further obligation to permit Utilisations under this Agreement and no Ancillary Lender or Fronting Ancillary Lender shall be under any obligations to the Borrowers under any Ancillary Documents.

11.2	Bridge Facility

At the close of business on the last Business Day of the Availability Period for the Bridge Facility any portion of the Bridge Commitments remaining undrawn will be cancelled.

11.3	Revolving Facility

(a)	The Borrowers may cancel the Euro Revolving Commitments and/or the Sterling Revolving Commitments in whole or in part (but if in part in a minimum amount of €2,500,000 (in the case of the Euro Revolving Facility) or £2,500,000 (in the case of the Sterling Revolving Facility) or, in each case, if less, the outstanding undrawn amount of the relevant Revolving Commitments at any time during the Availability Period by providing irrevocable written notice to that effect to the Facility Agent no later than 5:00 p.m. (London time) on the date falling three Business Days prior to the proposed cancellation date specifying the proposed cancellation date and amount of the proposed cancellation. Any such cancellation shall permanently reduce the applicable Revolving Commitment of each Lender on a pro rata basis (ignoring for this purpose any reduction in the Revolving Commitment of an Ancillary Lender or Lender by reason of an Ancillary Limit).

(b)	No cancellation of the Revolving Facility may be made if it would result in the aggregate of the Revolving Loans and the Contingent Liability of all the Lenders in respect of Bank Guarantees issued under the applicable Revolving Facility under which such Revolving Loans or Bank Guarantees were made or issued at the time of the proposed cancellation exceeding the Total Euro Revolving Commitments or Total Sterling Revolving Commitments, as the case may be, as reduced by the total Ancillary Limits at such time.

(c)	At the close of business on the last Business Day of the Availability Period for the Revolving Facility any portion of the Commitments in relation to the Revolving Facility that remain undrawn will be cancelled and no further utilisation of the Revolving Facility shall be permitted.

11.4	Miscellaneous

No Borrower may cancel all or any part of the Facilities except as expressly provided in this Agreement or, in relation to the Ancillary Facilities or the Fronted Ancillary Facilities, any Ancillary Document. Any notice of cancellation shall be irrevocable and no part of the Facilities which has been cancelled shall be capable of being drawn.

12.	PAYMENTS

12.1	Payments by Lenders

(a)	On each date on which a Utilisation is to be made, each Lender shall make its share of that Utilisation available to the Facility Agent in the place for payment to the relevant Borrower by payment in the currency of that Utilisation and in immediately available cleared funds to such account as the Facility Agent shall specify.

(b)	The Facility Agent shall make the amounts so made available to it available to the relevant Borrower before close of business in the place of payment on that date by payment in the same currency and funds as received by the Facility Agent to such account of the relevant Borrower as shall have been specified in the notice requesting that Utilisation. If any Lender makes its share of any Utilisation available to the Facility Agent later than required by paragraph (a) above, the Facility Agent shall make that share available to the relevant Borrower as soon as practicable after receipt of such funds.

12.2	Payments by Obligors

(a)	On each date on which any sum is due from any Obligor, it shall make that sum available to the Facility Agent in the place for payment by payment in the currency in which that sum is due and in immediately available cleared funds to such account as the Facility Agent shall specify by not less than five Business Days’ notice in advance of the due date.

(b)	The Facility Agent shall make available to each Finance Party before close of business in that place on that date its pro rata share (if any) of any sum so made available to the Facility Agent in the same currency and funds as received by the Facility Agent to such account of that Finance Party with such bank in that place as it shall have specified to the Facility Agent. If any sum is made available to the Facility Agent later than required by paragraph (a) above, the Facility Agent shall make each Finance Party’s share (if any) available to it as soon as practicable after receipt of such funds.

12.3	Refunding of Payments

The Facility Agent shall not be obliged to make available to any person any sum that it is expecting to receive for the account of that person until it has been able to establish that it has received that sum. However, it may do so if it wishes. If and to the extent that the Facility Agent does so but it transpires that the Facility Agent has not then received the sum which it paid out:

(a)	the person to whom the Facility Agent made that sum available shall on demand refund such corresponding amount to the Facility Agent; and

(b)	the person by whom that sum should have been made available or, if that person fails to do so the person to whom that sum should have been made available, shall on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving it, provided that no Borrower will have any obligation to refund any such amount received by it (i) on the First Utilisation Date and paid by it (or on its behalf) to any third party in accordance with the Funds Flow Document or (ii) if after the Closing Date paid by it (or on its behalf), as consideration for the Acquisition or (iii) in repayment of Financial Indebtedness of a member of the Target Group that was outstanding on the Closing Date.

12.4	Distributions to an Obligor

The Facility Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

12.5	Partial payments

(a)	If the Facility Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent, the Arrangers and the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee (not referred to in paragraph (i) above) or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal outstandings due but unpaid under this Agreement (including unpaid amounts owed by a Borrower to an Issuing Bank) and any amount due but unpaid under Clause 7.7 (Claims under a Bank Guarantee) and Clause 7.8 (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

12.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

12.7	Currency of account

(a)	Subject to paragraphs (b) to (f) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment in respect of a Bank Guarantee (including any cash cover in respect of a Bank Guarantee) shall be made in the currency in which that Bank Guarantee is denominated.

(d)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(e)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(f)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

12.8	Non-Business Days

(a)	The duration of an Interest Period shall not be changed after 11.00 a.m. (London time) on the Quotation Day for that Interest Period unless it later becomes apparent to the Facility Agent that the day on which that Interest Period would otherwise end is not a Business Day. In that event, that Interest Period shall instead end on the Business Day succeeding that day unless such Business Day shall fall in the next succeeding calendar month, in which case such interest period shall instead end on the Business Day preceding that day (such determination to be notified by the Facility Agent to the Obligors’ Agent and the Lenders).

(b)	Any Repayment Date which would otherwise fall on a day which is not a Business Day shall be adjusted on the same basis as paragraph (a) above so as to fall on a Business Day which is the last day of an Interest Period.

(c)	Any payment to be made by any Obligor on a day which is not the last day of an Interest Period or a Repayment Date and which would otherwise be due on a day which is not a Business Day shall instead be due on the next Business Day.

(d)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal at the rate payable on the original due date.

12.9	Change in Currency

(a)	If a single currency or currency unit becomes the lawful currency of two or more countries or any change occurs in a currency or currency unit of any country or if more than one currency or currency unit are at the same time recognised by the central bank of any relevant country as the lawful currency of such country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit designated by the Facility Agent after consultation with the Lenders; and

(ii)

any translation from one of such country’s currencies or currency units to another shall be at the official rate of exchange recognised by that central bank for the conversion of such currencies or currency unit into the other, rounded up or down to the nearest whole unit of such other currency.

(b)	If a change in any currency of any relevant country occurs (including as a consequence of European Monetary Union) after the date of this Agreement, this Agreement will be amended to the extent to which the Facility Agent, in good faith determines to be necessary to reflect the change in currency or any financial market practice relating to dealing in the new currency and to put the Lenders and the Obligors in the same position, so far as is possible, that they would have been in if no change in currency had occurred.

12.10	Netting of Payments

If, on any Utilisation Date, any Lenders in respect of a Revolving Facility are required to make a Revolving Loan to an Obligor under this Agreement and a payment is due to be made by such Obligor to the Facility Agent for the account of the Lenders under the same Revolving Facility in the same currency as the said Revolving Loan, the Facility Agent shall apply any amount payable by the Lenders under the relevant Revolving Facility to such Obligor on that Utilisation Date in respect of the relevant Utilisation in or towards satisfaction of the amounts payable by such Obligor to the Lenders under such Revolving Facility on such Utilisation Date. If the currencies are different the Facility Agent shall, if so requested by the relevant Obligor, apply any amount received by it from any Obligor in or towards the purchase of any amount of any currency due from that Obligor and the Facility Agent shall advise the Obligor of the amount of any balancing payment due from or, as the case may be, to the Obligor.

13.	CURRENCY OPTION

13.1	Requests for Optional Currency

Subject as otherwise provided in this Agreement, if the Obligors’ Agent or the relevant Borrower so requests in a Utilisation Request for a Revolving Loan or a Bank Guarantee, the relevant Revolving Loan or the relevant Bank Guarantee shall be denominated in an Optional Currency provided that Revolving Loans may not be denominated at any one time in more than six Optional Currencies and Bank Guarantees may not be denominated at any one time in more than six Optional Currencies.

13.2	Response to Request for an Optional Currency

If before the Specified Time on any Quotation Day:

(a)	the Facility Agent receives notice from a Lender that:

(i)	matching deposits in that Optional Currency in the London interbank market as of 11.00 a.m. (London time) on the relevant date are not available to it in sufficient amounts to fund its share of that Revolving Loan during that Interest Period; or

(ii)	it would be unlawful or contrary to a directive (whether or not having the force of law but, if not having the force of law, being one with which it is the practice of banks in the relevant jurisdiction to comply) applicable to that Lender for that Lender’s share of that Revolving Loan to be denominated in that Optional Currency during that Interest Period; or

(b)	the Facility Agent (acting reasonably) determines that:

(i)	the relevant Optional Currency is for any reason not freely convertible into the applicable Base Currency and/or not freely transferable in the London interbank market in the amount required; or

(ii)	it is impossible to make payment in the country of the currency in which the Revolving Loan is to be denominated in the manner provided for in this Agreement,

the Facility Agent shall promptly notify the Obligors’ Agent and the Lenders. In this event, any Lender that gives notice pursuant to this Clause 13.2 will be required to participate in the Revolving Loan in the applicable Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be paid) and its participation will be treated as a separate Revolving Loan denominated in the applicable Base Currency during that Interest Period.

13.3	Redenomination

(a)	Subject to paragraphs (f) and (g) below, the Obligors’ Agent shall be entitled at any time to deliver a Redenomination Request, by no later than 9.00 a.m. (London time) three Business Days prior to the proposed Redenomination Date to redenominate all or part (if in part, in integral multiples of 1,000,000 of the currency in which the Bridge Facility is then denominated or such other amount as is required to facilitate a repayment in accordance with paragraph (g) below) (each such amount in the relevant currency, a “Converted Amount”) of the Bridge Facility in Sterling and/or Euro.

(b)	The new amount of the Bridge Loans in Sterling and/or Euro (as the case may be) will be equal to the amount in Sterling and/or Euro (as the case may be) which can be sold at the Facility Agent’s actual rate of fx exchange against the Converted Amount on the third Business Day before the applicable Redenomination Date (in each case, the “Conversion Rate”).

(c)	The Facility Agent shall notify each Lender by 3:00 pm (London time) three Business Days prior to the Redenomination Date of each Lender’s participation in the new Sterling and/or Euro denominated Bridge Loans (as the case may be) which shall be the same proportion as its participation in the U.S. Dollar denominated Bridge Loans to be repaid bears to the aggregate amount of such Bridge Loans and each Lender shall make its share of the Sterling and/or Euro denominated Bridge Loans (as the case may be) available to the Facility Agent on the Redenomination Date.

(d)	The Facility Agent shall apply the amount paid to it pursuant to paragraph (c) above in the purchase of the relevant currency at the Conversion Rate and pay the relevant currency to the Lenders in their relevant proportions.

(e)	With effect from the Redenomination Date that portion of the Bridge Loans the subject of a Redenomination Request shall be deemed to be outstanding in Sterling and/or Euro (as the case may be).

(f)	If the Obligors’ Agent has not exercised its right to redenominate the Bridge Loans within one month after the First Utilisation Date, all of the Bridge Facility shall be automatically redenominated in Sterling on the day falling one month after the First Utilisation Date as if a Redenomination Request for such purpose had been delivered on that day.

(g)	The Obligors’ Agent shall only be entitled to exercise its right to request the redenomination of the Bridge Loans in Euro to facilitate the repayment of the Bridge Loans from the proceeds of a Property Financing denominated in Euro.

13.4	Facility Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.6 (Lenders’ participation).

14.	TAXES

14.1	Tax Definitions

In this Agreement:

“Domestic Lender” means

(a)	in relation to a participation in a Utilisation made by a Lender to a Borrower incorporated in the United Kingdom, a Lender which is beneficially entitled to interest payable to that Lender in respect of that participation in that Utilisation made to that Borrower and is:

(i) (A)	a “bank” (as defined in section 840A of the Taxes Act for the purpose of section 349 of the UK Taxes Act) making that participation in that Utilisation by way of an advance; or

(B)	a Lender in respect of that participation in that Utilisation made by way of an advance by a person that was a “bank” (as defined in section 840A of the UK Taxes Act for the purpose of section 349 of the UK Taxes Act) at the time that that advance was made;

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that participation in that Utilisation; or

(ii) (A)	a company resident in the United Kingdom for UK corporation tax purposes; or

(B)	a partnership each member of which is:

(I)	a company resident in the UK for UK corporation tax purposes; or

(II)	a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which is required to bring into account when computing its chargeable profits (within the meaning of Section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of Sections 114 and 115 of the UK Taxes Act; or

(C)	a company not resident in the UK for UK corporation tax purposes which carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by Section 11(2) of the UK Taxes Act);

(b)	in relation to a participation in a Utilisation made by a Lender to a Borrower that is a United States person as such term is defined in Section 7701(a)(30) of the Code for U.S. federal income tax purposes or which is otherwise treated as a United States person for U.S. federal income tax purposes (a “United States Person”):

(i)	a Lender which is created or organised under the laws of the United States of America or of any state thereof and which is treated as a United States Person;

(ii)	a Lender which is entitled to receive an interest payment without deduction or withholding of any United States federal income taxes (in relation to that Lender’s participation in that Utilisation to that Borrower) as a result of that interest payment being effectively connected with the conduct by that Lender of a trade or business within the United States (subject only to completion of procedural formalities); or

(iii)	a Lender (other than a “bank” for United States federal income tax purposes) which is entitled to receive that interest payment without deduction or withholding of any United States federal income taxes (in relation to that Lender’s participation in that Utilisation made to that Borrower) as a result of the United States federal “portfolio interest exemption” applying to that interest payment (subject only to completion of procedural formalities);

(c)	in relation to a participation in a Utilisation made by a Lender to a Borrower incorporated in France:

(i)	a Lender which is resident in France for French tax purposes and which fulfils the conditions imposed by French law in order for a payment not to be subject to (or as the case may be, to be exempt from) any Tax Deduction; or

(ii)	a Lender whose participation in that Utilisation to that Borrower is made through a permanent establishment registered in France and which fulfils the conditions imposed by French law (subject to the completion of any necessary procedural formalities) in order for a payment not to be subject to (or as the case may be, to be exempt from) any Tax Deduction;

(d)	in relation to a participation in a Utilisation made by a Lender to a Borrower incorporated in Spain:

(i)	a Lender which is:

(A)	a Spanish credit entity or financial credit establishment recorded in the Bank of Spain to which the provisions set out in paragraph (c) of Article 59 of Royal Decree 1777/2004 of 30 July 2004 apply; or

(B)	a Spanish permanent establishment of a non-Spanish financial entity with which that Lender’s participation in that Utilisation is effectively connected, to which, the provisions contained in the second paragraph of number 1 of Article 8 of Royal Decree 1776/2004 of 30 July 2004, apply; or

(ii)	a Lender which is a resident for tax purposes in a Member State of the European Union (other than Spain) and is not acting (in relation to that participation in that Utilisation) through a permanent establishment in Spain or a territory considered as a tax haven (under Spanish law); or

(iii)	a Lender which is lending through a Facility Office in a Participating Member State (other than Spain) which is not acting (in relation to that participation in that Utilisation) through a permanent establishment in Spain or a territory considered as a tax haven (under Spanish law);

(e)	in relation to a participation in a Utilisation made by a Lender to a Borrower incorporated in Germany, any Lender which (i) is tax resident in Germany or (ii) is not tax resident in Germany but does carry on a business in Germany through a permanent establishment, a branch or agency with which the Lender’s participation in that Utilisation is effectively connected; and

(f)	in relation to a participation in a Utilisation made by a Lender to a Borrower incorporated other than in the United Kingdom, France, Germany or Spain, or that is not a United States Person any Lender which is lending through a Facility Office in the jurisdiction of incorporation of that Borrower.

“Qualifying Person” means a Lender that is:

(a)	a Domestic Lender; or

(b)	a Treaty Lender.

No Lender will be a Qualifying Person in relation to a participation made by that Lender to a United States Person that is incorporated in a jurisdiction other than the United States, unless in relation to such participation, such Lender is a Qualifying Person both with respect to a Borrower incorporated in such non-U.S. Jurisdiction and with respect to a Borrower that is a United States Person. A Lender may be a “Qualifying Person” for the purposes of this Agreement (or not) in relation to each participation in each Utilisation made to each Borrower.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of a participation in a Utilisation made by that Lender to a Borrower incorporated in the UK is either:

(a)	a company resident in the UK for UK corporation tax purposes; or

(b)	a partnership each member of which is:

(i)	a company resident in the UK for UK corporation tax purposes; or

(ii)	a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which is required to bring into account when computing its chargeable profits (within the meaning of Section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that Advance that falls to it by reason of Sections 114 and 115 of the UK Taxes Act; or

(c)	a company not resident in the UK for UK corporation tax purposes which carries on a trade in the UK through a branch or agency and that interest payable in respect of that Advance falls to be brought into account in computing the chargeable profits of that company for the purposes of Section 11(2) of the UK Taxes Act.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under paragraph (d) of Clause 14.3 (Tax Gross-Up) or a payment made under paragraph (a) of Clause 14.4 (Tax Indemnity).

“Treaty Lender” means a Lender in respect of a Utilisation:

(a)

which is treated as resident (for the purposes of the appropriate double Taxation agreement) in a jurisdiction having a double Taxation agreement with the jurisdiction of incorporation of the relevant Borrower which makes provision for full exemption from Tax imposed by the jurisdiction of incorporation of the relevant Borrower on any payment with respect to that Utilisation (subject only to completion of procedural formalities) provided that if a Borrower is a United States Person no Lender shall be a Treaty Lender unless it is eligible for a full exemption from Tax imposed by the United States pursuant to a double Taxation agreement between its jurisdiction of incorporation and the United States; and

(b)	which does not carry on business in the jurisdiction of incorporation of the relevant Borrower through a permanent establishment with which that Lender’s participation in that Utilisation is effectively connected.

“UK Non-Bank Lender” means:

(a)	where a Lender becomes a party hereto on the day on which this Agreement is entered into, a Lender who is in relation to a participation in a Utilisation made by a Lender to a Borrower incorporated in the UK, a Domestic Lender only by virtue of paragraph (a)(ii) of the definition of “Domestic Lender”; and

(b)	where a Lender becomes a party hereto after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Transfer Certificate which it executes on becoming a party hereto.

“UK Taxes Act” means the Income and Corporation Taxes Act 1988 (of the United Kingdom Parliament).

14.2	Payments to be free and clear

All payments to be made by each Obligor under each Finance Document shall be paid free and clear of and without any Tax Deduction (in each case except to the extent required by law).

14.3	Tax Gross-Up

(a)	The Obligors’ Agent or the relevant Obligor shall promptly upon it becoming aware that an Obligor is required by law to make a Tax Deduction (or that there is a change in the rate or the basis of any Tax Deduction) notify the Facility Agent of such requirement or change.

(b)	A Lender, upon becoming aware that it has ceased to be a Qualifying Person, shall promptly notify the Facility Agent of this. If the Facility Agent receives such notification from a Lender it shall promptly notify the Obligors’ Agent.

(c)	If an Obligor is required by law to make a Tax Deduction it shall make the Tax Deduction in the minimum amount required by law and shall make any payment required in connection with any Tax Deduction within the time period and in the amount required by law.

(d)

Except as provided by paragraphs (f) or (g) below, if a Tax Deduction is required by law to be made by an Obligor or the Facility Agent the amount of the payment due from the Obligor shall be increased to an amount which ensures that, after the making of that Tax Deduction, each relevant Party receives on the due date and retains (free from any liability in respect of such

Tax Deduction) a net sum equal to the amount of the payment which it would have received and so retained had no such Tax Deduction been required.

(e)	Within 30 days after making any Tax Deduction or a payment which it is required to make in connection with any Tax Deduction, the Obligor making that Tax Deduction or payment shall deliver to the Facility Agent for the relevant Party, an original receipt or certified copy thereof, or, if unavailable evidence satisfactory to that Party (acting reasonably) that the Tax Deduction has been made and that any payment which is required in connection with any Tax Deduction has been made to the relevant Tax authority or other person.

(f)	No Obligor is required to make any increased payment under paragraph (d) above as a result of a Tax Deduction in respect of Tax imposed by any relevant taxing authority from a payment on a Utilisation made to that Borrower if at the time that Tax Deduction is made:

(i)	the Lender is not a Qualifying Person and that Tax Deduction would not have been required or would have been fully refunded had that Lender been a Qualifying Person at that time, unless the reason that such Lender is not a Qualifying Person at that time is a change after the date on which it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or double taxation agreement or any published practice or published concession of any relevant Tax authority;

(ii)	in relation to a Borrower which is resident for the purposes of UK corporation tax in the UK, both of the following conditions are satisfied, namely:

(A)	the relevant Lender is a UK Non-Bank Lender, or would have been a UK Non-Bank Lender were it not for a change after the date on which it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or double Taxation agreement or any published practice or published concession of any relevant tax authority; and

(B)	the Board of the Inland Revenue has given (and not revoked) a direction under Section 349C of the UK Taxes Act (as that provision has effect on the date of this Agreement or, in the case of a UK Non-Bank Lender which became a Lender after the date of this Agreement, on the date on which it became a Lender) that Section 349A(1) of the UK Taxes Act is not to apply in relation to that payment of interest and that Obligor has notified the Facility Agent on behalf of that UK Non-Bank Lender of the terms of that direction; or

(iii)	the Lender is a Qualifying Person and the relevant Obligor is able to demonstrate that such increased payment is required as a result of the failure of the relevant Lender to comply with its obligations under Clause 14.6 (Filings and Confirmations);

(iv)	the reason an increased payment is payable is because (A) a Tax Deduction is required to be made, pursuant to European Council Directive 2003/48 EC, from a payment made or received by the Facility Agent and (B) such Tax Deduction arises as a result of a failure by the Facility Agent to comply with the terms of Clause 28.19 (Location of Facility Agent).

(g) (i)	No Obligor shall be required to make any increased payment under paragraph (d) above as a result of a Tax Deduction in respect of Tax imposed by the United States of America from a payment on a Utilisation made to that Obligor if at the time that Tax Deduction is made, the conditions of sub-paragraph (ii) below are not met and such Tax was imposed as a result of such failure;

(ii)	Each Lender that is not a United States Person agrees to deliver to the Facility Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Clause 26.2 (Conditions of assignment or transfer) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, two accurate and complete, original and duly signed copies of U.S. Internal Revenue Service Form W-8ECI or Form W-8BEN (or applicable successor forms) and/or such other forms as may be required certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement. In addition, each Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will promptly deliver to the Facility Agent two new accurate and complete, original and duly signed copies of U.S. Internal Revenue Service Form W-8ECI or Form W-8BEN and/or such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement, or it shall immediately notify the relevant Obligor and the Facility Agent of its inability to deliver any such form or certificate, in which case such Lender shall not be required to deliver any such form or certificate pursuant to this Section 14.3.

(h)	A UK Non-Bank Lender which becomes a party hereto on the date on which this Agreement is entered into gives a Tax Confirmation to the Parent and the relevant Obligor by entering into this Agreement.

(i)	Without prejudice to the requirements of paragraph (b) above, a UK Non-Bank Lender shall promptly notify the Facility Agent if there is, or is likely to be, any change in the position from that set out in a Tax Confirmation. If the Facility Agent receives such notification from a UK Non-Bank Lender it shall promptly notify the Parent and the relevant Obligor.

14.4	Tax Indemnity

(a)	Except as provided by paragraph (b) below, the Obligors’ Agent shall, or shall procure that an Obligor shall, on demand by the Facility Agent indemnify a Finance Party against any loss, liability or cost which that Finance Party (in its sole discretion) determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Finance Party in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(A)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for Tax purposes (which jurisdictions will include the United States of America in the case of a Finance Party that is treated as a United States Person); or

(B)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, or that Finance Party is otherwise subject to non-resident tax liability,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party; or

(ii)	if and to the extent that any such loss, liability or cost:

(A)	is compensated for by an increased payment pursuant to paragraph (d) of Clause 14.3 (Tax Gross-Up) or would have been so compensated but for the operation of paragraph (f) or paragraph (g) of Clause 14.3 (Tax Gross-Up); or

(B)	is suffered or incurred by a Lender and would not have been suffered or incurred if such Lender had been a Qualifying Person in relation to the relevant Borrower at the relevant time unless the reason such Lender was not such a Qualifying Person at the relevant time is a change after the date on which it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or double Taxation agreement or any published practice or published concession of any relevant Tax authority of a jurisdiction with which such Lender has a connection; or

(C)

is suffered or incurred by a Lender and would not have been suffered or incurred if such Lender had met the conditions of sub-paragraph 14.3(g)(ii) above at the relevant time unless the reason such Lender did not meet the conditions of sub-paragraph 14.3(g)(ii) above at the relevant time is a change after the date on which it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or double Taxation agreement or any published practice or published concession of any relevant Tax authority of a jurisdiction with which such Lender has a connection; or

(D)	arises as a result of a failure by the Facility Agent to comply with the terms of Clause 28.19 (Location of Facility Agent).

(c)	A Finance Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent will notify the Obligor’s Agent and the relevant Obligor.

(d)	A Finance Party shall, on receiving a payment from an Obligor under paragraph (a) above notify the Facility Agent.

14.5	Tax Credits

(a)	If an Obligor makes a Tax Payment and the relevant Finance Party determines, in good faith, that it has obtained, utilised and retained on an affiliated group basis a Tax Credit which is attributable to that Tax Payment, that Finance Party shall pay to the relevant Obligor such amount as that Finance Party determines, in good faith, to be attributable to the relevant Tax Payment and as will leave that Finance Party (after that payment) in the same after-Tax position as it would have been in if the Tax Payment had not been required to be made by that Obligor.

(b)	Without prejudice to paragraph (a) above and subject to Clauses 14.6 (Filings and Confirmations) and 15.3 (Mitigation), no provision of this Agreement will:

(i)	interfere with the right of any Finance Party to arrange its tax affairs in whatever manner it thinks fit;

(ii)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(iii)	oblige any Finance Party to disclose any information relating to its tax affairs or any computations in respect of Tax.

14.6	Filings and Confirmations

(a)	A Qualifying Person and each Obligor which makes a payment to which that Qualifying Person is entitled shall cooperate in a timely manner in submitting such forms and documents and completing such procedural formalities as may be required by the appropriate Tax authority for (i) such Obligor to obtain authorisation to make that payment without having to make a Tax Deduction or (ii) such Lender to receive a refund of such Tax Deduction.

(b)	Without prejudice to the generality of paragraph (a) above, a Qualifying Person (in relation to a participation in a Utilisation made to a Borrower incorporated in Spain) shall promptly supply that Borrower with a valid certificate of residence or equivalent form (as may be determined by the relevant Double Taxation Treaty or its further regulations) (from the appropriate tax authority of its jurisdiction of residence) and, in any case, prior to any payment being made.

(c)	Without prejudice to the generality of paragraph (a) above, a Lender whose participation in a Utilisation to a Borrower incorporated in France shall, if that Lender’s participation in that Utilisation is made through a branch in France, duly and timely provide to that Borrower a certificate issued by the French tax authorities evidencing that Lender’s place of taxation in France.

(d)	Without prejudice to the generality of paragraph (a) above, a Lender being subject to non-resident tax liability in Germany shall timely file all Tax returns and pay to the relevant German Tax authorities any amount of Tax as soon as it becomes due if failure to file such return or to pay such Tax could result in a withholding obligation for the relevant Borrower.

(e)	Without prejudice to the generality of paragraph (a) above, a Lender, other than a Bank, that is a United States Person shall promptly deliver to the Facility Agent on or prior to the Closing Date, or in the case of a Lender, other than a Bank, that is an assignee or transferee of an interest under this Agreement pursuant to Clause 26.2 (Conditions of assignment or transfer) unless the relevant Lender was already a Lender hereunder immediately prior to such assignment or transfer, on the date of such assignment or transfer to such Lender, two accurate and complete, original and duly signed copies of U.S. Internal Revenue Service Form W-9.

14.7	Stamp Taxes

The Obligors’ Agent shall, or shall procure that another Obligor shall, pay and, on demand by the Facility Agent, immediately indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to any stamp duty, stamp duty reserve, registration and any other similar Tax or notarial fees payable in connection with any Finance Document, except for any such Tax or notarial fees payable in connection with the entry into a Transfer Certificate.

14.8	VAT

(a)	All amounts expressed to be payable under a Finance Document by any party hereto to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any party hereto in connection with a Finance Document that party shall pay to the Finance Party (in addition to and at the same time as paying the consideration for that supply) an amount equal to the amount of the VAT.

(b)

Where a Finance Document requires any party hereto to reimburse a Finance Party for any costs or expenses, that party shall also at the same time pay and indemnify the Finance Party against any VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party determines, in its sole discretion, that it is not entitled to credit for or repayment of the VAT.

15.	CHANGE IN CIRCUMSTANCES

15.1	Illegality

If at any time it becomes, after the date of this Agreement, unlawful in any applicable jurisdiction for any Lender to allow all or part of its Commitments to remain outstanding and/or to make, fund or allow to remain outstanding all or part of its share of any Utilisation and/or to carry out all or any of its other obligations under this Agreement:

(a)	upon that Lender notifying the Facility Agent and the Facility Agent notifying the Obligors’ Agent, its Commitments shall be cancelled to the extent of the illegality; and

(b)	the Borrowers shall prepay that Lender’s portion of each Utilisation on the last day of the relevant Interest Period and forthwith provide cash cover in an amount equal to that Lender’s Contingent Liability in relation to each Bank Guarantee or, if earlier, the date specified by the Lender in its notice as may be necessary to comply with the relevant law or directive (being no earlier than the last day of any applicable grace period permitted by law) with accrued interest thereon and any other sum then due to that Lender under this Agreement.

15.2	Increased Costs

(a)	If, as a result of the introduction of or any change in, or in the interpretation or application or administration of (in each case, after the date of this Agreement), any law or (whether or not having the force of law but, if not having the force of law, being one with which it is the practice of banks in the relevant jurisdiction to comply) any directive of any agency of any state including, without limitation, any law or directive relating to Taxation, reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or other forms of banking, fiscal, monetary, or regulatory controls:

(i)	the cost to any Lender of maintaining all or any part of its Commitments and/or of making, maintaining or funding all or any part of its share of any Utilisation or overdue sum under the Finance Documents is increased; and/or

(ii)	any sum received or receivable by the Facility Agent or any Lender under the Finance Documents or the effective return to it under the Finance Documents is reduced; and/or

(iii)

the Facility Agent or any Lender makes any payment or foregoes any interest or other return on or calculated by reference to the amount of any sum received or receivable by it under the Finance Documents, the Obligors’ Agent shall or shall procure that one or more Obligors shall, within five Business Days of a demand by the Facility Agent, indemnify the Facility Agent or that Lender against that increased cost, reduction, payment or foregone interest or other return and, accordingly, shall from time to time, within five Business Days of a demand by the Facility Agent (whenever made), pay to the Facility Agent for its own account or for the account of that Lender the amount certified by it to be necessary so to indemnify it (such demand to include reasonable details of the calculation of the amounts demanded).

(b)	The Obligors’ Agent will not be obliged to compensate the Facility Agent or any Lender pursuant to paragraph (a) above in respect of any increased cost, reduction, payment, foregone interest or other return:

(i)	compensated for by payment of the Mandatory Cost;

(ii)	attributable to a change (whether of basis, timing or otherwise) in the Tax on the net income of the Facility Agent or that Lender or compensated for under Clause 14 (Taxes) or which would have been compensated for under Clause 14 (Taxes) but for the exceptions contained therein;

(iii)	which is a Tax cost arising as a result of a Lender ceasing to be a Qualifying Person in relation to the relevant Borrower unless the reason such Lender was not such a Qualifying Person at the relevant time is a change after the date on which it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or double Taxation agreement or any published practice or published concession of any relevant Tax authority of a jurisdiction with which such Lender has a connection; or

(iv)	attributable to any wilful breach by the relevant Finance Party or any of its Affiliates of any law or directive.

(c)	To the extent that any holding company of the Facility Agent or any Lender suffers a cost which would have been recoverable by the Facility Agent or that Lender under this Clause 15.2 had that cost been imposed on the Facility Agent or that Lender the Facility Agent or that Lender shall be entitled to recover that amount under this Clause 15.2 on behalf of the relevant holding company.

15.3	Mitigation

If in respect of any Lender, circumstances arise which would, or would upon the giving of notice, result in:

(a)	an obligation to make any payment under Clause 14 (Taxes); or

(b)	an obligation to make payment under Clause 15.1 (Illegality); or

(c)	a demand for compensation under Clause 15.2 (Increased Costs); or

(d)	the rate of interest being determined under Clause 15.4 (Change in Market Conditions),

then, without in any way limiting, reducing or otherwise qualifying the obligations of the Obligors under those Clauses, upon the request of the Obligors’ Agent, such Lender, in consultation with the Facility Agent and the Obligors’ Agent, shall take such reasonable steps as may be open to it to mitigate the effects of such circumstances (including changing its Facility Office or transferring its rights and obligations under the Finance Documents to an Affiliate) provided that the Lender concerned will not be obliged to take any action if to do so would or might in the opinion of the Lender have an adverse effect upon its business, operations or financial condition or cause it to incur liabilities or obligations (including, without limitation, Tax liabilities) which, in its opinion, are material or cause it to incur any costs or expenses for which it has not been indemnified to its satisfaction by the Obligors’ Agent.

15.4	Change in Market Conditions

(a)	If in relation to any Interest Period for a Loan:

(i)	where LIBOR or EURIBOR is to be determined by reference to the Reference Banks, none or only one Reference Bank supplies a quotation in accordance with the definition of LIBOR or, in the case of Utilisations in euro, EURIBOR; or

(ii)	Lenders whose participations in a Utilisation exceed 50 per cent. of that Utilisation notify the Facility Agent that by reason of circumstances affecting the Relevant Interbank Market the cost to them of obtaining matching deposits in the Relevant Interbank Market in sufficient amounts to fund their respective shares of the amount to which that Interest Period relates is in excess of LIBOR or EURIBOR (as appropriate), the Facility Agent shall promptly notify the Obligors’ Agent and the Lenders and any such event shall be a “Market Disruption Event”.

(b)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Utilisation for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Utilisation from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Utilisation.

(c)	If a Market Disruption Event occurs and the Facility Agent or the Obligors’ Agent so requires, the Facility Agent and the Obligors’ Agent shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(d)	Any alternative basis agreed pursuant to paragraph (c) above shall, with the prior consent of all the Lenders and the Obligors’ Agent, be binding on all parties to this Agreement.

15.5	Issuing Bank

References to a Lender in Clauses 14 (Taxes), 15.1 (Illegality), 15.2 (Increased Costs) and 15.3 (Mitigation) shall include any Lender in its capacity as an Issuing Bank.

15.6	Replacement of Lender

(a)	If at any time:

(i)	any Obligor becomes obliged to pay additional amounts described in Clauses 14 (Taxes), 15.1 (Illegality), 15.2 (Increased Costs) or 15.4 (Change in Market Conditions) to any Lender; or

(ii)	any Lender does not agree to a consent, waiver or amendment to the Finance Documents which the Obligors’ Agent has requested and which is a matter requiring the agreement of all Lenders or the Super Majority Lenders, and the Majority Lenders have given their consent to such matter, then the Obligors’ Agent may on 10 Business Days’ prior written notice to the Facility Agent and such Lender replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 26.1 (Assignments and transfers by the Lenders) all of its rights and obligations under this Agreement to a Lender or another bank, financial institution, trust fund or other entity selected by the Obligors’ Agent (following consultation with the Facility Agent) and which (unless any such Lender continues to be fully liable for its obligations to the Issuing Bank under any relevant Bank Guarantee) has been approved by the Issuing Bank (which approval shall not be unreasonably withheld) which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participation on the same basis as the transferring Lender) for a purchase price equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and fees and other amounts payable to that Lender hereunder.

(b)	The replacement of a Lender pursuant to this Clause 15.6 shall be subject to the following conditions:

(i)	neither the Facility Agent nor the Security Agent (in their capacities as such) may be replaced without the consent of the Majority Lenders;

(ii)	neither the Facility Agent nor any Lender shall have any obligation to the Group to find a replacement Lender or other such entity;

(iii)	such replacement must take place no later than 180 days after the date the relevant Lender:

(A)	notified the Obligors’ Agent and the Facility Agent of its failure to agree to any requested consent, waiver or amendment to the Finance Documents; or

(B)	has demanded payment of additional or increased amounts under Clauses 14 (Taxes), 15.1 (Illegality), 15.2 (Increased Costs) or 15.4 (Change in Market Conditions) as the case may be;

(iv)	the Lender hereby replaced shall not be required to pay or surrender to such replacement Lender or other entity any of the fees received by such Lender replaced pursuant to this Agreement; and

(v)	to the extent that the replacement of a Lender results from any Obligor becoming obliged to pay additional amounts pursuant to Clauses 14 (Taxes) or 15.2 (Increased Costs) this provision will not release the Obligor from its obligations to pay any such additional amounts to such Lender prior to such Lender being replaced and the payment of such additional amounts (which have been notified to the Obligors’ Agent) shall be a condition to the replacement of such Lender.

16.	INTEREST

16.1	Interest Periods

Interest shall be calculated and payable on each Loan by reference to Interest Periods. Subject to the other provisions of this Agreement, each Interest Period shall be of one, two, three or six months’ duration (or any other duration as may be agreed by the Facility Agent, or if more than six months, all Lenders) as selected by the Obligors’ Agent or the relevant Borrower in the Utilisation Request for that Loan or, in the case of any subsequent Interest Period relating to a Term Loan, in a Selection Notice which is irrevocable, and is received by the Facility Agent not later than the Specified Time, before the first day of that Interest Period (or such other period as may be agreed between the Obligors’ Agent and the Lenders) except that:

(a)	subject to paragraph (d) of this Clause 16.1, the first Interest Period applicable to any Term Loan (other than the first Term Loan) shall end on the same date as the then current Interest Period relating to any outstanding Term Loan or Term Loans drawn down by the same Borrower;

(b)	each Loan shall have an Interest Period commencing on its Utilisation Date and each successive Interest Period applicable to a Term Loan shall commence on the expiry of the immediately preceding Interest Period for that Term Loan;

(c)	if any Borrower or the Obligors’ Agent wishes to select an Interest Period for a Term Loan extending beyond a Repayment Date, it may do so only in relation to that part of the Term Loan not due for repayment on that date. The remainder (being equal to the repayment instalment due on that date) shall be deemed to be a separate Term Loan with an Interest Period ending on that date;

(d)	subject to Clause 4.4 (Maximum number of Utilisations), after the Syndication Date (as defined below), if a Borrower so elects in a Selection Notice, not less than four Business Days prior to the date on which an Interest Period is due to commence in respect of a Term Loan, it may select different Interest Periods of one, two, three or six months’ duration (or such other period as may be selected in accordance with paragraphs (g) or (h) below or that Borrower and the Facility Agent may agree) for different parts of such Term Loans (each such part to be in an amount of not less than €2,500,000 (or its currency equivalent), and each such part shall thenceforth be deemed to be a separate Term Loan;

(e)	subject to Clause 4.4 (Maximum number of Utilisations), prior to the Syndication Date (as defined below), if a Borrower so elects in a Selection Notice, not less than four Business Days prior to the date on which an Interest Period is due to commence in respect of a Term Loan, it may select different Interest Periods of one, two, three or six months duration (or such other period as may be selected in accordance with paragraphs (g) or (h) below or that the Borrower and the Facility Agent may agree) for different parts of such Term Loans (each such part to be in an amount of not less than €2,500,000 (or its currency equivalent), and each such part shall thenceforth be deemed to be a separate Term Loan;

(f)	until the earlier of the date falling four months after the First Utilisation Date and the date on which the Facility Agent advises the Obligors’ Agent that primary syndication of the Facilities is complete (the “Syndication Date”), Interest Periods for the Revolving Facility shall be of one month duration (or such shorter period as shall be agreed between the Facility Agent and the Obligors’ Agent in order to facilitate primary syndication of the Facilities);

(g)	for the purposes of attempting to match the final day of an Interest Period to the date of any proposed prepayment of the Bridge Facility from the proceeds of the Property Financing the relevant Borrower may select Interest Periods of less than one month’s duration;

(h)	for the purposes of attempting to match the final day of an Interest Period to a Redenomination Date the relevant Borrower may select Interest Periods of less than one month’s duration;

(i)	subject to the above exceptions, any Interest Period for which no effective Selection Notice is received by the Facility Agent shall be of one month’s duration; and

(j)	no Interest Period in relation to a Revolving Loan may extend beyond the relevant Maturity Date.

16.2	Interest Rate

The rate of interest applicable to a Loan for a particular Interest Period shall be the rate per annum determined by the Facility Agent to be the sum of:

(a)	the Mandatory Cost (to the extent incurred by the relevant Lender);

(b)	the applicable Margin; and

(c)	LIBOR or, in the case of Loans in euro, EURIBOR for that Loan for that Interest Period.

Interest will accrue daily and shall be calculated on the basis of a 365 day year in the case of Loans denominated in Sterling and a 360 day year in the case of Loans denominated in any other currency or in either case on the basis of such other calculation period as market convention dictates.

16.3	Notification of Interest Periods and Rates

The Facility Agent shall promptly notify the Obligors’ Agent and the Lenders of the duration of each Interest Period and the rate of interest applicable to such Interest Period.

16.4	Effective Global Rate (Taux Effectif Global)

For the purposes of Articles L313-1 et seq, R 313-1 and R313-2 of the Code de la Consommation, the Parties acknowledge that by virtue of certain characteristics of the Facilities (and in particular the variable interest rate applicable to Loans and the Obligor’s right to select the currency and the duration of the Interest Period of each Loan) the taux effectif global cannot be calculated at the date of this Agreement. However, each Obligor incorporated in France acknowledges that it has received from the Facility Agent a letter containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de période set out in the letter. The Parties acknowledge that that letter forms part of this Agreement.

16.5	Payment of Interest

On the last day of each Interest Period, the relevant Borrower shall pay the unpaid interest accrued during the relevant Interest Period on the Loan to which it relates provided that if an Interest Period is in excess of six months, unpaid interest accrued during each successive six month period during such interest period shall be paid on the last Business Day of each such six month period with the balance of the unpaid interest accrued during that Interest Period to be paid on the last day of the relevant Interest Period.

16.6	Default Interest

In relation to any Unpaid Sum, (including, without limitation, any sum payable by any Obligor pursuant to this Clause 16.6), the relevant Obligor will pay default interest from the due date of such Unpaid Sum to the date of actual payment (both before and after judgment) at a rate determined by the Facility Agent to be one per cent. per annum above:

(a)	where the Unpaid Sum is principal which has fallen due prior to the expiry of the relevant Interest Period, the rate applicable to such principal immediately prior to the date it so fell due (but only for the period from such due date to the end of the relevant Interest Period); or

(b)	in any other case (including principal falling within paragraph (a) above once the relevant Interest Period has expired), the rate which would be payable if the Unpaid Sum was a Loan made for a period equal to the period of non-payment divided into successive Interest Periods of such duration as shall be selected by the Facility Agent (each a “Default Interest Period”).

For the purposes of determining the rate of interest on an Unpaid Sum under this Clause 16.6, the Margin shall be:

(i)	if such Unpaid Sum comprises principal or interest or any other amount due under or attributable to any Bridge Facility, the Margin in relation to the Bridge Facility;

(ii)	if such Unpaid Sum comprises principal or interest or any other amount due under or attributable to the Option A Term-out Facility, the Margin in relation to the Option A Term-out Facility;

(iii)	if such Unpaid Sum comprises principal or interest or any other amount due under or attributable to Tranche A, the Margin in relation to Tranche A or if such Unpaid Sum comprises principal or interest or any other amount due under or attributable to Tranche B, the Margin in relation to Tranche B;

(iv)	if such Unpaid Sum comprises principal or interest or any other amount due under or attributable to the Revolving Facility, the Margin in relation to the Revolving Facility; and

(v)	if such Unpaid Sum is not properly attributable to either the Bridge Facility, the Revolving Facility or the Term-out Facility, the Margin under the Revolving Facility.

Default interest will be payable on demand by the Facility Agent and will be compounded at the end of each Default Interest Period.

17.	FEES

17.1	Commitment fee

(a)	The Obligors’ Agent will pay, or will procure that a member of the Group pays, to the Facility Agent (for the account of each Lender) a fee in the Base Currency computed (on the basis of a 360 day year or if the Base Currency of the applicable Facility is Sterling, on the basis of a 365 day year) at the rate of:

(i)	0.50 per cent. per annum on that Lender’s Available Commitment under the Bridge Facility from the date of this Agreement until and including the First Utilisation Date;

(ii)	0.50 per cent. per annum on that Lender’s Available Commitment under the Revolving Facility, from the date of this Agreement until and including the First Utilisation Date; and

(iii)	0.625 per cent. per annum on that Lender’s Available Commitment under the Revolving Facility, from the First Utilisation Date until and including the last day of the Availability Period applicable to the Revolving Facility.

(b)	The accrued commitment fee is payable:

(i)	in relation to the Bridge Facility, on the First Utilisation Date;

(ii)	in relation to the Revolving Facility, on the First Utilisation Date and, thereafter, on the last day of each successive period of three months which ends during the Availability Period applicable thereto, and on the last day of the Availability Period applicable thereto; and

(iii)	on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective,

provided that no commitment fee is payable if the First Utilisation Date does not occur.

17.2	Arrangement fee

The Obligors’ Agent will pay, or will procure that a member of the Group pays, to the Arrangers for its own account an arrangement fee in the amount and at the times agreed in the Fee Letter (or at such other times as agreed by the Arrangers) provided that no such fee is payable if the First Utilisation Date does not occur.

17.3	Agency fee

The Obligors’ Agent will pay to (or procure payment to) the Facility Agent (for its own account and for the account of the Security Agent) an annual agency fee payable in accordance with the Fee Letter.

17.4	Issuing Bank fee

Each Borrower for whose account a Bank Guarantee is issued will pay to the Issuing Bank which issued that Bank Guarantee a fee equal to 0.125 per cent. per annum on the Contingent Liability (excluding the proportion of such liability not counter-indemnified or guaranteed by the other Lenders) of such Issuing Bank from day to day calculated on the basis of a 360 day year (or a 365 day year in the case of any Bank Guarantee denominated in Sterling) and, in either case, the actual number of days elapsed in relation to that Bank Guarantee. That fee will be payable quarterly in arrears for so long as such Issuing Bank has any such Contingent Liability and on the date on which it ceases to have any such Contingent Liability otherwise than as a result of a transfer by that Lender.

17.5	Term-out Fee

The Obligors’ Agent will pay, or will procure that a member of the Group pays, to the Facility Agent for the account of the Lenders, a term-out fee calculated by reference to the percentage set out in the Fee Letter of the aggregate principal amount of the Term-out Facility Loans (as at the Maturity Date of the Bridge Facility), such Term-out fee to be payable on the date of the conversion of any Bridge Outstandings into a Term-Out Facility Loan.

18.	OTHER INDEMNITIES

18.1	Currency indemnity

Without prejudice to Clause 18.5 (General Indemnity), if:

(a)	any amount payable by any Obligor under or in connection with any Finance Document is received by any Finance Party (or by the Facility Agent on behalf of any Finance Party) in a currency (the “Payment Currency”) other than that agreed in the relevant Finance Document (the “Agreed Currency”), whether as a result of any judgment or order or the enforcement thereof, the liquidation of the relevant Obligor or otherwise and the amount produced by converting the Payment Currency so received into the Agreed Currency is less than or greater than the relevant amount of the Agreed Currency; or

(b)	any amount payable by any Obligor under or in connection with any Finance Document has to be converted from the Agreed Currency into another currency for the purpose of (i) making or filing a claim or proof against any Obligor, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation to any Finance Document, then:

(A)	if the amount produced or payable by the operation of paragraphs (a) and (b) above is less than the relevant amount of the Agreed Currency, the Obligor will, as an independent obligation, promptly following demand, indemnify the relevant Finance Party for the deficiency and any loss sustained as a result; and

(B)	if the amount produced or payable by the operation of paragraphs (a) and (b) above is greater than the relevant amount of the Agreed Currency, the relevant Finance Party will as soon as practicable refund any such amount to the relevant Obligor.

Any conversion required will be made at such prevailing rate of exchange on such date and in such market as is determined by the relevant Finance Party as being most appropriate for the conversion. The Obligor will, in addition, pay any costs incurred as a result of any conversion.

Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

18.2	Indemnity to the Facility Agent

Each of the Obligors will (or will procure that its Subsidiaries will) promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	the investigation of any Default provided that if the investigation shows that no Default had occurred, then such costs and expenses shall be for the account of the Lenders;

(b)	entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 12.9 (Change in Currency); or

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

18.3	Initial Expenses

Each Obligor will (or will procure that one of its Subsidiaries will) within 20 Business Days after demand pay and reimburse to the Arrangers, the Facility Agent and the Security Agent all reasonable costs and expenses (and in relation to paragraph (a) below and upon presentation of invoices, all reasonable disbursements (including translation disbursements) and VAT (if applicable) relating thereto) in each case, properly incurred by the Facility Agent, Security Agent or the Arrangers in connection with:

(a)	the negotiation, preparation, execution and perfection of each of the Finance Documents (subject to caps agreed in certain separate letters); and

(b)	any variation, amendment, restatement, waiver, consent or suspension of rights (or any proposal for any of the same) relating to any of the Finance Documents which is requested by or on behalf of an Obligor or which becomes necessary as a result of circumstances affecting any Obligor.

18.4	Preservation and Enforcement Expenses

Each of the Obligors will on demand pay to and reimburse each Finance Party, on the basis of a full indemnity:

(a)	all reasonable costs and expenses (including reasonable legal fees and other third party or out of pocket expenses and any value added Tax or other similar Tax thereon) properly incurred by such Finance Party in connection with the preservation of any of such Finance Party’s rights under any of the Finance Documents; and

(b)	all costs and expenses (including legal fees and other third party or out of pocket expenses and any value added Tax or other similar Tax thereon)

properly incurred by such Finance Party in connection with the enforcement of any such Finance Party’s rights under any Finance Documents.

18.5	General Indemnity

Each of the Obligors will promptly following demand indemnify each of the Finance Parties against any cost, loss, expense or liability (including any funding or Break Costs but excluding loss of Margin) sustained or incurred by it as a result of:

(a)	a Utilisation not being made by reason of non-fulfilment of any of the conditions in Clauses 4.1 (Initial Conditions Precedent) or 4.2 (Additional Conditions Precedent);

(b)	any sum payable by any Borrower under the Finance Documents not being paid when due (but credit shall be given to such Borrower for any interest paid when due);

(c)	the occurrence of any Event of Default or any breach of the Finance Documents;

(d)	the accelerated repayment of the advances under Clause 25.20 (Acceleration);

(e)	the receipt or recovery by any Finance Party (or the Facility Agent on its behalf) of all or part of any Utilisation or overdue sum including, for the avoidance of doubt, any prepayment made under Clause 10 (Prepayment) otherwise than on the last day of an Interest Period relating to that advance or overdue sum; or

(f)	any prepayment payable by any Borrower under the Finance Documents not being paid after notice of such prepayment has been given to the Facility Agent.

19.	GUARANTEE AND INDEMNITY

19.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	until, in each case, the date on which the aggregate amount raised by the relevant Propco under a Property Financing is equal to or exceeds the notional amount hedged under the Propco Hedging Agreement to which such Propco is a party, guarantees to the relevant Hedging Counterparty thereto punctual performance by the Propcos of their Obligations under the Propco Hedging Agreements;

(c)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it were the principal obligor;

(d)	undertakes with the relevant Hedging Counterparty thereto that, until, in each case, the date on which the aggregate amount raised by the relevant Propco under a Property Financing is equal to or exceeds the notional amount hedged under the Propco Hedging Agreement to which such Propco is a party, whenever a Propco does not pay any amount when due under or in connection with a Propco Hedging Agreement, that Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

(e)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

19.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor will continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party will be entitled to recover the value or amount of that security or payment from the Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

19.4	Waiver of Defences

The obligations of each Guarantor under this Clause 19 will not be affected by any act, omission, matter or thing which, but for this Clause 19, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or security provided to the Obligors pursuant thereto save for amendments of Bank Guarantees contemplated in subparagraph (e)(v) of Clause 7.8 (Indemnities);

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

19.5	Immediate recourse

This Guarantee is a guarantee of payment and not of collection and each Guarantor waives any right it may have of first requiring any Finance Party (or any Security Agent or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or the Security Agent or Facility Agent on its behalf) may:

(a)	refrain from enforcing any security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or enforce the same in such manner and order as it sees fit and no Guarantor shall be entitled to the benefit of the same;

(b)	apply any monies received by it in respect of those amounts in such manner and order as it sees fit; and

(c)	in respect of any amounts received or recovered by any Finance Party after a claim pursuant to this guarantee in respect of any sum due and payable by any Obligor under this Agreement place such amounts in a suspense account (bearing interest at a market rate usual for accounts of that type) unless and until such moneys are sufficient in aggregate to discharge in full all amounts then due and payable under the Finance Documents.

19.7	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Obligors or a Propco under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor or a Propco;

(b)	to claim any contribution from any other guarantor of any Obligor’s or a Propco’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

19.8	Release of Guarantor’s right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor or its Holding Company then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

19.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.10	Limitations for English Guarantors

This guarantee does not apply to any liability to the extent that it would result in such guarantee constituting unlawful financial assistance within the meaning of Section 151 of the Companies Act 1985 or any equivalent provisions of any applicable law.

19.11	Limitations for Spanish Guarantors

This guarantee does not apply to any liability to the extent that it would result in such guarantee constituting unlawful financial assistance within the meaning of: (i) Article 81 of the Spanish Joint Stock Company Law (Ley de Sociedades Anonimas); or (ii) Article 40.5 of the Spanish Limited Liabilities Company Law (Ley de Sociedades de Responsabilidad Limitada), as applicable.

19.12	Limitations for French Guarantors

This Clause 19.12 shall apply to any guarantee (hereafter a “French Guarantee” which is granted by any Guarantor incorporated under the laws of France (a “French Guarantor”).

(a)	In respect of the obligations of any French Guarantor under this Clause 19 (Guarantee and Indemnity), the guarantee, indemnity and other obligations of each French Guarantor expressed to be assumed by it in that capacity under this Clause shall be limited to:

(i)	the obligations as a Borrower under the Finance Documents of such French Guarantor’s Subsidiaries; and

(ii)	the obligations of any Borrower (which is not a Subsidiary of such French Guarantor) with respect to the Revolving Facility, up to an amount equal to the aggregate of all amounts borrowed by the relevant French Guarantor and its Subsidiaries (x) directly under this Agreement and (y) indirectly by way of intra group loans made available directly or indirectly by any member of the Group.

(b)	In any event, the obligations of each French Guarantor shall not exceed €40,000,000.

(c)	And, in any event, the obligations and liabilities of any French Guarantor under this guarantee shall not include any obligation which if incurred would either constitute a misuse of corporate assets as defined under article L.242-6 of the French Commercial Code or the provision of financial assistance as defined by the provisions of Article L.225-216 of the French Commercial Code for the direct or indirect subscription, or the acquisition or the refinancing of the acquisition of its own shares.

19.13	Limitations for United States Guarantors

This Clause 19.13 shall apply to any guarantee (hereafter a “United States Guarantee”) which is granted by any Guarantor incorporated under the laws of the United States of America or any State or territory thereof (a “US Guarantor”).

(a)	In this Clause ”fraudulent transfer law” means any applicable United States bankruptcy and State fraudulent transfer and conveyance statute and any related case law and terms used in this Clause are to be construed in accordance with the fraudulent transfer laws.

(b)	Each US Guarantor acknowledges that it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents; those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any fraudulent transfer law; and each Finance Party has acted in good faith in connection with the guarantee given by that US Guarantor and transactions contemplated by the Finance Documents.

(c)

Any term or provision of this Agreement or any other Finance Document to the contrary notwithstanding, the maximum aggregate amount of the Secured Obligations for which any US Guarantor shall be liable shall not exceed the maximum amount for which such US Guarantor can be liable without rendering this Agreement or any other Finance Document, as it relates to such US Guarantor, subject to avoidance under applicable fraudulent transfer laws, in each case after giving effect (a) to all other liabilities of such US Guarantor, contingent or otherwise, that are relevant under such fraudulent transfer laws (specifically excluding, however, any liabilities of such US Guarantor in respect of inter-company indebtedness to any Obligor to the extent that such indebtedness would be discharged under the relevant fraudulent transfer laws in an amount equal to the amount paid by such US Guarantor hereunder) and (b) to the value of the assets of such US Guarantor (as determined under the applicable provisions of such fraudulent transfer laws) including any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such US Guarantor pursuant to (i) applicable law and (ii) any agreement providing for an equitable allocation among such US Guarantor and other Subsidiaries or Affiliates of such US Guarantor of obligations arising under this Agreement or other guaranties of the Secured Obligations by such parties.

(d)	Each US Guarantor represents and warrants that the sum of its liabilities is less than the value of the US Guarantor’s property at the lesser of fair valuation and present fair saleable value; its capital is not unreasonably small to undertake its business as it is being conducted or as proposed to be conducted; it has not incurred, does not intend to incur and does not believe it will incur debts beyond its ability to pay as they mature; and it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

(e)	Each representation and warranty in this Clause: is made by each US Guarantor on the date of this Agreement; is deemed to be repeated by each additional US Guarantor on the date that it becomes a Guarantor; and each US Guarantor on each Utilisation Date; and is, when repeated, applied to the circumstances existing at the time of repetition.

19.14	Limitations for German Guarantors

The Finance Parties agree not to enforce the guarantee created hereunder by a Guarantor incorporated in Germany as a limited liability company (GmbH) (a “German GmbH Guarantor”) or established in Germany as a limited partnership (Kommanditgesellschaft) with a limited liability company as general partner (a “German GmbH & Co. KG Guarantor” together with any German GmbH Guarantor hereinafter referred to as “German Guarantor”) under this Clause 19 if and to the extent that that guarantee secures liabilities of any of the German Guarantor’s shareholders or an affiliated company (verbundenes Unternehmen) of any such shareholder within the meaning of Section 15 et seq. of the German Stock Corporation Act (Aktiengesetz) (other than the German Guarantor’s or, where the guarantor is a German GmbH & Co. KG Guarantor, its general partner’s Subsidiaries) and if and to the extent that such enforcement would (i) deprive the German Guarantor, or if applicable, its general partner, of the liquidity necessary to fulfil its financial liabilities to its creditors (a “Liquidity Impairment”) or (ii) lead to the situation in which such German GmbH Guarantor’s assets, or where the guarantor is a German GmbH & Co. KG Guarantor, its general partner’s assets (the calculation of which shall take into account the captions reflected in Section 266 subsection (2)A, B and C of the German Commercial Code (Handelsgesetzbuch)) less the sum of (A) the liabilities of the German GmbH Guarantor, or where the guarantor is a German GmbH & Co. KG Guarantor, its general partner’s liabilities (the calculation of which shall take into account the captions reflected in Section 266 sub section (3) B, C and

D of the German Commercial Code), and (B) its respective stated share capital (Stammkapital) (the “Net Assets”)) are less than zero.

(a)	For the purposes of the calculation of the Net Assets the following balance sheet items shall be adjusted as follows:

(i)	the amount of any increase of the German GmbH Guarantor’s or, where the guarantor is a German GmbH & Co. KG Guarantor, its general partner’s stated share capital after the date hereof (excluding any share increase of stated share capital permitted pursuant to any other agreement to which the Facility Agent and the relevant German Guarantor is a party) (aa) that has been effected without the prior written consent of the Facility Agent, (bb) that has been effected out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) or (cc) to the extent that it is not fully paid up, shall be deducted from the stated share capital;

(ii)	loans and other contractual liabilities incurred by the relevant German Guarantor in negligent or wilful violation of the provisions of this Agreement shall be disregarded.

(b)	In addition, each German Guarantor or, where the guarantor is a German GmbH & Co. KG Guarantor, such German GmbH & Co. KG Guarantor and also its general partner shall realise, to the extent legally permitted and, in respect of the relevant German Guarantor’s or as the case may be its general partner’s business, commercially justifiable, in a situation where such German GmbH Guarantor’s or, where the guarantor is a German GmbH & Co. KG Guarantor, its general partner’s (i) Net Assets are less than zero, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets if the asset is not necessary for such German GmbH Guarantor’s or as the case may be its general partner’s business (betriebsnotwendig), or (ii) liquidity is not sufficient to fulfill its financial liabilities to its creditors, any and all of its assets if the relevant asset is not necessary for the relevant German Guarantor’s business (betriebsnotwendig).

(c)	For the purpose of the calculation of the Net Assets or the Liquidity Impairment and thus the enforceable amount, the relevant German Guarantor will, at its own cost and expense, deliver within 60 Business Days after receipt from the Facility Agent of a notice stating that the Facility Agent has become entitled to demand payment under the guarantee, to the Facility Agent an up to date balance sheet drawn up by a firm of auditors of international standard and repute together with a determination of the Net Assets or the Liquidity Impairment. Such balance sheet and determination of Net Assets or the Liquidity Impairment shall be prepared in accordance with accounting principles pursuant to the German Commercial Code and be based on the same principles that were applied when establishing the previous year’s balance sheet.

The determination by the auditors (as set forth above, the “Auditors’ Determination”) pertaining to the relevant German Guarantor shall be up to date and in any event such Auditors’ Determination shall have been prepared as of a date no earlier than 45 Business Days prior to the date of the enforcement of the guarantee.

(d)	Should the relevant German Guarantor fail to deliver such balance sheet and/or determination of the Net Assets or the Liquidity Impairment, the Facility Agent shall be entitled to demand payment under the guarantee, without limitation.

(e)	The restrictions set out in paragraph (a) above in relation to a Liquidity Impairment shall cease to apply, if, at the time a demand for payment under the Guarantee is made against a German Guarantor insolvency proceedings (Insolvenzverfahren) have been commenced (Eröffhung des Insolvenzverfahrens). However, the restrictions set out in paragraph (a) of this Clause 19.14 in relation to a Liquidity Impairment shall come back into effect and shall apply if the commencement of insolvency proceedings is rejected for insufficiency of assets (Ablehnung der Insolvenzeröffnung mangels Masse).

(f)	The limitation of the enforcement of guarantees granted by the German Guarantors set out in this Clause 19.14 shall apply mutatis mutandis to the enforcement of any liability of a German Guarantor under this Agreement. For the avoidance of doubt this Clause 19.14(f) does not operate to restrict the liability any German Guarantor may have in its capacity as a Borrower under this Agreement.

20.	GERMAN CONFIRMATION IN RELATION TO BACK TO BACK FINANCING

(a)	For the purposes of providing evidence to the German tax authorities of the absence of any back to back financing in connection with the Decree (as defined below), each Lender will (on a several basis deliver to the Obligors’ Agent no later than 30 days following the receipt by the Facility Agent of the information set out in paragraph (b) below a Form of Confirmation dated with effect as at the relevant Confirmation Date (as defined below).

(b)	For the purposes of enabling the Lenders to give the confirmation required by the provisions of paragraph (a) above, the Obligors’ Agent will, no later than ten (10) Business Days after a Confirmation Date, deliver to the Facility Agent for distribution to the Lenders, a list of all LTIBRs held by any member of the Group or any direct or indirect shareholders thereof up to and including the Target at the relevant Confirmation Date, which list will (for each such LTIBR) identify (i) the name and address of the relevant debtor, (ii) the name and address of the relevant creditor, and (iii) any other information which the parties consider reasonably necessary to avoid Tax detriments to the Borrower.

(c)	Notwithstanding anything contained in this Agreement, failure by the Obligors’ Agent to comply with the provisions of paragraph (b) above shall not result in a Default or Event of Default.

(d) (i)	For the purposes of the Finance Parties being able to give a Form of Confirmation, the Security Agent, acting for itself and on behalf of each of the other Finance Parties agrees to provide (upon request by a Finance Party or the Obligors’ Agent) a list of all Security Documents entered into by it as Security Agent to secure amounts outstanding under the Finance Documents.

(ii)	Each Finance Party following a request made pursuant to paragraph (d)(i) above will confirm to the Security Agent if it holds any other security that secures any Financial Indebtedness incurred under the Finance Documents by any of the Borrowers incorporated in the Federal Republic of Germany. If so the Security Agent will add such security to the list prepared by it under paragraph (d)(i) above.

(e)	For the purposes of this Clause 20:

“Confirmation Date” means, in relation to a Lender:

(i)	if that Lender is an Original Lender, the Closing Date and, thereafter, the date on or about 31 January which coincides with the financial year end of the Obligor’s Agent; or

(ii)	if that Lender is a New Lender, the date upon which that New Lender becomes a party to this Agreement and, thereafter, the date on or about 31 January which coincides with the financial year end of the Obligor’s Agent;

“Decree” means the decree issued by the German Federal Ministry of Finance (Bundesfinanzministerium) on 15 July 2004 (IV A2-S27 42a-20/04) in relation to Section 8a of the Corporation Tax Act (KStG);

“Form of Confirmation” means the form of confirmation set out in Schedule 14 (Form of Confirmation); and

“LTIBR” means any interest-bearing receivables which qualify as long term in accordance with Section 8 No. 1 of the Trade Tax Act (GewStG) as applied by the Decree.

21.	REPRESENTATIONS

Subject to the Disclosure Letter, each Obligor which is a party to this Agreement represents and warrants (in each case in relation to itself and, to the extent expressed to be applicable thereto, its Subsidiaries (if any)) to each of the Finance Parties that:

21.1	Incorporation

It is duly incorporated with limited liability and validly existing under the laws of the place of its incorporation or organisation and has the power to own its assets and carry on its business as it is now being conducted.

21.2	Power

It has power to enter into, exercise its rights under, and perform and comply with its obligations under, each of the Transaction Documents to which it is party and to carry out the transactions contemplated by such Transaction Documents.

21.3	Authority

All actions, conditions and things required to be taken, fulfilled and done by it in order:

(a)	to enable it to enter into, exercise its rights under, and perform and comply with its obligations under, the Transaction Documents to which it is party and to carry out the transactions contemplated by such Transaction Documents;

(b)	to ensure that those obligations are, subject to the reservations, valid, legally binding and enforceable in accordance with their terms;

(c)	to make each of the Transaction Documents to which it is party admissible in evidence in the courts of the jurisdiction to which it has submitted in such Transaction Document; and

(d)	to create the security constituted by the Security Documents to which it is party and, subject to the reservations, to ensure that such security has the ranking specified therein,

have (subject as provided in Clause 21.6 (Consents and Filings) in relation to the security constituted by the Security Documents) been taken, fulfilled and done or will be taken, fulfilled and done on a timely basis.

21.4	Binding Obligations

Its obligations under the Transaction Documents to which it is a party are, subject to the reservations, valid, legally binding and enforceable in accordance with their terms and each of the Security Documents to which it is party constitutes valid security ranking, subject to the reservations and subject as provided in Clause 21.6 (Consents and Filings) in relation to the security constituted by such Security Document, in accordance with the terms of such document.

21.5	Non-Conflict

Its entry into, exercise of its rights under and performance and compliance with its obligations under each of the Transaction Documents to which it is party and the carrying out of the transactions contemplated by the Transaction Documents do not:

(a)	contravene any law, directive, judgment or order to which it or any of its Subsidiaries is subject to an extent which would have a Material Adverse Effect;

(b)	contravene its memorandum or articles of association or other constitutional documents; or

(c)	breach any agreement or the terms of any consent to which it or any of its Subsidiaries is a party or which is binding upon it or any of its Subsidiaries or any of its or their respective assets, in each case, to an extent which would have a Material Adverse Effect.

21.6	Consents and Filings

All consents and filings required:

(a)	for its entry into, exercise of its rights under, and performance and compliance with its obligations under, each of the Transaction Documents to which it is party; and

(b)	for it to carry out the transactions contemplated by the Transaction Documents,

have been obtained or made and are in full force and effect save for:

(i)	consents and filings in relation to the Acquisition not required to be obtained under the Acquisition Agreement as a condition to Closing (“Minor Consents”) to the extent that failure to obtain any such consent or such filing would not have a Material Adverse Effect; and

(ii)	any filings required in relation to the security constituted by the Security Documents governed by the law of any jurisdiction which filings will be made promptly after execution of the relevant documents and in any event within applicable time limits.

21.7	Litigation

No litigation, arbitration, administrative, regulatory or similar proceeding is current, pending or, to its knowledge, threatened in respect of any member of the Group:

(a)	to restrain its entry into, the exercise of its material rights and performance and compliance with its material obligations under, or the enforcement by it of any material provision of, any of the Acquisition Documents or the carrying out of the material transactions contemplated by the Acquisition Documents;

(b)	to restrict its entry into, the exercise of its rights under and performance and compliance with its obligations under, or the enforcement by it of, any of the Finance Documents or the carrying out of the transactions contemplated by the Finance Documents; or

(c)	which has, or if determined adversely to it would have, a Material Adverse Effect.

21.8	Labour Disputes

There are no labour disputes current, pending or, to its knowledge, threatened which would have a Material Adverse Effect.

21.9	No Defaults

(a)	No Event of Default has occurred and is continuing.

(b)	No event has occurred and is continuing which constitutes a default under any agreement to which it or any of its Subsidiaries is party and which, in either case, has a Material Adverse Effect.

21.10	Accounts

(a)	The Annual Financial Statements (together with the notes thereto) most recently delivered pursuant to paragraph (a) of Clause 22.1 (Financial Statements), fairly present in all material respects the consolidated financial position of the Group at the date to which they were prepared and for the financial year then ended.

(b)	Any financial statements (together with the notes thereto) most recently delivered pursuant to paragraph (b) of Clause 22.1 (Financial Statements), were prepared in accordance with the applicable Accounting Principles or otherwise were prepared in accordance with the applicable local GAAP.

(c)	The Quarterly Management Accounts and the Monthly Management Accounts most recently delivered pursuant to paragraphs (c) and (d) of Clause 22.1 (Financial Statements) respectively:

(i)	fairly represent in all material respects the consolidated financial position the Group as at the date to which they were prepared and for the Accounting Quarter or Month then ended (as the case may be);

(ii)	take account of all material liabilities (contingent or otherwise) of the Group at that date to the extent required in accordance with Accounting Principles taking account of the materiality thresholds applied by the Auditors in reviewing the accounts in accordance with the applicable Accounting Principles; and

(iii)	were prepared in all material respects in accordance with the applicable Accounting Principles subject to audit and year-end adjustments.

21.11	Accounting reference date

The accounting reference date of the Company is on or about 31 January.

21.12	Environmental warranties

To the best of its knowledge, it and each of its Subsidiaries is in compliance with all Environmental Laws and all Environmental Consents necessary in connection with the ownership and operation of its business are in full force and effect in each case where failure to do so would have a Material Adverse Effect.

21.13	Intellectual Property

(a)	The Intellectual Property required in order to conduct the Target Business in all material respects as it is being conducted is beneficially owned by or licensed to members of the Group free from any licences to third parties that are materially prejudicial to the use of that Intellectual Property save to the extent that failure to own or have such Intellectual Property licensed to it would not have a Material Adverse Effect (such Intellectual Property, the ”Material Intellectual Property”).

(b)	The Material Intellectual Property:

(i)	will not be adversely affected by the transactions contemplated by the Transaction Documents; and

(ii)	has not lapsed or been cancelled, or any licence in respect thereof, been terminated or breached,

in each case save to the extent that failure would not have a Material Adverse Effect.

(c)	The Target Business has taken all steps to protect and maintain all Material Intellectual Property, including, without limitation, paying renewal fees.

21.14	Assets

Each Obligor has or will on the First Utilisation Date have good title to or valid leases or licences of or otherwise be entitled to use all assets necessary to conduct the Target Business substantially as it is or was conducted immediately prior to the First Utilisation Date to the extent that failure so to do would have a Material Adverse Effect.

21.15	Consents, filings and laws applicable to operations

(a)	All consents and filings have been obtained or effected which are necessary for the carrying on of the Target Business and all such consents and filings are in full force and effect and there are no circumstances known to it which indicate that any such consents and filings are likely to be revoked or varied in whole or in part, save in each case to the extent that absence of any such consent and filing or variation of any such consents and filings would not have a Material Adverse Effect.

(b)	It and each of its Subsidiaries is in compliance with all laws and directives applicable to it in its jurisdiction of incorporation (or organisation, as the case may be) or jurisdictions in which it operates save to the extent that non-compliance would not have a Material Adverse Effect.

21.16	Taxation

No claims are being asserted against it or any of its Subsidiaries with respect to Taxes which are reasonably likely to be determined adversely to it or to such Subsidiary and which, if so adversely determined and after taking into account any indemnity or claim against any third party with respect to such claim, would have a Material Adverse Effect and all reports and returns on which such Taxes are required to be shown have been filed within any applicable time limits and all Taxes required to be paid have been paid within any applicable time limits save, in each case, to the extent that failure to do so would not have a Material Adverse Effect.

21.17	Information Package

(a)	So far as UK Newco is aware (having delivered a copy of the Information Package to Senior Management and thereafter having made enquiry of and consulted with Senior Management) all statements of fact relating to the assets, financial condition and operations of the Target Business contained in the Information Package when taken as a whole are accurate in all material respects as at the date such statements were made.

(b)	The projections, forecasts and opinions attributed to UK Newco and/or management of UK Newco contained in the Information Package were based upon (in relation to the projections and forecasts) assumptions and (in relation to the opinions) grounds, in each case, which UK Newco carefully considered and considered to be fair and reasonable at the time of being made (having delivered a copy of the Information Package to Senior Management and thereafter having made enquiry of and consulted with Senior Management). In particular, with respect to the Business Plan, the accounting principles and information set out therein were, in so far as UK Newco is aware, produced upon a basis consistent with the Accounting Principles.

(c)	The Information Package did not omit to disclose or take into account any matter known to UK Newco at the date of issuance thereof (having delivered a copy of the Information Package to Senior Management and thereafter having made enquiry of and consulted with Senior Management) where failure to disclose or take into account such matter would result in the Information Package, or the information contained therein, when taken as a whole being misleading in any material respect in the context of the Transaction taken as a whole.

(d)	Subject to the Information Package Disclosure Letter, nothing has occurred or come to light since the date as at which the Information Package was prepared which, insofar as UK Newco is aware (having delivered a copy of the Information Package to Senior Management and thereafter having made enquiry of and consulted with Senior Management) renders the Information Package, or the information or projections contained therein, taken as a whole materially inaccurate or misleading or which makes any of the assumptions (in relation to the projections and forecasts) and grounds (in relation to the opinions) in each case, contained therein and taken as a whole materially unfair or unreasonable in the context of the Transaction taken as a whole.

21.18	Reports

(a)

All material factual information furnished by or on behalf of any member of the Target Group to any of the firms which prepared any of the Reports and contained or referred to therein was, so far as UK Newco is aware (having delivered copies of the Reports to Senior Management and thereafter having made enquiry of and consulted with Senior Management) accurate in all material respects at the time supplied.

(b)	So far as UK Newco is aware (having delivered copies of the Reports to Senior Management and thereafter having made enquiry of and consulted with Senior Management) the Reports do not omit to take account of any factual information related to the Target Business where failure to take account of such factual information would result in the Reports, or the forecasts or projections in the Reports, taken as a whole being misleading in any material respect (provided that nothing in this paragraph (b) shall require UK Newco to review or make any enquiry in relation to matters within the technical or professional expertise of the adviser preparing the relevant Report).

21.19	Documents

(a)	The Structure Chart accurately and completely records in all material respects the shareholding structure of the Wider Group as it will be following the Closing Date, including without limitation, details of all companies, joint ventures and partnerships in which any member of the Group has an interest or participation.

(b)	The Acquisition Documents as furnished to the Facility Agent under this Agreement contain all the material terms of the Acquisition.

21.20	Pari passu Ranking

The payment obligations of each Obligor under each of the Finance Documents rank and will at all times rank at least pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated indebtedness (actual or contingent) except in relation to indebtedness mandatorily preferred by laws of general application.

21.21	Insolvency

No insolvency administrator, receiver, administrative receiver, liquidator or similar officer has been appointed (other than in relation to a Permitted Reorganisation) with respect to it or any Material Company or any of its or their respective assets in any such case having an aggregate value in excess of €10,000,000 (or its currency equivalent).

21.22	No Security Interests/Guarantees/Financial Indebtedness

(a)	No Security (or agreement to create the same) exists on or over its or any of its Subsidiaries’ assets except for any Permitted Security Interest.

(b)	Neither it nor any of its Subsidiaries has granted or agreed to grant any guarantee in respect of Financial Indebtedness which would be prohibited by Clause 24.21 (No Guarantees or indemnities).

(c)	Neither it nor any of its Subsidiaries has incurred or agreed to incur any Financial Indebtedness except for Permitted Indebtedness.

21.23	Pensions/ERISA

(a)	Pension Schemes

The pension schemes of each Obligor are funded to the extent required by law or otherwise to comply in all material respects with the requirements of any law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, where failure to do so would have a Material Adverse Effect.

(b)	ERISA Compliance

(i)	Each Plan (and each related trust, insurance contract or fund) maintained by it is in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code.

(ii)	Each Plan maintained by it which is intended to be qualified under section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of sections 401(a) and 501(a) of the Code.

(iii)	No Reportable Event has occurred in relation to a Plan maintained by it.

(iv)	No Obligor has received written notice that a Plan maintained by it which is a Multiemployer Plan is insolvent or in reorganisation;

(v)	No Plan maintained by it has an Unfunded Current Liability.

(vi)	No Obligor has received written notice that a Plan maintained by it which is subject to section 412 of the Code or section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortisation period, within the meaning of section 412 of the Code or section 303 or 304 of ERISA.

(vii)	No proceedings have been instituted to terminate or appoint a trustee to administer any Plan maintained by it which is subject to Title IV of ERISA.

(viii)	To the best of its knowledge no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan maintained by it (other than routine claims for benefits) is pending, expected or threatened.

(ix)	To the best of its knowledge no lien imposed under the Code or ERISA on its assets or the assets of any other member of the Group or any ERISA Affiliate exists or is reasonably likely to arise on account of any Plan maintained by it.

Notwithstanding anything to the contrary in this Clause 21.23, the representations and warranties made in this Clause 21.23 shall only be untrue if the effect of any or all conditions, violations, claims, restrictions, failures and non-compliances of the types described above would have a Material Adverse Effect.

21.24	Holding Companies

(a)	UK Newco

UK Newco is a holding company and has not traded (save as required under the Tax Structure Memorandum or by entering into the Transaction Documents) nor does it have liabilities to any person other than as set out under the Tax Structure Memorandum, pursuant to the Transaction Documents, in respect of payment of Transaction Costs, legal fees, auditors fees and other fees and expenses.

(b)	The Company

So far as UK Newco is aware, the Company is a holding company and has no material assets or material liabilities to any person other than as set out under the Tax Structure Memorandum, pursuant to the Transaction Documents, in respect of payment of Transaction Costs, legal fees, auditors fees and other fees and expenses and inter-company liabilities with members of the Wider Group which will be distributed or extinguished on or about the Closing Date.

21.25	Federal margin regulations

No part of any Facilities (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation, U or X of the Board of Governors of the Federal Reserve System.

21.26	Public Utility Holdings Company Act

Neither the Company nor any of its Subsidiaries is a “holding company,” or otherwise subject to regulation under the Public Utility Holdings Company Act of 1935, as amended.

21.27	Investment Company Act

Neither the Company nor any of its Subsidiaries is an “investment company” or otherwise subject to regulation under the Investment Company Act of 1940, as amended.

21.28	Repetition

The representations and warranties in this Clause 21 shall be deemed repeated on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period by reference to the facts and circumstances existing on such date provided that:

(a)	the representations and warranties set out in Clause 21.17 (Information Package) shall be made on the date of issue of the Information Memorandum and, subject to the Arrangers giving not less than five Business Days notice thereof, be repeated on the Syndication Date subject to any matters set out in any Information Memorandum Disclosure Letter, save that in relation to Clause 21.17 (Information Package) with respect to the Business Plan only, such representations and warranties set out in that Clause shall also be made on the date of this Agreement and, in each case, will not be otherwise made or repeated;

(b)	the representation and warranty set out in Clause 21.14 (Assets) shall only be made on the date of this Agreement and repeated on the date of the first Utilisation Request and the First Utilisation Date;

(c)	the representations and warranties set out in Clauses 21.1 (Incorporation) to 21.6 (Consents and Filings) (inclusive) shall in addition be repeated on each date on which an Accession Letter or an additional Security Document is entered into with reference to such document and the relevant member or members of the Group; and

(d)	the representations and warranties set out in Clauses 21.7 (Litigation), 21.8 (Labour Disputes), 21.9 (No Defaults), 21.11 (Accounting Reference Date) 21.12 (Environmental warranties), 21.13 (Intellectual Property), 21.15 (Consents, filings and laws applicable to operations), Clause 21.18 (Reports), 21.19 (Documents), 21.21 (Insolvency), 21.22 (No Security Interests/ Guarantees/ Financial Indebtedness) 21.23 (Pensions/ERISA) and 21.24 (Holding Companies) shall only be made on the date of this Agreement and repeated on the Closing Date.

22.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 22:

“Accounting Quarter” has the meaning given to that term in Clause 23.1 (Financial Definitions).

“Annual Financial Statement” means a financial statement for a financial year delivered pursuant to paragraph (a) of Clause 22.1 (Financial Statements).

“Monthly Management Accounts” means a financial statement delivered pursuant to paragraph (d) of Clause 22.1 (Financial Statements).

“Quarterly Management Accounts” means a financial statement delivered pursuant to paragraph (c) of Clause 22.1 (Financial Statements).

22.1	Financial Statements

The Obligors’ Agent shall in relation to the Group, supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available, but in any event within 150 days after the end of the financial year ending on the Saturday that is the closest to 31 January 2006 and thereafter, within 120 days after the end of each of the financial years of the Group the following:

(i)	the audited consolidated financial statements of the Group and the Propcos (taken together); and

(ii)	the consolidated financial statements of the Group (for the avoidance of doubt, excluding the Propcos),

for that financial year together with a reconciliation by the chief financial officer of the Obligors’ Agent between the financial statements referred to in (i) and (ii) above for that financial year;

(b)	if requested by the Facility Agent and prepared or required by law to be prepared, as soon as they are available, but, if required by law to be prepared, within 150 days after the end of the financial year of the Group, the unconsolidated audited financial statements of any Borrower for that financial year prepared in accordance with applicable local GAAP;

(c)	as soon as they are available, but in any event within 60 days after the end of the first four Accounting Quarters of the Group after the Closing Date and, thereafter, within 45 days after the end of each Accounting Quarter of each of the financial years of the Group the consolidated Quarterly Management Accounts for the Group for that Accounting Quarter; and

(d)	as soon as they are available, but in any event within 45 days (during the first financial year after the Closing Date) after the end of each complete four or five week period commencing after the Closing Date, and, thereafter within 30 days after the end of each such period the consolidated Monthly Management Accounts for the Group for that four or five week period provided that no Monthly Management Accounts shall be required to be prepared for the first four or five week period commencing after the Closing Date and in respect of the final four or five week period in each Accounting Quarter;

save that, in each case, if duly consolidated statements cannot be provided due to the lack of appropriate financial systems and/or Accounting Principles applied by members of the Group not being consistent, during the period from Closing to (and including) the Accounting Quarter ending after the first anniversary of the Closing Date, combined first statements may be provided.

22.2	Requirements as to financial statements

(a)	Each set of Annual Financial Statements and Quarterly Management Accounts shall be certified by two senior officers of the Obligors’ Agent (one of whom is the chief financial officer (or other officer as is performing the functions of the chief financial officer)) as fairly presenting in all material respects (in the case of audited Annual Financial Statements) or as fairly presenting in all material respects, but subject to changes resulting from audit and normal year-end adjustments (in the case of Quarterly Management Accounts) its financial condition and operations as at the date as at which those financial statements were drawn up.

(b)	Each set of Quarterly Management Accounts and Monthly Management Accounts shall be in a form reasonably acceptable to the Facility Agent and shall include a consolidated balance sheet, profit and loss account and, as to Quarterly Management Accounts only, cashflow statement and, as to Monthly Management Accounts only, details of key cashflow items.

(c)	Each set of Annual Financial Statements and Quarterly Management Accounts shall be accompanied by a statement by two senior officers (one of whom is the chief financial officer (or other officer as is performing the functions of the chief financial officer)) of the Obligors’ Agent commenting on the performance of the Group and comparing actual performance for the period to which the financial statements relate to:

(i)	the projected performance for that period as set out in the Budget (or any replacement or substitute for that Budget); and

(ii)	the actual performance for the corresponding period in the preceding financial year of the Group.

(d)	The Obligors’ Agent shall procure that each set of Annual Financial Statements provided under paragraph (a)(i) of Clause 22.1 (Financial Statements) shall be audited by an internationally recognised firm of independent auditors licensed to practice in the jurisdiction of incorporation of the relevant member of the Group.

22.3	Change in accounting position

(a)	Each set of Annual Financial Statements, Quarterly Management Accounts and Monthly Management Accounts shall be prepared in accordance with the applicable Accounting Principles (in the case of Quarterly Management Accounts and Monthly Management Accounts to the extent appropriate in the context of management accounts) consistently applied unless, in relation to any set of financial statements, the Obligors’ Agent notifies the Facility Agent that there has been a change in the Accounting Principles, the accounting practices or reference periods and delivers to the Facility Agent:

(i)	a description of any change necessary for those financial statements to reflect the Accounting Principles, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)	sufficient information prepared by the Group, in form and substance as may be reasonably required by the Facility Agent, to enable the

Lenders to determine whether Clause 23 (Financial Covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Business Plan.

(b)	If the Obligors’ Agent notifies the Facility Agent of a change in accordance with paragraph (a) above then:

(i)	on request of the Facility Agent or the Obligors’ Agent, the Obligors’ Agent and the Facility Agent (on behalf of the Lenders) shall negotiate in good faith with a view to agreeing such amendments to Clause 23 (Financial Covenants) and/or the definitions of any or all of the terms used therein as are necessary to give the Lenders comparable protection to that contemplated at the date of this Agreement;

(ii)	if amendments are agreed by the Obligors’ Agent and the Facility Agent (acting on instructions of the Majority Lenders) in writing within 30 days of such notification to the Facility Agent, those amendments shall take effect in accordance with the terms of that agreement; and

(iii)	if such amendments are not so agreed within 30 days, within 15 days after the end of that 30 day period, the Obligors’ Agent shall either:

(A)	deliver to the Facility Agent, in reasonable detail and in a form satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably)), details of all such adjustments as need to be made to the relevant financial statements in order to bring them into line with the Accounting Principles; or

(B)	ensure that a version of each of the relevant financial statements is prepared in accordance with the Accounting Principles.

22.4	Compliance Certificate

(a)	The Obligors’ Agent shall supply a Compliance Certificate to the Facility Agent with each set of Annual Financial Statements and each set of Quarterly Management Accounts.

(b)	Each Compliance Certificate shall:

(i)	set out (in reasonable detail) such computations as are necessary to determine compliance with Clause 23 (Financial Covenants) as at the date as at which those financial statements were drawn up;

(ii)	(in respect of any Compliance Certificate to be executed on behalf of the Obligors’ Agent) confirm that no Default has occurred and is continuing or, if a Default has occurred, what Default has occurred and the steps being taken to remedy that Default; and

(iii)	(in respect of the Compliance Certificate supplied with the Annual Financial Statements to be executed on behalf of the Obligors’ Agent) confirm the members of the Group which are Material Subsidiaries.

(c)	Each Compliance Certificate shall be signed by two senior officers of the Obligors’ Agent (one of whom is the chief financial officer (or other officer as is performing the functions of the chief financial officer)), and in the case of the Compliance Certificate delivered with each set of Annual Financial Statements, will contain a certificate by the Auditors, provided the Auditors continue to be prepared to provide such a confirmation, confirming that the figures have been properly extracted and that the arithmetic is correct, in a form to be agreed with the Facility Agent (acting reasonably).

22.5	Budget

(a)	The Obligors’ Agent shall supply to the Facility Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event within 90 days after the start of each of its financial years, an annual Budget for that financial year.

(b)	For any Budget delivered prior to the Term Repayment Date the Obligors’ Agent shall ensure that the Budget:

(i)	is in a form reasonably acceptable to the Facility Agent and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group, projected disposals for the Group, projected financial covenant calculations and descriptions of the proposed activities of the Group for the financial year to which the Budget relates. The projections shall be prepared in respect of each Accounting Quarter in that financial year;

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 22.1 (Financial Statements);

(iii)	has been approved by the board of directors of the Obligors’ Agent; and

(iv)	is accompanied by a statement by the board of directors of the Obligors’ Agent comparing the information and projections in that Budget with the information and projections for the same period in the Business Plan.

The Obligors’ Agent shall, if the projections in the Budget are materially changed, promptly supply to the Facility Agent in sufficient copies for the Lenders revised projections with a description of the material changes.

22.6	Year-end

The Company shall not change its financial year-end from on or about 31 January.

22.7	Information: miscellaneous

The Obligors’ Agent will, and will procure that each of the Obligors and their respective Subsidiaries will, promptly upon becoming aware of them or receiving them, as the case may be, deliver to the Facility Agent for distribution to the Lenders:

(a)	details of any litigation, arbitration, administrative or regulatory proceedings, or any warranty claims which, if resolved against it or any of its Subsidiaries, would have or would be reasonably likely to have a Material Adverse Effect;

(b)	at the same time it is sent to the Parent’s shareholders or to any Obligor’s creditors (as the case may be), any other document or information of a general nature required by law to be sent to the Parent’s shareholders in their capacity as shareholders (or any class of them) or to an Obligor’s creditors generally or any notice of transfers of more than five per cent. of the shares in Parent;

(c)	such other financial information relating to the Group or any member thereof, as the Facility Agent may from time to time reasonably request;

(d)	together with each set of Annual Financial Statements, details (including the ownership thereof) of any member of the Group which is a Material Company at the date to which those statements were prepared. Following any acquisition or disposal of a Material Company, the Obligors’ Agent shall promptly upon request by the Facility Agent update such list; and

(e)	prior to the Term Repayment Date, details of any real estate acquired by any Obligor which has a market value in excess of €5,000,000.

22.8	Notification of Default

(a)	Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Facility Agent, if the Facility Agent has reasonable grounds for believing an Event of Default has occurred, the Obligors’ Agent shall supply to the Facility Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

22.9	Annual Presentation

If requested by the Facility Agent and no more frequently than once in every financial year of the Group commencing with the financial year ending 28 January 2006, at least two senior officers of the Obligors’ Agent (one of whom shall be the chief financial officer (or other officer as is performing the functions of the chief financial officer)) shall give a single presentation to the Finance Parties, at a time and venue agreed with the Facility Agent, about the business and financial performance of the Group.

22.10	“Know your customer” requirements

(a)	Each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable “know your customer” requirements.

(b)	Each Lender must promptly on the request of the Facility Agent, the Issuing Bank or the Security Agent supply to that party any documentation or other evidence which is reasonably required by that party to carry out and be satisfied with the results of all applicable “know your customer” requirements.

23.	FINANCIAL COVENANTS

23.1	Financial Definitions

In this Agreement, unless the context requires otherwise, the following expressions shall have the following meanings, and each of the expressions shall refer to the position of the Group on a consolidated basis, unless the context otherwise requires:

“Accounting Quarter” means each period of approximately three months ending on or about 30 April, 31 July, 31 October and 31 January as specified in the Budget.

“Consolidated EBITDA” means, in respect of the relevant testing period, the consolidated earnings from ordinary activities of the Group for such period:

(a)	before any deduction of corporation tax or other taxes on income or gains;

(b)	before any deduction for Interest Payable and/or any other Interest for which any member of the Group is liable;

(c)	after deducting (to the extent included) Interest Receivable and/or any other Interest accruing in favour of any member of the Group;

(d)	excluding any items (positive or negative) of a non-recurring, extraordinary or exceptional nature;

(e)	after deducting (to the extent otherwise included) the amount of profit (or adding back the amount of loss) of any member of the Group which is attributable to any third party (not being a member of the Group) which is a shareholder in such member of the Group;

(f)	after deducting (to the extent otherwise included) any gain over book value arising in favour of a member of the Group on the disposal of any asset (not being disposals made in the ordinary course of trading) during such period and any gain arising on any revaluation of any asset during such period;

(g)	after adding back (to the extent otherwise deducted) any loss against book value incurred by a member of the Group on the disposal of any asset (not being disposals made in the ordinary course of trading) during such period and any loss arising on any revaluation of any asset during such period;

(h)	after adding back Transaction Costs attributable to the Group only, to the extent deducted;

(i)	after including (to the extent not otherwise included) the amount of any dividends or other profit distributions (net of withholding tax) received in cash by any member of the Group during such period from companies which are not members of the Group;

(j)	after adding back an amount equal to the amount of any reduction, or deducting an amount equal to the amount of any increase, (to the extent not otherwise taken into account) in the consolidated earnings from ordinary activities of the Group as a result of a revaluation of assets and liabilities of members of the Group which would not have occurred but for the occurrence of the Acquisition, in each case during such period;

(k)	after adding back (to the extent otherwise deducted) any depreciation or amortisation during such period;

(l)	before Restructuring Costs incurred during such period or any provision therefor;

(m)	before taking into account any unrealised gains or losses arising from movements in the fair value of derivative instruments used for hedging purposes or retranslations of foreign currency denominated debt;

(n)	before taking into account any management fees paid to Investors;

(o)	after adding back (to the extent deducted) any charges made to the Group by the members of the Wider Group, including but not limited to management fees, royalties and charges to the Hong Kong operations;

(p)	for the purposes of calculating rent expense, same will be determined on a cash basis; and

(q)	after adding back non cash items or charges (other than accruals arising in the ordinary course of business and non-cash items or charges referred to in paragraphs (a) to (p) above) during such period subject to a cap of $15,000,000 for such period.

“Consolidated Total Net Debt” means, at any time, the aggregate outstanding principal or capital amount of all Financial Indebtedness of the Group calculated on a consolidated basis excluding any Financial Indebtedness owed by a member of the Group to any other member of the Group provided that:

(a)	in the case of finance leases and capital leases referred to in the definition of Financial Indebtedness, only the capitalised value of any items falling thereunder as determined in accordance with Accounting Principles shall be included;

(b)	in the case of guarantees referred to in the definition of Financial Indebtedness, any items falling thereunder shall not be included to the extent relating to indebtedness of another member of the Group already included in this calculation;

(c)	Cash and Cash Equivalent Investments (in the case of Cash Equivalent Investments which are not subject to any Security created by a member of the Group in respect of any indebtedness which is not Financial Indebtedness taken into account for the purposes of the calculation of Consolidated Total Net Debt) held by any member of the Group shall be deducted from the amount of such Financial Indebtedness;

(d)	Financial Indebtedness under the UK Acquisition Note and, for the avoidance of doubt, the Property Financing Facilities, shall not be included;

(e)	Financial Indebtedness falling within paragraph (h) of the definition thereof shall not be included provided that the amount of Financial Indebtedness will be stated so as to take into account the hedging effect of currency hedging entered into in respect thereof; and

(f)	Junior Liabilities shall not be included.

“Interest” means interest and amounts in the nature of interest paid or payable in cash in respect of any Financial Indebtedness of any member of the Group excluding (a) any interest paid or payable on Financial Indebtedness owed by a member of the Group to any other member of the Group and (b) any amortisation of fees, costs and expenses incurred in connection with the raising of any Financial Indebtedness (and for the avoidance of doubt, ignoring any change in fair value (either positive or negative) in interest rate derivatives that may impact the net interest cost) but including, without limitation:

(a)	the interest element of finance leases;

(b)	discount and acceptance fees payable (or deducted) in respect of any Financial Indebtedness;

(c)	fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss which constitutes Financial Indebtedness issued by a third party on behalf of a member of the Group;

(d)	repayment and prepayment premiums payable or incurred in repaying or prepaying any Financial Indebtedness; and

(e)	commitment, utilisation and non-utilisation fees payable or incurred in respect of Financial Indebtedness but excluding, for the avoidance of doubt, commitment fees in relation to the Facilities, accrued on or prior to the First Utilisation Date to the extent included in the Transaction Costs.

“Interest Payable” means, in respect of the relevant testing period, the aggregate of:

(a)	Interest accrued (whether or not paid or capitalised) during that testing period. For the avoidance of doubt, this will not include capitalised interest on the UK Acquisition Note or any Junior Liabilities; and

(b)	the amount of the discount element of any Financial Indebtedness amortised during such period,

in each case, as an obligation of any member of the Group during that period and calculated on the basis that:

(i)	the amount of Interest accrued will be increased by an amount equal to any amount payable by members of the Group or a Propco (until the date on which the aggregate amount raised by the relevant Propco under a Property Financing is equal to or exceeds the notional amount hedged under the Propco Hedging Agreement to which such Propco is a party under hedging agreements in respect of Interest in relation to that testing period;

(ii)	the amount of Interest accrued will be reduced by an amount equal to any amount payable to members of the Group or a Propco (until the date on which the aggregate amount raised by the relevant Propco under a Property Financing is equal to or exceeds the notional amount hedged under the Propco Hedging Agreement to which such Propco is a party) under hedging agreements in respect of Interest in relation to that testing period; and

(iii)	Transaction Costs and amortisation of Transaction Costs shall be excluded (to the extent not otherwise excluded).

“Interest Receivable” means, in respect of the relevant testing period, the amount of Interest accrued due to members of the Group during such period whether or not paid.

“Net Interest Payable” means, in respect of the relevant testing period, the amount of Interest Payable during that period less Interest Receivable during that period.

“Restructuring Costs” means costs incurred by a member of the Group relating to employee relocation, retraining, severance and termination, the rationalisation, reduction or elimination of product lines, the consolidation, relocation or closure of retail and administrative locations and other similar items.

“Working Capital” means trade and other receivables in respect of operating items plus prepayments and inventory (net of advance payments received in respect of operating items) and Working Capital Cash, less trade and other payables in respect of operating items provided that for the purposes of calculating Working Capital:

(a)	no account shall be taken of any revaluation of assets and liabilities required as a result of the Acquisition; and

(b)	there should be excluded from receivables or payables amounts relating to the unrealised gains or losses on currency hedging transactions.

“Working Capital Cash” means Cash other than cash held in bank accounts.

23.2	Financial Condition

(a)	The Company will ensure that during such time as any part of the Bridge Facility remains outstanding:

(i)	Cash Interest Cover:

The ratio of Consolidated EBITDA to Net Interest Payable shall not, in respect of the relevant testing period specified in Clause 23.3 (Calculation) ending at the end of each Accounting Quarter ending on and after 28 January 2006, be less than 2.0:1.0.

(ii)	Total Leverage:

The ratio of Consolidated Total Net Debt as at the end of each Accounting Quarter ending on and after 28 January 2006 to Consolidated EBITDA for the relevant testing period specified in Clause 23.3 (Calculation) ending at the end of each Accounting Quarter ending on and after 28 January 2006 shall not be greater than 6.5:1.0.

(b)	The Company will ensure that during such time after the Bridge Facility has been repaid in full where either (1) no amount of the Bridge Facility has been converted into any Term-out Facility or (2) an amount of the Bridge Facility has been converted into Option A Term-out Facility Loans:

(i)	Cash Interest Cover:

The ratio of Consolidated EBITDA to Net Interest Payable shall not, in respect of the relevant testing period specified in Clause 23.3 (Calculation) ending at the end of each Accounting Quarter ending after the repayment in full of the Bridge Facility, be less than 4.0:1.0.

(ii)	Total Leverage:

(A)	Where no amount of the Bridge Facility has been converted into any Term-out Facility, the ratio of Consolidated Total Net Debt as at the end of each Accounting Quarter ending after the repayment in full of the Bridge Facility to Consolidated EBITDA for the relevant testing period specified in Clause 23.3 (Calculation) ending at the end of each Accounting Quarter ending after the repayment in full of the Bridge Facility shall not be greater than 4.0:1.0 for the third Accounting Quarter of each financial year, and 2.75:1.0 for the first, second and fourth Accounting Quarters of each financial year; or

(B)

where an amount of the Bridge Facility has been converted into Option A Term-out Facility Loans, the ratio of Consolidated Total Net Debt as at the end of each Accounting Quarter ending after the repayment in full of the Bridge Facility to Consolidated EBITDA for the relevant testing period specified in Clause 23.3 (Calculation) ending at the end of each Accounting Quarter ending after the repayment in full of the Bridge Facility shall not be greater than 4.0:1.0.

23.3	Calculation

(a)	The covenants contained in Clause 23.2 (Financial Condition) will be tested on a rolling aggregate basis for the immediately preceding twelve months ending at the end of the applicable testing dates referred to in Clause 23.2 (Financial Condition) provided that until four complete Accounting Quarters have lapsed following Closing, such ratios will be tested on the basis of:

(i) (A)	in respect of the period falling after Closing, Consolidated EBITDA for the Group;

(B)	in respect of the period falling prior to Closing, Consolidated EBITDA for the Target Group and the definitions of such terms shall be construed in respect of any period prior to Closing to refer to the Target Group, provided that any amortisation of Financial Indebtedness of the Target Group prior to Closing and any repayment as a result of the refinancing of Target Group Financial Indebtedness existing on the Closing Date shall not be taken into account; and

(ii)	Net Interest Payable for the purpose of Clauses 23.2(a)(i) and (b)(i) (Cash Interest Cover) in respect of the period falling prior to Closing shall be calculated as follows

A	x	12
B

where:

A	=	the aggregate Net Interest Payable for each complete month commencing after Closing to the end of the relevant testing period;

B	=	the number of complete months commencing after Closing to the end of the relevant testing period.

(b)

The covenants contained in Clause 23.2 (Financial Condition) will be tested by reference to the accounts delivered to the Facility Agent under Clause 22.1 (Financial Statements) for the relevant Accounting Quarter unless in any such case the audited accounts required to be delivered to the Facility Agent pursuant to Clause 22.1 (Financial Statements) for the relevant period or any part thereof are available on the relevant date on which any such covenant is tested, in which case such audited accounts shall be used instead. The covenants contained in Clause 23.2 (Financial Condition) will be tested on a pro forma basis after giving effect to acquisitions and disposals permitted under this Agreement as contemplated by paragraph (f) below. For the purposes of calculating the covenants in respect of testing periods including all existing quarters prior to Closing the financial statements of the Target Group for such periods shall be used.

(c)	If the audited accounts are not available when the covenant is tested but when such audited accounts become available the audited accounts demonstrate that the figures in any relevant quarterly accounts utilised for any such calculation cannot have been substantially accurate then the Facility Agent shall require such adjustment to the calculations to be made as it, in good faith, considers appropriate to rectify such inaccuracy and compliance with the covenants in Clause 23.2 (Financial Condition) will be determined by reference to such adjusted figures.

(d)	The components of each definition set out in Clause 23.1 (Financial Definitions) will be calculated in accordance with Accounting Principles as varied by this Agreement. No item shall be taken into account more than once in any calculation.

(e)	In respect of any relevant testing period, the exchange rate used to calculate Consolidated Total Net Debt shall be the same average exchange rate for the same period used to calculate Consolidated EBITDA.

(f)	For the purpose of calculation of the covenants contained in Clause 23.2 (Financial Condition):

(i)	there shall be included in determining Consolidated EBITDA for any period (including the portion thereof occurring prior to the relevant acquisition):

(A)	the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) for the period of any person, property, business or material fixed asset acquired and not subsequently sold, transferred or otherwise disposed of by any member of the Group during such period (each such person, property, business or asset acquired and not subsequently disposed of an “Acquired Entity or Business”); and

(B)	if material (unless, in relation to any material adjustment which could be made as a result of net cost savings, the Obligors’ Agent elects not to include such net cost savings in the determination of Consolidated EBITDA), an adjustment in respect of each Acquired Entity or Business acquired during such period equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period; and

(ii)	there shall be excluded in determining Consolidated EBITDA for any period the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) of any person, property, business or material fixed asset sold, transferred or otherwise disposed of by any member of the Group during such period (including the portion thereof occurring prior to such sale, transfer, disposition or conversion) (each such person, property, business or asset so sold or disposed of, a “Sold Entity or Business”); and

(iii)	Net Interest Payable will be adjusted to reflect the assumption or repayment of debt relating to any Acquired Entity or Business or Sold Entity or Business,

“Pro Forma Adjustment” shall mean, for any test period that includes any of the four Accounting Quarters first following the acquisition of or investment in an Acquired Entity or Business, with respect to the EBITDA of that Acquired Entity or Business, the pro forma increase or decrease in such EBITDA projected by the Obligors’ Agent in good faith as a result of reasonably identifiable and supportable net cost savings or additional savings or additional net costs, as the case may be, which may for this purpose, but not for the purpose of determining whether an acquisition is a Permitted Acquisition, include any adjustment to reflect such savings reasonably expected to result from the proposed acquisition or investment provided that by no later than the time when the relevant calculation is made, a report shall have been delivered to the Facility Agent from an independent professional adviser verifying that such savings have been identified in a reasonable manner and are supportable during such period.

23.4	Cure

(a)	The Company may in accordance with, and to the extent set out in, this Clause 23.4, cure a breach of the financial covenants set out in Clause 23.2 (Financial Condition), so that the Event of Default which arose by virtue of such breach, if cured in accordance with this Clause 23.4, is deemed not to have arisen other than, until it is so cured, for the purposes of Clause 4.2(a) (Additional Conditions Precedent) and provided that the right to cure a breach of financial covenant under this paragraph (a) shall be without prejudice to the rights or remedies of the Finance Parties contained in Clause 25.20 (Acceleration) prior to such cure in respect of an Event of Default which arose other than pursuant to a breach of the financial covenants set out in Clause 23.2 (Financial Condition).

(b)

A breach of a financial covenant in Clause 23.2 (Financial condition) shall be deemed cured by the receipt by the Company, no later than 10 days after the date that it is required to supply accounts and a Compliance Certificate to the Facility Agent pursuant to Clauses 22.1 (Financial statements) and 22.4 (Compliance Certificate) respectively in respect of the period during which the breach of Clause 23.2 (Financial condition) occurred, of the net proceeds of an additional contribution of Equity which is, immediately on receipt, applied in voluntary prepayment of the Loans in accordance with Clause 10.1 (Voluntary Prepayments) in such aggregate amount so that if the relevant financial covenant(s) in Clause 23.2 (Financial condition) were recalculated, as of the relevant Accounting Date, but as if such prepayment had occurred prior to such testing date, and (on such basis) the relevant financial covenant(s) would have been complied with when so recalculated.

(c)	The right to cure a breach of the financial covenants set out in Clause 23.2 (Financial Condition) in accordance with this Clause 23.4 may not be exercised by the Company more than twice during any financial year of the Group.

24.	GENERAL UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Consents and Filings

Each Obligor will, and will procure that each of its Subsidiaries will, apply for, obtain and promptly renew from time to time and maintain in full force and effect all consents and comply with the terms of all such consents, and promptly make and renew from time to time all such filings, as may be required under any applicable law or directive (i) to enable it to enter into, exercise its rights, and perform and comply with its obligations under the Transaction Documents to which it is party and to carry out the transactions contemplated by the Transaction Documents to which it is a party, and (ii) to ensure that its obligations under the Transaction Documents to which it is party are, subject to the reservations, valid, legally binding and enforceable and that each of the Security Documents to which it is party constitutes valid Security ranking, subject to the reservations (and save to the extent of any permitted prior ranking security), in accordance with its terms, in each case save (other than with respect to the Finance Documents) to the extent that failure to do so would not have a Material Adverse Effect.

24.2	Insurance

(a)	Each Obligor will, and will procure that each of its Subsidiaries will effect and maintain insurances at its own expense in respect of all its material assets and business, directly or indirectly through a captive insurance vehicle, with reputable insurers of good standing. Such insurances must, to the extent consistent with business practices in effect on the Closing Date, include a programme of self-insurance on such of its property and in at least such amounts and insured against such risks as is consistent with prudent business practice determined by the Obligors’ Agent, acting reasonably.

(b)

Each Obligor will, and will procure that each of its Subsidiaries will, use reasonable endeavours to procure that as soon as reasonably practicable (and in any event, within 60 days) after the later of Closing and the date after such policies are brought into effect, the interest of the Security Agent is noted on each policy of insurance required to be maintained by the Obligors in accordance with paragraph (a) above to the extent that such insurance is of a type on which it is possible to so note the interest (if any) of the Security

Agent (other than third party liability, workers’ compensation policies, directors and officers insurance).

(c)	The Obligors’ Agent will (if so requested by the Facility Agent) supply the Facility Agent with copies of all such insurance policies or certificates of insurance in respect thereof or (in the absence of the same) such other evidence of the existence of such policies as may be reasonably acceptable to the Facility Agent and will, in any event, notify the Facility Agent of any material changes to its insurance cover made from time to time.

24.3	Taxes

Each Obligor will, and will procure that each of its Subsidiaries will, pay within any applicable time limit all Taxes imposed by any agency of any state upon it or any of them or any of its or their assets, income or profits or any transactions undertaken or entered into by it or any of them save in the event of (i) any payment being contested in good faith or (ii) a bona fide dispute with regard to any Tax in respect of which proper provision has, if appropriate, been made in the accounts of the relevant member of the Group, in each case where failure to do so would have a Material Adverse Effect.

24.4	Intellectual property

Each Obligor will, and will procure that each of its Subsidiaries will:

(a)	observe and comply with all obligations and laws to which in its capacity as registered proprietor, beneficial owner, user, licensor or licensee of such Intellectual Property as is required to conduct the Target Business or any part of it is subject where failure to do so would have a Material Adverse Effect; and

(b)	do all acts as are necessary to maintain, protect and safeguard such Intellectual Property as is required to conduct the Target Business or any part of it where failure to do so would have a Material Adverse Effect, and not discontinue the use of any such Intellectual Property nor allow it to be used in such a way that it is put at risk by becoming generic or by being identified as disreputable if, in each case, to do so would have a Material Adverse Effect.

24.5	Maintenance of status and authorisation

Each Obligor will, and will procure that:

(a)	each Material Company will (save pursuant to a Permitted Reorganisation) do all such things as are necessary to maintain its corporate existence, in each case where (save in respect of each Obligor) failure to do so would have a Material Adverse Effect;

(b)

each of its Subsidiaries will (save pursuant to a Permitted Reorganisation) ensure that it has the right to conduct its business, obtain and maintain all material consents and make all material filings necessary for the carrying on of the Target Business, and take all reasonable steps necessary to ensure that the same are in full force and effect in each case where failure to do so would have a Material Adverse Effect; and

(c)	each of its Subsidiaries will, comply in all material respects with all laws and directives binding upon it and applicable to the Target Business, in each case where failure to do so would have a Material Adverse Effect.

24.6	Pari passu ranking

Each Obligor will ensure that its payment obligations under each of the Finance Documents rank and will at all times rank at least pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated indebtedness (actual or contingent) except in relation to indebtedness mandatorily preferred solely by laws of general application.

24.7	Environmental Compliance

Each Obligor will, and each Obligor will procure that each of its Subsidiaries will, comply with the terms and conditions of all Environmental Consents and all Environmental Laws applicable to it, in each case where failure so to do would have a Material Adverse Effect.

24.8	Pension Schemes

(a)	Each Obligor will, and will procure that each Material Company will, ensure that all pension schemes of any member of the Group are funded to the extent required by law or otherwise comply in all material respects with the requirements of any law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, where failure to do so would have a Material Adverse Effect.

(b)	With respect to any defined benefit pension scheme in which an Obligor incorporated in the United Kingdom participates or has participated and which has its main administration in the United Kingdom or is primarily for the benefit of employees in the United Kingdom (a “UK Scheme”), the Obligors’ Agent shall immediately notify the Facility Agent:

(i)	of any material change in the rate of contribution to any UK Scheme, paid or recommended to be paid (whether by the scheme actuary or otherwise) or required by law or otherwise;

(ii)	of any investigation or proposed investigation by the Pensions Regulator which is reasonably likely to lead to an issue of a Financial Support Direction or Contribution Notice to any Obligor; and

(iii)	if any Obligor receives a Financial Support Direction or Contribution Notice from the Pensions Regulator.

For the purposes of this sub-paragraph,

“Pensions Regulator” means the body corporate established under Part 1 of the Pensions Act 2004;

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004; and

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.

24.9	Investigations

If an Event of Default shall have occurred and be continuing or if the Majority Lenders believe in good faith and on reasonable grounds that an Event of Default has occurred or that any financial statements or calculations provided by the Obligors’ Agent are inaccurate or incomplete in any material respect then at reasonable times and upon reasonable notice being given by the Facility Agent to the Obligors’ Agent (after consultation with the Obligors’ Agent and the expiry of any applicable cure periods), each Obligor will procure that any one or more representatives of the Facility Agent and/or accountants or other professional advisers reasonably appointed by the Facility Agent be allowed access, in the presence of a representative of the Obligors’ Agent if the Obligors’ Agent so requires, during normal business hours to (i) the executive officers and (ii) the books and records of each member of the Group to inspect and copy the same, in each case to the extent that the Facility Agent (acting reasonably) considers them to be relevant to that Event of Default or the accuracy or incorrectness concerned (provided that, for the avoidance of doubt, all information obtained as a result of such access shall be subject to the confidentiality restrictions set out in Clause 28.13 (Confidentiality)).

24.10	Hedging Arrangements

(a)	The Company and/or UK Newco will, and/or will procure that any Propco will, by no later than 30 days after Closing enter into Hedging Agreements with one or more Hedge Counterparties (which such Hedge Counterparties shall be a Lender or an Affiliate of a Lender) so as to ensure that, for the period for which the Company and/or UK Newco (as the case may be) expects the Bridge Facility and the Property Financing Facilities to remain in place (having regard to the Property Financing Facility in respect of each relevant jurisdiction and that portion of the Bridge Facility that the Company and/or UK Newco (as the case may be) expects to repay or be repaid from the proceeds of that Property Financing Facility) less two years, it has appropriate hedging arrangements in respect of 100 per cent. of its interest rate exposure under the Bridge Loans and loans under the Property Financing Facilities projected to be outstanding.

(b)	In the event that any amount of the Bridge Facility is converted into a Term-out Facility, the Company or UK Newco (as the case may be) will, by no later than 90 days after the Maturity Date for the Bridge Facility, provide evidence to the Facility Agent to demonstrate that it has in place or to the extent it is not so able to demonstrate, it shall enter into, Hedging Agreements with one or more Hedge Counterparties so as to ensure that, it has appropriate hedging arrangements in respect of at least 50 per cent. of its interest rate exposure under the Term-out Facility for the period of not less than 2 years after the Maturity Date of the Bridge Facility.

24.11	Further assurance

(a)	Subject in each case to the Agreed Security Principles, each Obligor will promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are provided they have been perfected, intended to be, the subject of the Transaction Security.

(b)	Subject to the Agreed Security Principles, each Obligor will take all such action as is available to it (including making all filings and registrations) as the Security Agent may reasonably request for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

24.12	Cash Management

Prior to the Term Repayment Date, each Obligor that has granted Transaction Security over its bank accounts will manage its overall cash balances (excluding cash balances which are not maintained in bank accounts) in such a way (recognising that it shall not be expected to review the position more frequently than monthly) to procure that, any Cash held in bank accounts or Cash Equivalent Investments which are not subject to Transaction Security shall at no time exceed €2,500,000 (or its currency equivalent).

24.13	Merger

(a)	No Obligor will enter into any amalgamation, demerger, merger or corporate reconstruction except pursuant to any acquisition or disposal permitted by Clause 24.17 (Acquisitions and Investments) or Clause 24.19 (Disposals) or pursuant to a Permitted Reorganisation.

(b)	The Company will, and will procure that its Subsidiaries will, use all reasonable efforts to, unless the Bridge Facility is otherwise repaid without breaching this Agreement, effect any Property Financings (in each case, substantially as contemplated by the Tax Structure Memorandum) or any Permitted Real Estate Disposal.

24.14	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below no Obligor will, and each Obligor will procure that none of its Subsidiaries will, incur or agree to incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	Financial Indebtedness arising under or pursuant to the Transaction Documents;

(ii)	Financial Indebtedness permitted by Clauses 24.15 (Loans or credit), 24.20 (Factoring), 24.21 (No Guarantees or indemnities), 24.22 (Hedging Transactions) and 24.26 (Leasing Arrangements);

(iii)	any Financial Indebtedness to the extent that a Bank Guarantee has been issued, or a guarantee has been issued under an Ancillary Facility, in each case, in respect of the principal amount of such facilities or where only BACS or other similar daylight banking accommodation is provided;

(iv)	any Financial Indebtedness falling within paragraphs (e) and (f) of the definition of Financial Indebtedness;

(v)	Financial Indebtedness of any member of the Target Group which is outstanding at the Closing Date until the date falling 90 days after the Closing Date;

(vi)	Financial Indebtedness of any person that becomes a member of the Group after the Closing Date as the result of an acquisition permitted under Clause 24.17 (Acquisitions and Investments), provided that:

(A)	such Financial Indebtedness existed at the time such person became a member of the Group and was not created in anticipation of such acquisition and any refinancing, refunding, renewal or extension thereof, provided that the principal amount thereof is not increased above the principal amount outstanding at the time of such acquisition; and

(B)	such Financial Indebtedness is not the subject of any guarantee given by any other member of the Group;

(vii)	Financial Indebtedness of any member of the Group incurred to finance an investment or acquisition permitted under Clause 24.17 (Acquisitions and Investments), provided that:

(A)	the aggregate amount of such Financial Indebtedness does not exceed €25,000,000 (or its currency equivalent) at any time; and

(B)	such Financial Indebtedness is not the subject of any guarantee given by any member of the Group other than the borrower and the acquired entity;

(viii)	Financial Indebtedness incurred within 270 days of the acquisition construction or improvement of fixed or capital assets provided that such Financial Indebtedness only relates to the assets so acquired, constructed or improved up to a maximum of €35,000,000 (or its currency equivalent) in each financial year;

(ix)	Financial Indebtedness of any member of the Group incurred in connection with any import and export financing undertaken in the ordinary course of trading where subsidies are available which are advantageous to the relevant member of the Group;

(x)	Junior Liabilities;

(xi)	Financial Indebtedness that is discharged on the day on which it is incurred and arises pursuant to the operation of cash pooling, net balance or balance transfer arrangements made available to members of the Group; and

(xii)	any other Financial Indebtedness not exceeding €25,000,000 (or its currency equivalent) in an aggregate principal amount for the Group as a whole at any time,

provided that any investment by way of equity or Financial Indebtedness contributed to the Group by any Investor whether pursuant to this Clause 24.14 or otherwise as permitted under this Agreement shall be contributed first by way of equity contribution or loan to the Company and thereafter by way of equity contribution or intercompany loan from the Company to another member of the Group.

24.15	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Obligor will, and each Obligor will ensure that none of its Subsidiaries will, make or permit to be outstanding any loans or grant or agree to grant any credit.

(b)	Paragraph (a) above does not apply to:

(i)	trade credit given in the ordinary course of its trading activities;

(ii)	loans to employees of the Group (but, for the avoidance of doubt, excluding mandatory payroll advances to employees), provided that the aggregate principal amount of all such loans shall not exceed €10,000,000 (or its currency equivalent) at any time;

(iii)	loans or extension of credit to the extent the amount thereof would be permitted under paragraph (b)(v) of Clause 24.21 (No Guarantees or indemnities) if such loans or extension of credit were made thereunder as a guarantee;

(iv)	loans and the granting of credit by:

(A)	a Non-Obligor to (aa) another Non-Obligor and (bb) an Obligor provided that, subject to the Agreed Security Principles, any such loan to an Obligor from a Non-Obligor in excess of €5,000,000 shall be subordinated in accordance with the Intercreditor Deed;

(B)	an Obligor to another Obligor; and

(C)	an Obligor to a Non-Obligor.

(v)	loans and the granting of credit permitted under Clause 24.18 (Joint ventures);

(vi)	loans and credit outstanding on the Closing Date and not falling within sub-paragraph (iv) above, provided that:

(A)	in relation to loans which are not intra-Group loans such loans are not increased after the Closing Date and the date for repayment of such loans as at the Closing Date is not extended; and

(B)	in relation to intra-Group loans such loans are not increased and (provided such repayment would not result in the incurrence of material Tax or other costs or expenses) are repaid as soon as reasonably practicable after the Closing Date unless and to the extent, in each case, such loans (or any increase in the amount, or extension of the terms, thereof) are otherwise permitted under this paragraph (b);

(vii)	any vendor loan or similar instrument issued to a member of the Group as part of the consideration for a disposal to the extent permitted under Clause 24.19 (Disposals);

(viii)	loans or credit provided to members of the Group arising as a result of the operation of cash pooling, net balance or balance transfer arrangements made available to members of the Group;

(ix)	the making of loans and granting of credit (not taking into account any loans or credit otherwise permitted under paragraphs (i) to (viii) which do not exceed €15,000,000 (or its currency equivalent) in aggregate at any time; and

(x)	the making of loans or the granting of credit to the Parent or any Holding Company of the Parent to enable such entity to make a payment that is contemplated in subparagraphs (A) to (I) of the definition of Permitted Payment (as defined in the Intercreditor Deed);

provided that no loans which would otherwise be permitted under subparagraphs (b)(iv)(B), (b)(iv)(C), (b)(ix) or (b)(x) may be made at any time whilst an Event of Default has occurred and is continuing.

24.16	Negative pledge

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, create or agree to create or permit to subsist any Security on or over the whole or any part of its undertaking or assets (present or future) except for:

(a)	any Security arising under the Finance Documents;

(b)	Security arising in respect of any Property Financing and which is non-recourse to the relevant member of the Group other than its shares in, or receivables owed by, the relevant Propco;

(c)	Security contemplated by the Approved Matters Memorandum;

(d)	any Security to which the Facility Agent (on the instructions of the Majority Lenders) shall have given prior written consent or which does not secure any outstanding actual or contingent obligation;

(e)	liens or trust relationships arising by operation of law or by contract to substantially the same effect and in the ordinary course of its trading activities and not as a result of any default or omission on the part of any member of the Group;

(f)	rights of set-off and retention of title arising by operation of law or by contract to substantially the same effect in the ordinary course of trading activities between any member of the Group and its respective suppliers or customers;

(g)	any Security, right of set-off or netting arising by operation of law or by contract to substantially the same effect by virtue of the provision to any member of the Group of clearing bank facilities or overdraft facilities permitted under this Agreement or as otherwise required by the relevant clearing bank under its standard terms and conditions for operation of the relevant accounts and including any cash pooling, net balance or balance transfer arrangements entered into by any member of the Group in respect of bank accounts of members of the Group in the ordinary course of its banking arrangements;

(h)	any Security over or affecting any asset acquired by any member of the Group on or after the date of this Agreement and subject to which such asset is acquired, provided that:

(i)	such Security was not created in contemplation of the acquisition of such asset by such member of the Group;

(ii)	the amount thereby secured has not been increased in contemplation of, or since the date of, the acquisition of such asset by the borrower; and

(iii)	such Security is released within 90 days of such acquisition;

(i)	any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where such Security is created prior to the date on which such company becomes a member of the Group, provided that:

(i)	such Security was not created in contemplation of the acquisition of such company;

(ii)	the amount thereby secured has not been increased in contemplation of, or since the date of, the acquisition of such company; and

(iii)	such Security is released within 90 days of such acquisition;

(j)	any Security over an asset or investment acquired by a member of the Group securing Financial Indebtedness permitted under paragraph (b)(vi) and (vii) of Clause 24.14 (Financial Indebtedness) to be incurred to acquire that asset or investment provided that:

(i)	such Security remains confined to such asset or investment or the assets of the entity which is acquired and does not secure any other Financial Indebtedness; and

(ii)	the principal amount of such Financial Indebtedness is not increased after the date of such acquisition or investment,

provided that the aggregate principal amount of all indebtedness secured by Security permitted under this paragraph (j) shall not exceed €25,000,000 (or its currency equivalent);

(k)	any Security arising pursuant to an order of attachment or injunction restraining disposal of assets or similar legal process arising in connection with court proceedings which are contested by any member of the Group in good faith by appropriate proceedings with a reasonable prospect of success;

(l)	any Security (except floating charges) arising under finance leases, hire purchase, conditional sale agreements or other agreements for the acquisition of assets on deferred payment terms permitted under Clause 24.26 (Leasing Arrangements) and only to the extent such Security is granted by the relevant member of the Group over assets comprised within or constituted by such arrangements;

(m)	any Security arising automatically by operation of law in favour of any Taxation or any government authority or organisation in respect of Taxes, assessments or governmental charges which are being contested by the relevant member of the Group in good faith and with a reasonable prospect of success;

(n)	any Security over cash paid into an escrow account by any third party or any member of the Group pursuant to any deposit or retention of purchase price arrangements entered into pursuant to any disposal or acquisition made by a member of the Group other than in the ordinary course of trading which is permitted pursuant to Clauses 24.17 (Acquisitions and Investments) or 24.19 (Disposals) or which was effected (and such Security was created) prior to the date of this Agreement;

(o)	any Security over goods and documents of title to goods arising in the ordinary course of letter of credit transactions entered into in the ordinary course of business; and

(p)	Security not otherwise permitted pursuant to paragraphs (a) to (o) above together securing indebtedness in an aggregate principal amount not exceeding €25,000,000 (or its currency equivalent).

24.17	Acquisitions and Investments

(a)	No Obligor will, and each Obligor will ensure that none of its Subsidiaries will:

(i)	incorporate or acquire any Subsidiary or the whole or substantially the whole of the assets of any other person or enter into any agreement to do so; or

(ii)	acquire any interest in or subscribe for any share or equity related investment or debt or equity security or make any capital contribution to any person (any such acquisition, subscription or capital contribution being an “investment”) or enter into any agreement so to do.

(b)	Prior to the Term Repayment Date paragraph (a) above shall not apply to the Acquisition or:

(i)	if by a member of the Group, an acquisition made pursuant to a disposal permitted under paragraphs (v), (vi), (vii) or (viii) of paragraph (a) of Clause 24.19 (Disposals);

(ii)	an acquisition of securities which are Cash Equivalent Investments for treasury management purposes;

(iii)	an acquisition permitted under Clause 24.18 (Joint ventures) or required under any agreement relating to a Permitted Joint Venture;

(iv)	an acquisition of shares by a member of the Group as a consequence of a Permitted Reorganisation; an acquisition of shares permitted to be issued to a member of the Group under Clause 24.27 (Share Capital); or an acquisition of shares in connection with the incorporation of a special purpose vehicle as contemplated under Clause 24.19(xi) (Disposals);

(v)	any Permitted Acquisition;

(vi)	any acquisition contemplated by the Approved Matters Memorandum;

(vii)	an acquisition constituting a subscription for shares in, or other capital contribution to, a Subsidiary by a member of a Group which immediately prior to such subscription or other capital contribution owns directly or indirectly not less than 90 per cent. of that Subsidiary’s issued share capital before the making of such subscription or other capital contribution, provided that if any shares of the relevant issuing member of the Group are subject to Security under any Security Document, any shares issued pursuant to such subscription are charged under such Security Document; and

(viii)	an acquisition not falling within paragraphs (i) to (vii) above up to an aggregate total Purchase Consideration of €20,000,000 (or its currency equivalent) in any financial year of the Group.

(c)	Following the Term Repayment Date paragraph (a) above will not apply provided that following such incorporation, acquisition or investment the ratio of Consolidated Total Net Debt to Consolidated EBITDA of the Group calculated on a proforma basis giving effect to the acquisition or investment (and taking into account the Consolidated EBITDA of the target company or business to be acquired and projections by the Obligors’ Agent of any reasonably identifiable and supportable net cost savings, additional net cost or additional savings reasonably expected to result from such acquisition) shall be no greater than 3.00:1.00.

24.18	Joint ventures

(a)	Prior to the Term Repayment Date no Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into or permit to subsist any investment in any company or joint venture, partnership or similar arrangement with any other person where the Group owns (directly or indirectly and for this purpose ignoring any minority shareholders in the Group) less than 90 per cent. of the shares, partnership or other interests in the relevant entity (each a “Joint Venture”), other than:

(i)	any Joint Ventures existing on the Closing Date and shown on the Structure Chart;

(ii)	any other Joint Venture in respect of which the investment (whether pursuant to an obligation to commit further funds or otherwise) is made, directly or indirectly, from the proceeds of additional Equity or any Junior Liabilities. For the avoidance of doubt any moneys so subscribed for the purpose of funding an investment in a Joint Venture shall not be required to be used to prepay or provide cash cover in respect of any of the Facilities; or

(iii)	any Joint Ventures in respect of which the amounts invested and the liability to commit further funds (whether by way of additional moneys, guarantees, loans or otherwise), in any financial year of the Group in aggregate for all such Joint Ventures does not:

(A)	when aggregated with amounts for that financial year falling within paragraph (b)(viii) of Clause 24.17 (Acquisitions and Investments) exceed the amount specified in that Clause; or

(B)	exceed €10,000,000 (or its currency equivalent) and during the term of the Facilities when aggregated with all other amounts falling in this paragraph (a)(iii)(B) does not exceed €10,000,000 (or its currency equivalent).

(b)	Following the Term Repayment Date any Obligor or its Subsidiaries may enter into a Joint Venture provided that the criteria set out in paragraph (c) of Clause 24.17 (Acquisitions and Investments) is met.

Each Joint Venture referred to in paragraphs (a)(i) to (iii) and (b) above shall be a “Permitted Joint Venture”.

24.19	Disposals

(a)	Prior to the Term Repayment Date no Obligor will, and each Obligor will procure that none of its Subsidiaries will, (whether by a single transaction or a number of related or unrelated transactions and whether at the same time or over a period of time) sell, transfer, lease out, lend or otherwise dispose (in each case, a “disposal”) of any of its assets and shareholdings or all or any part of its undertaking or agree to do so. The following transactions shall not be prohibited by this Clause:

(i)	disposals of assets (other than shares in any member of the Group) in the ordinary course of trading of the disposing entity;

(ii)	the application of funds in any manner not prohibited by the Finance Documents and the disposal of Cash Equivalent Investments for cash or vice versa or in exchange for other Cash Equivalent Investments;

(iii)	the exchange of assets (other than shares in any member of the Group) for other assets of a similar nature and value or the sale of assets on normal commercial terms for cash which is applied in or towards the purchase of similar assets within 12 months (or is committed to be so applied and is actually so applied within 18 months);

(iv)	any disposal of assets (other than shares in any member of the Group) which are obsolete for the purpose for which such assets are normally utilised or which are no longer required for the purpose of the relevant person’s business or operations;

(v)	(without prejudice to paragraph (viii) below) any disposal of assets (other than shares in, or the business of, any member of the Group) by an Obligor to (A) another Obligor or (B) a Non-Obligor on arm’s length terms for a cash consideration payable in full at the time of disposal of the relevant asset;

(vi)	(without prejudice to paragraph (viii) below) any disposal of assets (other than shares in, or the business of, any member of the Group) by a wholly owned Non-Obligor to another wholly owned Non-Obligor or by a Non-Obligor to (i) a Non-Obligor in respect of which the Company owns directly or indirectly an equal or greater percentage of the issued share capital of the acquiring entity than it owns of the disposing entity or (ii) any member of the Group on arm’s length terms for cash consideration payable in full at the time of the disposal of the relevant asset or (iii) an Obligor;

(vii)	any disposal of assets permitted under Clauses 24.20 (Factoring) or 24.26 (Leasing Arrangements);

(viii)	any disposal of any business, assets or shares pursuant to a Permitted Reorganisation;

(ix)	any Permitted Real Estate Disposal;

(x)	any other disposal to which the Majority Lenders shall have given their prior written consent (but without prejudice to the requirements of paragraph (b) of Clause 35.2 (Exceptions));

(xi)	any disposal of assets (being a disposal otherwise permitted under this Clause 24.19 to be made to persons which are not members of the Group) to a special purpose vehicle and the subsequent disposal of that special purpose vehicle where the assets transferred to the special purpose vehicle are the only material assets thereof;

(xii)	any disposal contemplated by the Approved Matters Memorandum; or

(xiii)	disposals not referred to in paragraphs (i) to (xii) (inclusive) above of assets (other than any disposal of shares in any member of the Group which is an Obligor or a Material Company or which would result in the creation of any, or any increased, minority shareholder interest in or in relation to any member of the Group) where the aggregate value of the assets so disposed of by members of the Group other than in accordance with paragraphs (i) to (xii) (inclusive) above in any financial year of the Company does not exceed €10,000,000 (or its currency equivalent), provided that:

(xiv)	disposals under paragraphs (v) and (xiii) above will only be permitted so long as no Event of Default has occurred and is continuing;

(xv)

any asset disposed of in accordance with paragraph (v)(A) above which is subject to Security at the time of disposal shall be subject to Security under a Security Document (in accordance with the Agreed Security Principles) following disposal and the relevant member of the Group shall take all steps necessary to create and perfect such Security and shall deliver to the Security Agent such evidence as the Security

Agent shall require of the due execution of the relevant Security Document together with a legal opinion satisfactory to the Security Agent (acting on the instructions of the Majority Lenders); and

(xvi)	(without prejudice to paragraph (viii) above) no Obligor will, and will procure that none of its Subsidiaries will, dispose of any asset where the value of the asset so disposed exceeds €250,000 (or its currency equivalent) (save for any disposal permitted under paragraphs (i), (ii), (iii) in relation to exchange of assets, (iv), (ix) and (x) (if not required as a condition subject to which the consent of the Majority Lenders was given) above) other than in circumstances where the cash consideration payable in relation to, and at the time of, such disposal comprises at least the Required Percentage of the consideration for such disposal.

For the purposes of this Clause 24.19, “Required Percentage” means 85 per cent. or (in circumstances where the Net Proceeds of the proposed disposal to be received on the date of such disposal are sufficient to pay in full all amounts due under this Agreement in respect of such disposal) such other percentage as the relevant Obligor may agree.

(b)	Following the Term Repayment Date a member of the Group may make disposals provided that the aggregate value (calculated in accordance with the Accounting Principles) of the tangible assets so disposed of does not in aggregate exceed 20 per cent. of the Tangible Net Assets of the Group calculated on the basis of the most recently delivered Annual Financial Statement prior to the date of the Term Repayment Date. Any disposal made pursuant to Clauses 24.19(a)(i), (ii), (iii), (iv), (vii), (viii) and (x) shall not be taken into account when calculating the value of disposals under this Clause 24.19(b).

24.20	Factoring

Prior to the Term Repayment Date no Obligor will, and each Obligor will procure that none of its Subsidiaries will:

(a)	sell or otherwise dispose of any asset on terms whereby such asset is or may be leased to or re-acquired or acquired by it or any other member of the Group other than pursuant to any Buy Back Arrangement or to give effect to each Property Financing or any Permitted Real Estate Disposal or as otherwise permitted under paragraph (a) of Clause 24.26 (Leasing Arrangements) or paragraph (b) below or as to which the Majority Lenders shall have given their prior written consent; or

(b)

sell or otherwise dispose of any receivable (including by way of any securitisation programme or similar arrangement) except for sales or disposals of receivables on non-recourse (as regards default by the relevant debtor(s)), arm’s length terms for cash payable at the time of disposal provided that the maximum aggregate amount of receivables which have been so sold or disposed of and which remain outstanding (other than as a result of a default by the relevant debtor) does not exceed €5,000,000 (or its currency equivalent)

at any time and sales or disposals of receivables on recourse terms provided that the maximum aggregate amount of receivables which have been so sold or disposed of on recourse terms which remains outstanding, does not exceed €10,000,000 (or its currency equivalent).

24.21	No Guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Obligor will, and each Obligor will procure that none of its Subsidiaries will, grant or agree to grant or permit to subsist any guarantee in respect of Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	unsecured guarantees, indemnities or performance bonds given in the ordinary course of trading activities in respect of obligations of the Company or any of its wholly owned Subsidiaries;

(ii)	guarantees contained in or granted pursuant to any of the Finance Documents;

(iii)	guarantees permitted under Clause 24.18 (Joint ventures);

(iv)	guarantees of:

(A)	any Non-Obligor in respect of obligations or Financial Indebtedness of another Non-Obligor;

(B)	any member of the Group in respect of obligations or Financial Indebtedness of an Obligor; and

(C)	any Obligor in respect of (aa) Financial Indebtedness falling within paragraph (f) of the definition thereof and (bb) indebtedness arising under local working capital facilities,

in each case, to the extent such Financial Indebtedness is permitted to be incurred under this Agreement;

(v)	guarantees made in substitution for a subscription for share capital to the extent that the issue of such share capital would be permitted under paragraph (a)(iv) of Clause 24.27 (Share Capital);

(vi)	guarantees made in substitution for an extension of credit permitted under paragraph (b) of Clause 24.15 (Loans or credit) to the extent that the issuer of the relevant guarantee would have been entitled to make a loan in an equivalent amount under paragraph (b) of Clause 24.15 (Loans or credit) to the person whose obligations are being guaranteed;

(vii)	any guarantees existing at the Closing Date until the date falling 90 days after the Closing Date;

(viii)	any guarantee provided as part of the cash pooling, net balance or balance transfer arrangements permitted under Clause 24.14 (Financial Indebtedness); and

(ix)	any other guarantees the contingent liability under which does not exceed €15,000,000 (or its currency equivalent) in aggregate for all members of the Group at any time.

24.22	Hedging Transactions

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into any interest rate swap, cap, ceiling, collar or floor or any currency swap, futures, foreign exchange or commodity contract or option or any similar instrument for managing or hedging interest and currency exposure other than:

(a)	any such hedging arrangements existing at the Closing Date including any interest rate hedging arrangements of the Target Group in force on the Closing Date;

(b)	pursuant to any Hedging Agreements;

(c)	any other currency, commodity or interest rate hedging entered into for non-speculative purposes to hedge actual or future exposures arising in the ordinary course of business; and

(d)	any other hedging arrangements entered into with the prior consent of the Facility Agent (acting on the instructions of the Majority Lenders).

24.23	Dividends and payments

(a)	The Company will not at any time when an Event of Default has occurred and is continuing:

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, fee or distribution) (whether in cash or in kind) on or in respect of its share or partnership capital (or any class thereof);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the direct or indirect shareholders of the Parent; or

(iv)	redeem, repurchase, defease, retire or repay any of its share or partnership capital or resolve to do so.

(b)	At any time whilst any amount remains outstanding under the Bridge Facility, no Obligor will, and the Obligor’s Agent will procure that no other member of the Group will, make any payments to the Parent if the proceeds of such payments are intended to be used by the Parent in breach of any of its obligations under Clause 6.5 of the Intercreditor Deed.

(c)	Paragraphs (a) and (b) above will not apply to any Permitted Payment (as defined in the Intercreditor Deed).

24.24	Change of Business

The Company will procure that no substantial change is made to the general nature of the business of the Group (taken as a whole) from that carried on by the Target Group at the date of this Agreement.

24.25	Arm’s length transactions

(a)	No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into any transaction with any person except on arm’s length terms and in the normal course of business.

(b)	Paragraph (a) above does not apply:

(i)	intra-Group loans and intra-Group extensions of credit permitted under Clause 24.15 (Loans or Credit);

(ii)	guarantees permitted under sub-paragraph (b)(iv)(A) of Clause 24.21 (No Guarantees or indemnities) (provided any consideration payable by the relevant Obligor for the relevant financial accommodation is on arm’s length terms), under sub-paragraph (b)(iv)(B) or under sub-paragraph (b)(iv)(C) of Clause 24.21 (No Guarantees or indemnities);

(iii)	the provision of management and administrative services, research and development and marketing and the secondment of employees in each case to other members of the Group;

(iv)	trading and distribution arrangements between members of the Group on non-arm’s length terms in the ordinary course of trading as customarily carried on between members of the Group prior to Closing;

(v)	any transaction or arrangement entered into on terms more favourable to the relevant member of the Group than would have been the case had such transaction or arrangement been entered into on arm’s length terms (provided that, in relation to any transaction or arrangement entered into between a Non-Obligor and an Obligor, such transaction or arrangement shall only be permitted by this paragraph (v) to the extent that it is on terms more favourable to the relevant Obligor);

(vi)	any other transaction or arrangements entered into (A) between an Obligor and another Obligor; or (B) between a Non-Obligor and another Non-Obligor; or (C) pursuant to any Permitted Reorganisation; and

(vii)	any payments arising on the exercise of any put options agreed in advance with the Facility Agent in relation to any Permitted Joint Venture.

24.26	Leasing Arrangements

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into or permit to subsist any finance lease, capital lease, hire purchase, conditional sale agreement, factoring or other agreement for the acquisition of any asset upon deferred payment terms for the purposes of financing the acquisition in each case under which such Obligor or Subsidiary is lessee or acquirer (as the case may be) and incurs Financial Indebtedness except for:

(a)	any such leases or agreements existing at the Closing Date;

(b)	any such leases or agreements in respect of vehicles, communication equipment, computer equipment, portable warehousing equipment and point of sale equipment in each case, used in the ordinary course of business;

(c)	any such leases or agreements in respect of equipment required for the Target Business provided that the value of each such item of leased equipment at the time of originally being leased does not exceed €25,000 (or its currency equivalent);

(d)	any such leases or agreements in respect of Permitted Real Estate Disposals;

(e)	any such leases or agreements as necessary to effect the Property Financings; and

(f)	any other such leases or agreements provided that the aggregate principal amount outstanding at any time under all such leases and agreements (determined in accordance with the Accounting Principles) does not exceed €15,000,000 (or its currency equivalent).

24.27	Share Capital

(a)	No Obligor (other than the Company) will, and each Obligor will, procure that none of its Subsidiaries will, allot or issue any shares or any securities other than:

(i)	an issue of shares by any such Subsidiary to its immediate shareholders;

(ii)	an issue or transfer of shares by one member of the Group to a person which acts or is to act as the trustee of any Group pension scheme or employee incentive scheme provided that such scheme either exists at the date hereof or has been approved in writing by the Majority Lenders (such approval not to be unreasonably withheld);

(iii)	an issue of shares made by or in connection with a member of the Group with third party minority shareholders provided that such issue is made pro rata to all the shareholders in any such member of the Group;

(iv)	an issue of shares in connection with a Permitted Joint Venture provided that such issue is made pro rata to all shareholders in such joint venture;

(v)	an issue of shares in connection with a Permitted Reorganisation; and

(vi)	an issue of shares permitted under Clause 24.17 (Acquisitions and Investments).

24.28	Holding Company Obligations

The Company will:

(a)	carry on business solely as a holding company of the Group and will not carry on any other business other than the holding of shares and other equity interests in its Subsidiaries and the making of loans to its Subsidiaries, the maintenance of a head office and related activities (including the provisions of consultancy, advisory and/or treasury services to members of the Group and the entry into, and the performance of its obligations and the exercise of its rights under, the Transaction Documents; and

(b)	not (other than as contemplated under paragraph (a) above and under any loan permitted under Clause 24.15(b)(iv) (Loans or credit) incur any Financial Indebtedness other than under the Transaction Documents.

24.29	Obligors incorporated in the Federal Republic of Germany

The provisions of, Clause 24.13 (Merger), Clause 24.17 (Acquisitions and Investments), Clause 24.18 (Joint Ventures), Clause 24.19 (Disposals), Clause 24.23 (Dividends and payments), Clause 24.24 (Change of business), Clause 24.27 (Share Capital), Clause 24.28 (Holding Company Obligations), (the “Relevant Restrictive Undertakings”) shall not apply to any member of the Group who is subject to the jurisdiction of the Federal Republic of Germany (each a “German Entity”), provided that, however:

(a)	the Obligors’ Agent shall give the Facility Agent not less than 20 Business Days’ prior written notice of its intention to carry out any of the acts or actions or take any other measure of the nature referred to in the Relevant Restrictive Undertakings (save to the extent that such act or action or other measure is not prohibited by the Relevant Restrictive Undertakings);

(b)	the Facility Agent shall be entitled, within 10 Business Days from receipt of any notice referred to in paragraph (a) above, to request the relevant German Entity to supply the Facility Agent with any additional information which the relevant German Entity has available in support of the proposed act or action or other measure specified in such notice and which the Facility Agent (acting reasonably) may consider necessary for the purpose of this Clause 24.29;

(c)

the Facility Agent shall then notify the Obligors’ Agent within 10 Business Days of receipt of a notice pursuant to paragraph (a) or, if the Facility Agent has, in due time, requested additional information as provided for in paragraph

(b) above within 10 Business Days from receipt of such additional information, whether the proposed act or action or other measure as referred to in paragraph (a) above, in the reasonable opinion of the Facility Agent, acting on the instructions by the Majority Lenders is or would result in a Material Adverse Effect.

If:

(A)	an act or action or other measure proposed within the purview of paragraph (a) above has or would have a Material Adverse Effect or the relevant 10 Business Day period has not expired prior to the Facility Agent having made a determination; and

(B)	the relevant German Entity nevertheless proceeds with such act, action or other measure,

the Facility Agent shall be entitled to make (and, if so instructed by the Majority Lenders, shall make), the declarations and request and to exercise the rights and remedies as provided for in Clause 25.20 (Acceleration) and to make the declarations, request and selection set out in Clause 9 (Repayment).

24.30	Propco Covenants

Prior to the date on which the aggregate amount raised by the relevant Propco under a Property Financing is equal to or exceeds the notional amount hedged under the Propco Hedging Agreement to which such Propco is a party, the Company will procure that such Propco will:

(a)	carry on business solely for the purpose of effecting a Property Financing in the jurisdiction in which it is incorporated and will not incur any Financial Indebtedness other than under the Property Financing or under or in respect of any amount paid to it in order to satisfy a payment due under a Propco Hedging Agreement;

(b)	comply with the provisions of the Intercreditor as if such Propco were an Obligor and an Intra Group Lender; and

(c)	use its reasonable endeavours directly or indirectly to distribute or otherwise pay (excluding by way of loan) in a tax efficient manner all proceeds received by it under a Propco Hedging Agreement within 3 Business Days of receipt to an Obligor and in any event will directly or indirectly distribute or otherwise pay (excluding by way of loan) to an Obligor all proceeds received and retained by it under a Propco Hedging Agreement prior to the date set out in the introductory paragraph to this Clause 24.30 (Propco Covenants), in each case net of any deductions in respect of Tax required to be made in respect of such distribution or payment and net of any arm’s length administration fee charged to such Obligor in consideration of setting up such payments or distributions to the extent required to ensure such payments or distributions are treated favourably for Tax purposes.

25.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 25 is an Event of Default.

25.1	Payment Default

Any Obligor fails to pay on the due date any amount payable by it under any of the Finance Documents at the place at and in the currency in which it is expressed to be payable unless:

(a)	in relation to a payment of principal or interest, such amount is paid within three Business Days of its due date; or

(b)	in relation to any other payment (other than a payment to be made pursuant to Clause 18.3 (Initial Expenses)), the payment is made within seven Business Days of its due date; or

(c)	in relation to a payment to be made pursuant to Clause 18.3 (Initial Expenses), the payment is made within 20 Business Days of its demand.

25.2	Breach of other Obligations

(a)	Any Obligor fails to comply with any of its obligations in Clause 24.16 (Negative pledge);

(b)	The Company fails to comply with its obligations under Clause 23 (Financial Covenants); or

(c)	any Obligor fails to observe or perform any of its obligations or undertakings under any of the Finance Documents (other than those referred to in Clause 25.1 (Payment Default) or paragraphs (a) and (b) of this Clause 25.2) (in the case of any obligation or undertaking which is not subject to a materiality threshold in accordance with its terms, in any material respect) and, if such failure is capable of remedy, is not remedied within 20 Business Days of such Obligor becoming aware of the relevant matter and that it constitutes a default.

25.3	Misrepresentation

Any representation, warranty or written statement which is made by any Obligor in any of the Finance Documents or is contained in any certificate, statement or notice provided under or pursuant to any of the Finance Documents proves to be incorrect (in the case of any representation, warranty or statement which is not subject to a materiality threshold in accordance with its terms, in any material respect) when made (or when repeated or deemed to be repeated) by reference to the facts and circumstances then existing unless the circumstances giving rise to that default are capable of remedy and are remedied within 20 Business Days of such Obligor becoming aware of the relevant matter and that it constitutes a default.

25.4	Invalidity and unlawfulness

(a)	Any provision of any Finance Document is or becomes invalid or unenforceable (subject, in each case, to the reservations) for any reason or shall be repudiated or the validity or enforceability of any provision of any Finance Document shall at any time be contested by any party thereto (other than a Finance Party) in circumstances or to an extent which the Majority Lenders reasonably consider to be materially prejudicial to the interests of any Finance Party under the Finance Documents.

(b)	At any time it is or becomes unlawful for any Obligor to perform any of its obligations under any of the Finance Documents in circumstances or to an extent which the Majority Lenders reasonably consider to be materially prejudicial to the interests of any Finance Party under the Finance Documents.

(c)	At any time any act, condition or thing required to be done, fulfilled or performed in order (i) to enable any Obligor lawfully to enter into, exercise its rights under or perform the obligations expressed to be assumed by it under any of the Finance Documents to which it is party, (ii) to ensure that the obligations expressed to be assumed by any Obligor under any Finance Document to which it is party are legal, valid and binding (subject, in each case, to reservations) (iii) to make each Finance Document admissible in evidence in the English or other relevant courts and (iv) (subject to the Agreed Security Principles) to create the security constituted by the Security Documents to which any Obligor is party, is not done, fulfilled or performed within any applicable prescribed time periods and the Majority Lenders reasonably consider such failure is materially prejudicial to the interests of any Finance Party under the Finance Documents.

25.5	Cross Default

Any Financial Indebtedness of a member or members of the Group in excess of €15,000,000 (or its currency equivalent) in aggregate:

(a)	is not paid when due or within any applicable grace period in any agreement relating to that Financial Indebtedness; or

(b)	becomes due and payable (or capable of being declared due and payable) before its normal maturity or is placed upon demand (or any commitment for any such indebtedness is cancelled or suspended) by reason of a default or event of default however described.

25.6	Insolvency

Any Obligor or Material Company stops or suspends or threatens or announces in writing an intention to stop or suspend payment of its debts or shall admit its inability to pay its debts as they fall due or shall for the purpose of any applicable law be or be deemed to be unable to pay its debts or shall otherwise be or be deemed to be insolvent or a moratorium is declared in respect of indebtedness of any Obligor or any Material Company.

25.7	Bankruptcy, Suspension of Payments, Receivership and Administration

(a)	An insolvency administrator or receiver or other administrator or similar officer is appointed over or in respect of all or any part of the business or assets of any Obligor or any Material Company.

(b)	A petition is presented or meeting convened or application made for the purpose of appointing an insolvency administrator, interim insolvency administrator or receiver or other administrator or other similar officer of, or for the making of an administration order in respect of, any Obligor or any Material Company and:

(i)	(other than in the case of a petition to appoint an administrator) such petition or application (unless frivolous or vexatious) is not contested on bona fide grounds with due diligence and, in the case of any such petition or application (whether or not frivolous or vexatious) is not stayed or discharged within 30 days; or

(ii)	in the case of a petition to appoint an administrator, the Facility Agent is not satisfied that it will be withdrawn before it is heard or will be unsuccessful.

(c)	Notice is given to the Security Agent of intention to appoint an administrator pursuant to paragraphs 15 or 26 of Schedule B1 of the Insolvency Act 1986.

25.8	Compositions and Arrangements

(a)	Any Obligor or Material Company proposes or makes any arrangement, compromise or composition with, or any assignment for the benefit of, its creditors generally or convenes a meeting for such purpose.

(b)	Any Obligor or Material Company enters into any negotiations for or in connection with the re-scheduling, restructuring or readjustment of any Financial Indebtedness by reason of, or with a view to avoiding, financial difficulties.

25.9	Winding-up

Any meeting of any Obligor or Material Company is convened for the purpose of considering any resolution for (or to petition for) its winding up or any Obligor or Material Company passes such a resolution or a petition is presented for the winding-up of any Obligor or Material Company (other than a frivolous or vexatious petition or any other petition which is contested in good faith on bona fide grounds with due diligence and, in either case, is discharged or stayed within 30 days) or an order is made for the winding-up of any Obligor or Material Company (other than, in the case of a Material Company, a solvent winding-up of such Material Company permitted for the purpose of a Permitted Reorganisation).

25.10	Similar Events Elsewhere

There occurs in relation to any member of Obligor or Material Company or any of its assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets is subject any event which the Facility Agent reasonably considers to correspond in that country or territory with any of those mentioned in Clauses 25.6 (Insolvency) to 25.9 (Winding-up) (inclusive).

25.11	Attachment or Process

A creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against any material part of the assets of any Obligor or Material Company and is not discharged within 30 days.

25.12	Cessation of Target Business

Any Obligor or Material Company ceases, or proposes to cease, to carry on all of its business other than as a result of a Permitted Reorganisation, in relation to a solvent winding-up of a Material Company (which is not an Obligor) permitted for the purpose of a Permitted Reorganisation or as a result of a disposal permitted under Clause 24.19 (Disposals).

25.13	Compulsory Acquisition

All or any material part of the assets of any member of the Group are seized, nationalised, expropriated or compulsorily acquired by, or by the order of, any agency of any state and such event has a Material Adverse Effect.

25.14	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other proceeding is commenced or against any member of the Group which is reasonably likely to be adversely determined against the relevant member of the Group and, if so determined, (whether by itself or together with any related claims) would have a Material Adverse Effect.

25.15	Auditor’s Qualification

The Auditors qualify their report on the audited consolidated financial statements of the Group in any manner which relates to the Group and which is materially adverse to the interest of the Finance Parties in the context of the Finance Documents.

25.16	Change of ownership

(a)	Any Obligor (other than the Company) ceases to be a wholly owned Subsidiary of the Company.

(b)	Any Obligor ceases to own at least the percentage ownership interest owned by it in any Material Company owned by it immediately after the Acquisition or, if later, the date the Material Company is acquired or incorporated or becomes a Material Company.

(c)	Paragraphs (a) and (b) shall not apply to any disposals permitted under Clause 24.19 (Disposals) or any change of share ownership permitted under Clause 24.27 (Share Capital) or any disposals or change of share ownership arising as a direct consequence of a Permitted Reorganisation.

25.17	Material Adverse Change

At any time there occurs an event or circumstance not otherwise referred to in this Clause 25 (Events of Default) which has a Material Adverse Effect.

25.18	Intercreditor Default

Any member of the Wider Group fails to comply with its material obligations under the Intercreditor Deed.

25.19	Judgment

(a)	Monetary judgments of a final non-appealable court of competent jurisdiction or which are not being contested in excess of €15,000,000 (or its currency equivalent) in an aggregate amount are made against one or more members of the Group; or

(b)	any non-monetary judgment of a final non-appealable court of competent jurisdiction which is not being contested is entered against a member of the Group and which would have a Material Adverse Effect, and, in each case, shall remain unsatisfied or unstayed for 20 Business Days after the date of such judgment or, if later, the relevant date for satisfaction of the relevant judgment, unless in each case such amount is demonstrated to the reasonable satisfaction of the Facility Agent to be covered by an insurance policy.

25.20	Acceleration

Subject to Clause 25.22 (Certain Funds Period) and Clause 25.23 (Clean-Up Period) at any time after the occurrence of an Event of Default (whilst the same is continuing) the Facility Agent may, and will if so directed by the Majority Lenders, by written notice to the Obligors’ Agent do all or any of the following in addition and without prejudice to any other rights or remedies which it or any other Finance Party may have under this Agreement or any of the other Finance Documents:

(a)	terminate all or part of the availability of the Facilities whereupon the relevant part of the Facilities shall cease to be available for drawing, the relevant part of the undrawn portion of the Commitments of each of the Lenders shall be cancelled and no Lender shall be under any further obligation to make Utilisations under this Agreement and no further Bank Guarantees may be requested under this Agreement in respect of the part of the Commitments so cancelled; and/or

(b)	declare all or part of the Utilisations, accrued interest thereon and any other sum then payable under this Agreement and any of the other Finance Documents to be immediately due and payable, whereupon such amounts shall become so due and payable; and/or

(c)	declare all or part of the Utilisations to be payable on demand whereupon the same shall become payable on demand; and/or

(d)	require the provision of cash cover whereupon each Borrower shall immediately provide cash cover in an amount equal to the total Contingent Liability of the Lenders under all Bank Guarantees issued under this Agreement for its account.

25.21	Ancillary Facilities and Fronted Ancillary Facilities

On the occurrence of an Event of Default (whilst the same is continuing), an Ancillary Lender or a Fronting Ancillary Lender may (but prior to notice being served under Clause 25.20(b) and/or (d) (Acceleration) only if so instructed by the Facility Agent on the instructions of the Majority Lenders) and shall if so instructed by the Majority Lenders:

(a)	terminate all or part of the availability of the Ancillary Facilities or Fronted Ancillary Facilities provided by it, whereupon the Ancillary Facilities or Fronted Ancillary Facilities shall cease to be available and the relevant Ancillary Lender or Fronting Ancillary Lender shall no longer be under any obligation to provide any credit provided for thereunder; and/or

(b)	declare all or part of the amounts outstanding under the Ancillary Facilities or Fronted Ancillary Facilities provided by it due and payable whereupon such amounts shall become due and payable together with accrued interest thereon and any other sum then payable under the relevant Ancillary Documents; and/or

(c)	require the provision of cash cover whereupon the relevant Borrowers shall immediately provide cash cover in an amount equal to the contingent liability of the Ancillary Lender or Fronting Ancillary Lender under all instruments issued under the terms thereof which give rise to a contingent liability on the part of the Ancillary Lender or Fronting Ancillary Lender.

25.22	Certain Funds Period

Once the conditions precedent to the availability of the Facilities have been satisfied under paragraphs (a) and (b) of Clause 4.1 (Initial Conditions Precedent), the Lenders shall only be entitled to decline to make available the Bridge Facility or to exercise any rights of rescission, cancellation, termination or acceleration whether pursuant to Clause 25.20 (Acceleration) or otherwise or any rights of set-off or counterclaim under the Finance Documents in respect of the Bridge Facility during the Certain Funds Period by reason of:

(a)	any breach of the representations and warranties contained in Clauses 21.1 (Incorporation), 21.2 (Power), 21.3 (Authority), 21.4 (Binding Obligations), paragraphs (a) and (b) of Clause 21.5 (Non-Conflict), 21.6 (Consents and Filings) and 21.24 (Holding Companies) in relation to UK Newco; or

(b)	any breach of Clauses 24.14 (Financial Indebtedness) or 24.16 (Negative pledge) and 24.28 (Holding Company Obligations) in relation to UK Newco (and excluding for this purpose any breach by UK Newco of any procurement obligation in respect of the Target Group); or

(c)	any of the Events of Default referred to in Clause 25.4 (Invalidity and unlawfulness) occurring and is continuing in relation to UK Newco; or

(d)	any of the Events of Default referred to in Clauses 25.6 (Insolvency) to 25.10 (Similar Events Elsewhere) (inclusive) occurring and is continuing in relation to UK Newco; or

(e)	an Obligor cancelling, rescinding or purporting to rescind the Facilities (including, without limitation, under Clause 11.3 (Revolving Facility)) in the case of any cancellation to the extent of the amount so cancelled or by reason of the expiry of any applicable Availability Period; or

(f)	an Event of Default under Clause 25.1 (Payment Default) has occurred and is continuing by reason of non-payment of any amount due to any Finance Party; or

(g)	any of the events described in Clause 10.2 (Mandatory Prepayments on Change of Control) occurs; or

(h)	there having been any amendment or waiver of any provision of the Acquisition Documents in any way that would reasonably be expected to be materially adverse to the interests of the Lenders, or any amendment or variation in any material respect or any waiver of any condition to Closing thereunder, in either case without the consent of the Majority Lenders.

25.23	Clean-Up Period

For the purpose of this Agreement, for the period from the Closing Date until the date which falls three months after the Closing Date (the “Clean-Up Period”), a breach of the representations and warranties, a breach of the covenants or an Event of Default, will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default (as the case may be) if it would have been (if it were not for this provision) a breach of representation or warranty, a breach of covenant or an Event of Default only by reason of circumstances existing at or within one month following the Closing Date and relating exclusively to the business or operations of the Target Group or any member of the Target Group if and for so long as the circumstances giving rise to the relevant breach of warranty or breach of covenant or Event of Default:

(a)	are capable of being cured and, if the Obligors’ Agent or (after the date falling one month after the Closing Date) any member of the Target Group is aware of the relevant circumstances at the time, reasonable efforts are being used to cure the same;

(b)	have not been procured by or approved by the Obligors’ Agent or, if arising after the date falling one month after the Closing Date, any member of the Target Group; and

(c)	would not have a Material Adverse Effect,

and provided that if the relevant circumstances are continuing at the end of the Clean-Up Period there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be.

26.	CHANGES TO THE LENDERS

26.1	Assignments and transfers by the Lenders

Subject to this Clause 26, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights and benefits; or

(b)	transfer by novation any of its rights, benefits and obligations,

under any Finance Documents to another bank or financial institution or to a trust, Fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or in the case of prospective lenders in France to such other financial entity or credit institution licensed for such purpose by the appropriate French banking and financial authorities (the ”New Lender”).

26.2	Conditions of assignment or transfer

(a)	Save as otherwise agreed by the Obligors’ Agent and the Facility Agent the participation (net of any re-transfer) of each Lender participating in the Facilities shall be a minimum of U.S.$5,000,000 (or its currency equivalent) in aggregate in those Facilities, provided that lesser amounts may be transferred where following any transfer both the transferor (if it continues to maintain a holding) and the transferee hold at least U.S.$5,000,000 (or its currency equivalent) of the Facilities.

(b)	For the purposes of calculating the minimum amounts specified in paragraph (a) above where the transferee is a Fund, such amounts will be calculated by reference to the aggregate amount being transferred at that time to other Funds which are managed by the same entity.

(c)	Any assignment or transfer and the identity of the proposed New Lender is notified to the Obligors’ Agent by the Facility Agent and, prior to the Closing Date, if the proposed New Lender is not on the list agreed between the Obligors’ Agent (acting reasonably) and the Arrangers prior to the date hereof, the Obligors’ Agent consents to such assignment or transfer, and after the Closing Date, the Obligors’ Agent shall be consulted prior to any such assignment on transfer taking place, unless in both cases, prior to and after the Closing Date, the transfer or assignment is to:

(i)	another Lender or an Affiliate of a Lender; or

(ii)	a Fund within the same investor group as the Fund which is the Existing Lender.

(d)	An assignment will only be effective on performance by the Facility Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(e)	Notwithstanding any other provision of this Agreement, the consent of the relevant Issuing Bank and the relevant Fronting Ancillary Lender (if there is a Fronted Ancillary Facility in place) is required for any assignment or transfer of any Lender’s rights and/or obligations under the Revolving Facility (consent not to be unreasonably withheld) where such assignment or transfer involves a liability owed to such Issuing Bank or Fronting Ancillary Lender in respect of which cash cover has not been provided.

(f)	An assignment will only be effective on receipt by the Facility Agent of a Lender Accession Undertaking and written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent and the Obligors’ Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was the Original Lender.

(g)	A transfer will only be effective on receipt by the Facility Agent of a Lender Accession Undertaking and if the procedure set out in Clause 26.5 (Procedure for transfer) is complied with.

(h)	If:

(i)	a Lender assigns or transfers any of its rights, benefits or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Taxes) or Clause 15.2 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

26.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of £1,500 save that no such fee shall be payable in connection with an assignment or transfer to an Affiliate of a Lender or made in connection with a transfer to a New Lender before the Syndication Date.

26.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Finance Documents or any other documents;

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document; and

(v)	any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26 (Changes to the Lenders); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) and Clause 28.20 (Registration for US Tax Purposes), a transfer is effected in accordance with paragraph (b) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate. Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights, benefits and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights and benefits against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Facility Agent, the Arrangers, the Security Agent, the New Lender, the other Lenders, the Issuing Bank, any Hedge Counterparty, any relevant Ancillary Lender and Fronting Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been the Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arrangers, the Security Agent, the Issuing Banks, any Hedge Counterparty, any relevant Ancillary Lender or Fronting Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the Existing Lender shall cease to be a Party as a “Lender” and the New Lender shall become a Party as a “Lender”.

26.6	Copy of Transfer Certificate to Obligors’ Agent

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Obligors’ Agent a copy of that Transfer Certificate.

26.7	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents; or

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor, any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate provided that the person to whom such information is given has entered into a confidentiality undertaking substantially in the form set out in Schedule 12 (Form of Confidentiality Undertaking/Primary Syndication Confidentiality Letter).

26.8	Affiliates of Lenders as Hedge Counterparties

(a)	An Affiliate of a Lender which becomes a Hedge Counterparty shall accede to this Agreement and to the Intercreditor Deed by delivery to the Security Agent of a duly completed accession undertaking in the form scheduled to the Intercreditor Deed.

(b)	Where this Agreement or any other Finance Document imposes an obligation on a Hedge Counterparty and the relevant Hedge Counterparty is an Affiliate of a Lender and is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

26.9	Sub-participation

Nothing in this Agreement shall restrict the ability of a Lender to participate, sub-participate or sub-contract any or all of its rights and/or obligations hereunder so long as such Lender remains liable under this Agreement in relation to those obligations provided that if, as a result of laws or regulations in force or known to be coming into force at the time of the sub-participation an Obligor would be obliged to make payment to the Lender of any amount required to be paid by an Obligor under Clauses 14 (Taxes) or 15.2 (Increased Costs), that Lender shall not be entitled to receive or claim any amount under those Clauses in excess of the amount that it would have been entitled to receive or claim if that sub-participation had not occurred.

27.	CHANGES TO THE OBLIGORS

27.1	Assignment and Transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 31.8 (“Know your customer” checks), the Obligors’ Agent may request that any wholly owned Subsidiary of the Target which is a member of the Group becomes an Additional Borrower. That Group member shall become an Additional Borrower (except for any Subsidiary identified as an Additional Borrower in Part 2 of Schedule 1 (The Initial Additional Borrowers)) if:

(i)	the Majority Lenders, if the relevant member of the Group is incorporated or organised in the same jurisdiction as any then existing Borrower, UK, any Participating Member State or the United States of America or any of its states or territories; or

(ii)	all Lenders, in any other case,

confirm to the Facility Agent that they consent to the relevant member of the Group becoming a Borrower, such consent not to be unreasonably withheld in the case of the Majority Lenders acting in relation to paragraph (a)(i) above (it being acknowledged and confirmed by the parties hereto that, without limiting the generality of the foregoing, any adverse Tax consequences for any Lender resulting from such member of the Group becoming a Borrower or it being contrary to any law or directive for any Lender to make available the Facility to such Borrower shall, in each case, constitute reasonable grounds for that Lender to withhold consent);

(iii)	the Obligors’ Agent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower;

(iv)	such Subsidiary also agrees to become an Additional Guarantor; and

(v)	subject to the Agreed Security Principles, the Facility Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) and if such Subsidiary is identified as an initial Additional Borrower in Part 2 of Schedule 1 (The Initial Additional Borrowers), the documents listed in Part 3 of Schedule 2 (Conditions Precedent) in relation to that additional Borrower on or prior to the date specified in Part 3 of Schedule 2, and each in form and substance satisfactory to the Facility Agent.

(b)	The Facility Agent shall notify the Obligors’ Agent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) and, where applicable, Part 3 of Schedule 2 (Conditions Precedent).

(c)	Each Party (other than the Additional Borrower and the Obligors’ Agent) irrevocably authorises the Facility Agent to execute any duly completed Accession Letter.

27.3	Resignation of an Obligor

In this Clause 27.3 and Clause 27.6 (Release of Security on Disposal), “Third Party Disposal” means the disposal of an Obligor to a person which is not a member of the Group where that disposal either is not prohibited under Clause 24.19 (Disposals) (and the Obligors’ Agent has confirmed this is the case) or has been consented to by the Majority Lenders.

(a)	The Obligors’ Agent may request that an Obligor (other than the Company) ceases to be a Borrower and/or, as the case may be, a Guarantor by delivering a Resignation Letter to the Facility Agent if:

(i)	that Obligor is the subject of a Third Party Disposal;

(ii)	any guarantee and Transaction Security provided by that Obligor are not affected by the resignation and continue to be legal, valid, binding and enforceable in full force and effect and the amount secured by the Transaction Security is not decreased; or

(iii)	all the Lenders have consented to the resignation of the Obligor.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Obligors’ Agent and the Lenders of its acceptance if:

(i)	the Obligors’ Agent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter; and

(ii)	where the Obligor is:

(A)	a Borrower, such Obligor is not or will not at the time it ceases to be an Obligor be under any actual or contingent obligations as a Borrower under any Finance Documents; or

(B)	a Guarantor, no payment is due from a Guarantor under Clause 19.1 (Guarantee and indemnity); or

(iii)	where such Obligor is both a Borrower and a Guarantor, the Obligors’ Agent has confirmed to the Facility Agent that either:

(A)	such Obligor is subject to a Third Party Disposal and its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect and the amount guaranteed by it as a Guarantor is not decreased; or

(B)	each of the conditions set out in paragraph (b)(ii) above apply.

(c)	In the case of a Third Party Disposal, the Obligors’ Agent has or shall ensure any disposal proceeds will be applied to the extent required in accordance with Clause 10.3 (Mandatory Prepayments from Receipts).

(d)	Subject to paragraph (e) below upon notification by the Facility Agent to the Obligors’ Agent of its acceptance of the resignation of a Borrower or a

Guarantor, that company shall cease to be a Borrower or a Guarantor and shall have no further rights or obligations under the Finance Documents as a Borrower or a Guarantor as applicable.

(e)	The resignation of an Obligor which is the subject of a Third Party Disposal shall not be effective until the date of that disposal whereupon that company shall cease to be an Obligor and shall have no further rights or obligations under the Finance Documents as an Obligor.

(f)	If applicable, the Facility Agent may, at the cost and expense of the Obligors require a legal opinion from counsel to the Facility Agent (subject to qualifications and reservations normal for opinions of that type) confirming the matters set out in paragraphs (a)(ii) and (b)(iii)(A) above and the Facility Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance satisfactory to it, acting reasonably.

27.4	Additional Guarantors and Transaction Security

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 31.8 (“Know your customer checks”), the Obligors’ Agent may request that any other member of the Group becomes an Additional Guarantor.

(b)	The Obligors’ Agent shall ensure that each member of the Group identified in Part 3 of Schedule 1 (The Initial Guarantors) as an initial Additional Guarantor shall (subject to the Agreed Security Principles and if not already an Obligor) become an Additional Guarantor on Closing provided that the Transaction Security identified opposite the name of that member of the Group in Part 3 of Schedule 2 (Conditions Precedent) shall be provided as soon as reasonably practicable and in any event within 90 days of the Closing Date or, in the case of any member of the Target Group incorporated in England, within 30 days of the Closing Date.

(c)	Subject to the Agreed Security Principles and if so required by the Majority Lenders the Obligors’ Agent shall ensure that any member of the Group which is or becomes a Material Company shall, as soon as reasonably practicable (and in any event within 60 days) after it has been demonstrated that such member of the Group is a Material Company, become an Additional Guarantor and grant such Security (in accordance with the Agreed Security Principles) as the Facility Agent may require and shall accede to the Intercreditor Deed.

(d)	A member of the Group shall become an Additional Guarantor upon the Obligors’ Agent delivering to the Facility Agent a duly completed and executed Accession Letter and a duly completed and executed accession deed to the Intercreditor Deed.

(e)

The Additional Guarantor shall deliver to the Facility Agent all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) or, where applicable, Part 3 of Schedule 2 (Conditions Precedent) within the period specified in paragraphs (b) or (c), as the case may be, of this

Clause 27.4, to the extent required in accordance with the Agreed Security Principles in form and substance satisfactory to the Facility Agent together with such evidence of the due authorisation and execution of such documents as the Facility Agent shall reasonably require together with a legal opinion(s) satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably)).

(f)	The Facility Agent shall notify the Obligors’ Agent and the Lenders promptly upon being satisfied that it has received (in accordance with the Agreed Security Principles and in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) and where applicable, Part 3 of Schedule 2 (Conditions Precedent).

(g)	The Facility Agent may (but shall not be obliged to) agree a limit on the amount of the liability of the potential Additional Guarantor or other changes to the Finance Documents which in the opinion of the Facility Agent, based on the advice of its legal counsel, are necessary to comply with the Agreed Security Principles. The cost of the advice of legal counsel obtained pursuant to this paragraph (g) shall be for the account of the Obligors’ Agent.

(h)	Each Party (other than the Additional Guarantor and the Obligors’ Agent) irrevocably authorises the Facility Agent to execute a duly completed Accession Letter.

27.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in Clause 21 (Representations) that are deemed to be repeated on that date are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

27.6	Release of Security on Disposal

(a)	If any member of the Group is or is proposed to be the subject of a Third Party Disposal:

(i)	where that member of the Group created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of that member of the Group, the Security Agent shall, at the cost and request of the Obligors’ Agent, release those assets, business or shares (or equivalent) from the applicable Transaction Security and, if applicable, issue certificates of non-crystallisation;

(ii)	the release of Transaction Security referred to in paragraph (i) above shall not become effective until the date of that Third Party Disposal; and

(iii)

if the Third Party Disposal of that Obligor is not made, the release of Transaction Security referred to in paragraph (a)(i) above shall have no effect and the obligations of the Obligor and the Transaction Security created or intended to be created by or over that Obligor shall continue in full force and effect.

(b)	If any Obligor disposes of any assets to a person who is not a member of the Group where the disposal either is not prohibited under Clause 24.19 (Disposals) (and the Obligors’ Agent has confirmed this is the case) or such disposal has been consented to by the Majority Lenders:

(i)	the Security Agent, shall, at the cost and request of the Obligors’ Agent, release those assets from the applicable Transaction Security and, if applicable, issue certificates of non-crystallisation;

(ii)	the release of Transaction Security referred to in paragraph (i) above shall not become effective until the date of the relevant disposal; and

(iii)	if the disposal of the relevant assets is not made, the release of Transaction Security referred to in paragraph (i) above shall have no effect and the obligations of the Transaction Security created or intended to be created by or over those assets shall continue in full force and effect.

28.	ROLE OF THE FACILITY AGENT, THE ARRANGERS, THE ISSUING BANKS AND OTHERS

28.1	Appointment of the Facility Agent

(a)	Each of the Arrangers, the Lenders and the Issuing Banks appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arrangers, the Lenders and the Issuing Banks authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2	Duties of the Facility Agent

(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to the

Facility Agent, the Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

28.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

28.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Facility Agent, the Arrangers and/or the Issuing Banks as a trustee or fiduciary of any other person.

(b)	Neither the Facility Agent, any Arrangers or any Issuing Bank shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.5	Business with the Group

The Facility Agent, the Arrangers and/or the Issuing Banks may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.6	Rights and discretions

(a)	The Facility Agent, each Issuing Bank, each Fronting Ancillary Lender, and each Ancillary Lender may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Payment Default));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by any Borrower (other than a Utilisation Request, Term-out Request or Selection Notice) or the Obligors’ Agent is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Facility Agent, each Issuing Bank, each Fronting Ancillary Lender and each Ancillary Lender may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent, each Issuing Bank, each Fronting Ancillary Lender and each Ancillary Lender may act in relation to the Finance Documents through its personnel and agents. The Facility Agent shall not be liable for the negligence or misconduct of such agents that it has chosen using reasonable skill and care.

(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received in its capacity as Facility Agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent, any Arrangers or any Issuing Bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law, regulation or directive or a breach of a fiduciary duty or duty of confidentiality.

28.7	Majority Lenders’ instructions

(a)	Subject to paragraph (f) or unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) act and exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or the Super Majority Lenders, as the case may be) (or, if so instructed by the Majority Lenders (or the Super Majority Lenders, as the case may be), refrain from acting or exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such instructions of the Majority Lenders (or the Super Majority Lenders, as the case may be).

(b)	Subject to paragraph (f) or unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders (or the Super Majority Lenders, as the case may be) will be binding on all the Finance Parties.

(c)	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or the Super Majority Lenders, as the case may be) (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or the Super Majority Lenders, as the case may be), (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.

(f)	In the event:

(i)	the Facility Agent sends a written notice to the relevant Lenders requesting consent from the Majority Lenders (or the Super Majority Lenders, as the case may be) in respect of any amendment or waiver that may be made with the consent of the Majority Lenders (or the Super Majority Lenders, as the case may be) under the terms of this Agreement;

(ii)	the notice sent by the Facility Agent requests instructions are provided to it by the relevant Lenders within a period of at least 10 Business Days from the date of the notice (the “Notice Period”); and

(iii)	the Facility Agent has not received instructions from all the relevant Lenders at the end of the Notice Period and the instructions it has received from those Lenders who have responded (the “Applicable Lenders”) do not constitute instructions from the Majority Lenders (or the Super Majority Lenders, as the case may be) in either the affirmative or the negative, then at the close of business on the last day of the Notice Period the Agent shall determine:

(A)	if there are no Loans then outstanding, the proportion of Commitments of the Applicable Lenders who have given consent to the Total Commitments of all Applicable Lenders; and

(B)	at any other time, the proportion of the participations in the Loans then outstanding of the Applicable Lenders who have given the consent to the amount of all the participations in the Loans then outstanding of those Applicable Lenders.

If such calculations show that consent has been received from 66 2/3 per cent. (in the case of the Majority Lenders) or 90 per cent. (in the case of the Super Majority Lenders) by Commitment, then the Facility Agent shall be deemed to have received consent from the Majority Lenders (or the Super Majority Lenders as the case may be) for all purposes under this Agreement.

28.8	Responsibility for documentation

None of the Facility Agent, any Arrangers, any Issuing Bank, the Security Agent, any Fronting Ancillary Lender or any Ancillary Lender:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, any

Arrangers, any Issuing Bank, the Security Agent, any Ancillary Lender, any Fronting Ancillary Lender, any Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum or the Reports or the transactions contemplated in the Finance Documents; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security.

28.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, none of the Facility Agent, any Issuing Bank, the Security Agent, any Fronting Ancillary Lender or any Ancillary Lender will be liable to any of the Finance Parties for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent, any Issuing Bank, the Security Agent, any Fronting Ancillary Lender or any Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Facility Agent, any Issuing Bank, the Security Agent, any Fronting Ancillary Lender or any Ancillary Lender, in respect of any claim it might have against the Facility Agent, any Issuing Bank, the Security Agent, any Fronting Ancillary Lender, or any Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Facility Agent, the Issuing Bank, the Security Agent, any Fronting Ancillary Lender, or any Ancillary Lender may rely on this Clause 28.9 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent or any Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Arrangers.

28.10	Patriot Act

Each Lender subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Obligors’ Agent and the Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Obligors’ Agent, the Company and any other Obligor and other information that will allow such Lender to identify the Obligor’s Agent, the Company and any other Obligor in accordance with the Act.

28.11	Lenders’ indemnity to the Facility Agent and the Security Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each of the Facility Agent and the Security Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent or the Security Agent (otherwise than by reason of the Facility Agent’s or the Security Agent’s gross negligence or wilful misconduct) in acting as Facility Agent or as Security Agent under the Finance Documents (unless the Facility Agent or the Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

28.12	Resignation of the Facility Agent

(a)	The Facility Agent may, after consultation with the Obligors’ Agent, resign and appoint one of its Affiliates acting through an office in the European Union being a reputable bank or other financial institution experienced in multi-jurisdictional transactions of this type as successor by giving notice to the Lenders and the Obligors’ Agent.

(b)	Alternatively the Facility Agent may, after consultation with the Obligors’ Agent, resign by giving notice to the Lenders and the Obligors’ Agent, in which case the Majority Lenders (with the consent of the Obligors’ Agent) may appoint a successor Facility Agent.

(c)	If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent (after consultation with the Obligors’ Agent) may appoint a successor Facility Agent (acting through an office in the European Union being a reputable bank or other financial institution experienced in multi-jurisdictional transactions of this type).

(d)	The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)	The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor in accordance with this Agreement.

(f)	Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28.12. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Obligors’ Agent, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign, and the Majority Lenders shall appoint a Successor Facility Agent in accordance with paragraph (b) above.

28.13	Confidentiality

(a)	In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent nor any Arrangers are obliged to disclose to any other person (i) any information, disclosure of which might, in the opinion of such Facility Agent or Arrangers, result in a breach of any law or directive or be otherwise actionable at the suit of any person, or (ii) any information supplied by any member of the Group to such Facility Agent or Arrangers which is identified by a member of the Group at the time of supply as being unpublished, confidential, or price sensitive information relating to a proposed transaction by a member of the Group and supplied solely for the purpose of evaluating in consultation with such Facility Agent or Arrangers whether such transaction might require a waiver or amendment to any of the provisions of the Finance Documents, or (iii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or (iv) any Fee Letter (or the contents thereof).

28.14	Relationship with the Lenders

(a)	The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement and provided that such Lender is not lending through a Facility Office which is in any country designated by the Financial Action Taskforce on Money Laundering as “Non-Cooperative Countries and Territories”.

(b)	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost.

(c)	Each Finance Party shall supply the Facility Agent with any information that the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Facility Agent and shall not deal directly with the Security Agent.

28.15	Credit appraisal by the Finance Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to the Facility Agent, each Arrangers, each Issuing Bank, the Security Agent, each Fronting Ancillary Lender and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum, the Reports and any other information provided by the Facility Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

28.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Obligors’ Agent) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

28.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.18	Reliance and Engagement Letters

Each Finance Party confirms that each Arrangers and the Facility Agent has authority to accept on its behalf the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by any accountants appointed in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

28.19	Location of Facility Agent

The Facility Agent will not, for the purposes of European Council Directive 2003/48/EC and in relation to payments made or received under any Finance Document by it in its capacity as Facility Agent, be established in, change its place of establishment to, act through any office situated or established in, maintain any account used for making or receiving payments in relation to the Finance Documents in, or delegate any of its duties, trust, powers, authorities and discretions vested in it under the Finance Documents to, any person established in or acting from, Austria, Belgium or Luxembourg.

28.20	Registration for US Tax Purposes

The Obligors hereby designate the Facility Agent, and the Facility Agent agrees, to serve as the agent of the Obligors, solely for purposes of this Clause 28.20, to maintain a register at one of its offices in New York, New York (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the Obligors’ obligations in respect of such Loans. With respect to any Lender, the assignment or transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such assignment or transfer is recorded on the Register maintained by the Facility Agent with respect to ownership of such Commitments and Loans, prior to such recordation all amounts owing to the Existing Lender with respect to such Commitments and Loans shall remain owing to the Existing Lender. The registration of an assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Facility Agent on the Register only upon the acceptance by the Facility Agent of a properly executed and delivered assignment and assumption agreement pursuant to this Clause 28.20. Coincident with the delivery of such an assignment and assumption agreement to the Facility Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the Existing Lender shall surrender any evidence of such Loan, and thereupon ensure further evidence (if any) in the same aggregate principal amount shall be issued to the Existing Lender and/or the New Lender. For these purposes, any transfers and assignments can be effected by the Facility Agent by way of book entry in the Register.

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 12.2 (Payments by Obligors) or Clause 12.5 (Partial payments) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 12.5 (Partial payments), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 12.5 (Partial payments).

29.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 12.5 (Partial payments).

29.3	Recovering Finance Party’s rights

(a)	On a distribution by the Facility Agent under Clause 29.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment upon such date that the underlying amount which resulted in the Sharing Payment arising became due and payable or otherwise capable of receipt or recovery.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 29.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that

Recovering Finance Party an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

29.5	Exceptions

(a)	This Clause 29 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 29 (Sharing among the Finance Parties), have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Parties of the legal or arbitration proceedings; and

(ii)	the other Finance Parties had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.

29.6	Ancillary Lenders

(a)	This Clause 29 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 25.20 (Acceleration).

(b)	Following service of notice under Clause 25.20 (Acceleration), this Clause 29 shall apply to all receipts or recoveries by Ancillary Lenders except in respect of an overdraft facility comprising more than one account under an Ancillary Facility provided by an Ancillary Lender, in which case this Clause 29 shall only apply to any surplus receipt or recovery by that Ancillary Lender after the application of set-off or cross guarantees permitted under this Agreement of any liabilities owing to it under such overdraft facility against credit balances on any account comprised in such overdraft facility.

30.	SET-OFF

After an Event of Default has occurred and so long as it is continuing, but subject to Clause 25.22 (Certain Funds Period) and Clause 4.2 (Additional Conditions Precedent) and only to the extent permitted by law, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	NOTICES AND CONFIDENTIALITY

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Original Borrower or Original Guarantor, that identified with its name in the signature block below or if not party to on the date thereof, that identified in the Accession Letter pursuant to which it accedes to this Agreement;

(b)	in the case of an Additional Obligor, the address and fax number of the Obligors’ Agent;

(c)	in the case of each Lender, each Issuing Bank, each Fronting Ancillary Lender, each Ancillary Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(d)	in the case of the Facility Agent or the Security Agent, that identified with its name in the signature block below,

or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by the Facility Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s or Security Agent’s signature below (or any substitute department or officer as the Facility Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent. The Obligors’ Agent may make and/or deliver as agent of each Obligor notices and/or requests on behalf of each Obligor.

(d)	Any communication or document made or delivered to the Obligors’ Agent in accordance with this Clause 31.3 will be deemed to have been made or delivered to each of the Obligors.

31.4	Notification of address, fax number and telex number

Promptly upon receipt of notification of an address, fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

31.5	Electronic communication

(a)	Any communication to be made between the Facility Agent or the Security Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent, the Security Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Facility Agent and a Lender or the Security Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent or the Security Agent only if it is addressed in such a manner as the Facility Agent or Security Agent shall specify for this purpose.

31.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, the English translation will prevail unless the document is a binding agreement, a constitutional, statutory or other official document.

31.7	Use of Websites

(a)	The Obligors’ Agent may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Obligors’ Agent and the Facility Agent (the “Designated Website”) if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Obligors’ Agent and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Obligors’ Agent and the Facility Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Facility Agent shall notify the Obligors’ Agent accordingly and the Obligors’ Agent shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Obligors’ Agent shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Obligors’ Agent and the Facility Agent.

(c)	The Obligors’ Agent shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Obligors’ Agent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Obligors’ Agent notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Obligors’ Agent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Obligors’ Agent shall, at its own cost, comply with any such request within 10 Business Days.

31.8	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender or prospective new Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not readily available to it, each Obligor shall promptly, upon the request of the Facility Agent or any Lender, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender (provided that it has entered into a confidentiality undertaking substantially in the form set out in Schedule 12 (Form of Confidentiality Undertaking/Primary Syndication Confidentiality Letter)) in order for the Facility Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that it is required by directive or law to carry out pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly, upon the request of the Facility Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that it is required to carry out pursuant to the transactions contemplated in the Finance Documents.

(c)	The Obligors’ Agent shall, by not less than five Business Days’ written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of the Subsidiaries of the Company becomes an Additional Obligor pursuant to Clause 27 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, the Obligors’ Agent shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) (provided that it has entered into a confidentiality undertaking substantially in the form set out in Schedule 12 (Form of Confidentiality Undertaking/Primary Syndication Confidentiality Letter)) in order for the Facility Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that it is required by directive or law to carry out pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

31.9	Confidentiality

(a)	Subject to Clause 26.7 (Disclosure of information), the Finance Parties will:

(i)	keep the Confidential Information confidential and, subject as set out below, not disclose it to anyone and to ensure that the Confidential Information is protected with security measures and degree of care that it would apply to its own confidential information;

(ii)	use the Confidential Information only for the purpose of appraising the business, financial condition, creditworthiness, status and affairs of the Group in connection with its participation in the Facilities; and

(iii)	use all reasonable endeavours to ensure that any person to whom they pass any Confidential Information (unless disclosed under paragraph (b) below) acknowledges and complies with the provisions of this Clause 31.9 as if that person were also a party to it and you undertake to be responsible for any breach of this agreement by such person provided that such Finance Party will not be liable for the breach of this agreement by a person where such person has entered into a confidentiality undertaking in accordance with Clause 26.7 (Disclosure of Information).

(b)	The Confidential Information may be disclosed:

(i)	if so required by law or regulation or, if requested by any regulator with jurisdiction over any Finance Party or any Affiliate of any Finance Party;

(ii)	if it comes into the public domain (other than as a result of a breach of this Clause 31.9);

(iii)	to auditors, professional advisers or rating agencies but, in the case of rating agencies, only for the purposes of preparing a private or shadow rating;

(iv)	in connection with any legal proceedings;

(v)	to the Target or any Holding Company of the Parent and any director or employee or prospective director or employee of any member of the Group, any Holding Company of the Parent or the Target; and

(vi)	to Investors or prospective Investors.

(c)	The provisions of this Clause 31.9 shall supersede any undertakings with respect to confidentiality previously given by any Finance Party in favour of any Obligor.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document and by an Issuing Bank as to the amount paid out by that Issuing Bank in respect of any Bank Guarantee is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days (in the case of amounts denominated in Sterling) or 360 days (in the case of amounts denominated in Optional Currencies) or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.4	Certificates by Directors

Any certificate or notice given by a director or other authorised signatory of an Obligor on behalf of an Obligor shall be given without personal liability.

33.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Required consents

(a)	Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived with the consent of the Majority Lenders and the Obligors’ Agent and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 35 (Amendments and Waivers).

(c)	The Obligors’ Agent may effect, as agent of each Obligor, any amendment or waiver permitted by this Clause 35 (Amendments and Waivers).

35.2	Exceptions

(a)	Subject as provided in paragraphs (d) and (e) below, an amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” or “Super Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount of principal, interest, fees or commission payable under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment of any amount of principal, interest, fees or commission payable under the Finance Documents;

(v)	an increase in or an extension of any Commitment or extension of any Availability Period;

(vi)	save as provided in paragraph (b) below and other than as part of a Permitted Reorganisation, a release of any Borrower or Guarantor other than in accordance with Clause 27 (Changes to the Obligors);

(vii)	any provision which expressly requires the consent of all the Lenders; or

(viii)	Clause 2.2 (Finance parties’ rights and obligations), Clause 26 (Changes to the Lenders), Clause 29 (Sharing among the Finance

Parties), Clause 37 (Governing Law), Clause 38 (Enforcement) or this Clause 35,

shall not be made without the prior consent of each of the Lenders affected thereby.

(b)	Other than as part of a Permitted Reorganisation, a waiver, amendment or variation which relates to any material provision of any Security Document or any release (not otherwise provided for in Clause 27.6 (Release of Security on Disposal) or the relevant Security Document) of any asset charged by any of the Security Documents shall not be made without the prior consent of the Super Majority Lenders.

(c)	An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Arrangers, any Hedge Counterparty, any Issuing Bank, the Security Agent, any Fronting Ancillary Lender or any Ancillary Lender may not be effected without the consent of the Facility Agent, the Arrangers, that Hedge Counterparty, that Issuing Bank, the Security Agent, that Fronting Ancillary Lender or that Ancillary Lender, as the case may be, at such time.

(d)	Any amendment or waiver which relates to the rights or obligations applicable to a particular Utilisation or class of Lenders and not materially and adversely affecting the rights or interests of Lenders in respect of other Utilisations or another class of Lender shall only require the consent of the Majority Lenders (or the Super Majority Lenders or all Lenders, as the case may be) as if references in this Clause to “Lenders” were only to Lenders participating in that Utilisation or forming part of that class.

(e)	Any waiver of a right of prepayment under paragraphs (a), (b) and (c) of Clause 10.3 (Mandatory Prepayments from Receipts) shall require only the consent of the Majority Lenders.

35.3	Amendments by Security Agent

Unless the provisions of any Finance Document expressly provide otherwise, the Security Agent may, if authorised by the Majority Lenders, amend the terms of, waive any of the requirements of, or grant consents under, any of the Security Documents, any such amendment, waiver or consent being binding on all the parties to this Agreement except:

(a)	to the extent provided to the contrary in paragraph (b) of Clause 35.2 (Exceptions); and

(b)	that no waiver or amendment may impose any new or additional obligations on any person without the consent of that person.

35.4	Obligors’ Agent

(a)	Each Obligor irrevocably authorises the Obligors’ Agent:

(i)	to give and receive all notices and instructions including in the case of a Borrower, Utilisation Requests, Selection Notices and any other instructions relating to Utilisations or to the application of the proceeds thereof including the entry into with any person of foreign exchange contracts in relation to such proceeds and make such agreements expressed to be capable of being given or made by the Obligors’ Agent on behalf of the Obligors or any of them under this Agreement;

(ii)	to execute on its behalf any Accession Letters; and

(iii)	to enter into any agreement capable of being entered into by any Obligor notwithstanding that such agreement may affect (adversely or otherwise) such Obligor (including the terms of any consent or waiver given or required under the Finance Documents and all amendments made to any of them and any amendment, variation, supplement, restatement or novation of any of the Finance Documents, however fundamental it may be and notwithstanding any increase or other change in the obligations of such Obligor), without further reference to, or consent of, such Obligor and such Obligor shall be bound thereby as though such Obligor itself had given such notices and instructions (including, without limitation, Utilisation Requests) or entered into such agreements provided that in the event of any conflict between any notice or other communication of an Obligor (other than the Obligors’ Agent) and an Obligors’ Agent, that of the Obligors’ Agent shall prevail.

(b)	In all matters relating to the Finance Documents, each Obligor acknowledges and confirms that it is acting as principal and for its own account and not as agent or trustee or in any other capacity whatsoever on behalf of any third party save as expressly provided in paragraph (a) of this Clause 35.4.

(c)	Each Obligor agrees that it will provide to the Obligors’ Agent such information as the Obligors’ Agent may reasonably require in order to give effect to its obligations under this Agreement.

(d)	The Obligors’ Agent will keep confidential information received by it under paragraph (c) above save that such information may be disclosed by the Obligors’ Agent for the purposes of discharging its obligations under this Agreement.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37.	GOVERNING LAW

This Agreement is governed by English law.

38.	ENFORCEMENT

38.1	Jurisdiction of English Courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 38.1 shall not (and shall not be construed so as to) limit the right of any Finance Party to take proceedings against any Obligor in the courts of any country in which any Obligor has assets or in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

38.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably undertakes to appoint UK Newco or another agent for service of process in England acceptable to the Facility Agent (acting reasonably) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(c)	if any person appointed as process agent is unable for any reason to act as agent for service of process, the Obligors’ Agent (on behalf of all the Obligors) must immediately (and in any event within 10 Business Days of the Facility Agent requesting such appointment) appoint another agent acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

38.3	Waiver of Jury Trial

Each of the parties hereto irrevocably waives trial by jury in any action or proceeding with respect to this Agreement or any of the Finance Documents.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Part 1

The Original Obligors

Name of Original Borrower	Jurisdiction of Incorporation and Registration number (or equivalent, if any)
Toys “R” Us (UK) Limited	England, 05410173

Name of Original Guarantor	Jurisdiction of Incorporation and Registration number (or equivalent, if any)
Toys “R” Us (UK) Limited	England, 05410173

Part 2

The Initial Additional Borrowers

Name of Initial Additional Borrower	Jurisdiction of Incorporation and Registration number (or equivalent, if any)
Toys R Us Holdings (UK) Limited	England, 03752917

Toys “R” Us Limited	England, 01809223

Toys “R” Us SARL	France, 345 404 156 RCS Evry

Toys “R” Us Iberia SA	Spain, A-79.520.656

Toys R Us GmbH	Germany, HRB 16651

Part 3

The Initial Additional Guarantors

Name of Initial Additional Guarantor	Jurisdiction of Incorporation and Registration number (or equivalent, if any)
Toys “R” Us Europe, LLC	State of Delaware

Toys “R” Us Holdings Limited	England, 01826057

Toys R Us Holdings (UK) Limited	England, 03752917

Toys “R” Us Financial Services Limited	England, 01861149

Toys “R” Us Limited	England, 01809223

Toys “R” Us Properties Limited	England, 01809224

Toys “R” Us SARL	France, 345 404 156 RCS Evry

Toys “R” Us Iberia SA	Spain, A-79.520.656

Toys R Us GmbH	Germany, HRB 16651

Toys “R” Us Operations GmbH	Germany, HRB 24583

Part 4

The Original Lender

Name of Original Lender	Bridge Commitment (US Dollars)	Euro Revolving Commitment (Euro)	Sterling Revolving Commitment (Sterling)
Deutsche Bank AG, London Branch	1,000,000,000	145,000,000	95,000,000
Total	1,000,000,000	145,000,000	95,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

Part 1

Conditions Precedent To Initial Utilisation

1.	Formalities Certificate(s): A certificate from each Obligor substantially in the form set out in Schedule 11 (Formalities Certificate), together with the documents referred to in that certificate.

2.	Finance Documents: Each of the following documents in the agreed form duly executed and delivered by all parties hereto:

(a)	This Agreement.

(b)	The Security Documents and security related documents listed in paragraph A of Part 3 to this Schedule 2 (Security Documents And Security Related Documents To Be Delivered By Obligors/Additional Obligors).

(c)	The Intercreditor Deed.

(d)	A list of all guarantees and security to be provided post-Closing in accordance with the Agreed Security Principles.

(e)	The Fee Letter.

3.	Acquisition Documents:

(a)	A copy of the Acquisition Agreement.

(b)	Copies of the other Acquisition Documents in the form executed at Closing.

4.	Group Structure: A copy of the Structure Chart.

5.	Reports: Originals or copies addressed to the Finance Parties or capable of being relied upon by the Finance Parties (to the extent agreed by the providers) of the following:

(a)	the Accountants’ Report;

(b)	the Due Diligence Report;

(c)	the Property Valuation Report; and

(d)	the Tax Structure Memorandum.

6.	Financial Information: The Budget.

7.

Share and Asset Security: Evidence of perfection in the manner customary in the jurisdiction of incorporation of each Obligor of all security created by the Security Documents, of all security over the shares and assets (other than real estate) in

Material Companies to the extent such security is to be provided in accordance with the Agreed Security Principles and agreed to be provided at Closing (in the case of asset security, to the extent perfection at, rather than after, Closing is practicable).

8.	Closing: A certificate of the Company confirming that:

(a)	subject only to payment of the merger consideration, (and satisfaction of any condition relating to the availability of funding) Closing has occurred;

(b)	no material provision of the Acquisition Documents has been waived or amended in any way that would reasonably be expected to be materially adverse to the interests of the Lenders and no material provision of the Acquisition Documents relating to conditionality has been amended or waived in any material respect, in each case without the consent of the Majority Lenders; and

(c)	the Acquisition Documents have become unconditional (save for any condition relating to the availability of funding).

9.	Legal Opinions: The opinion addressed to the Finance Parties of White & Case, London, counsel to the Lenders, as to capacity of those Obligors incorporated in England & Wales, the enforceability of this Agreement and the Security Documents governed by English law.

10.	Funds Flow: Copy of the Funds Flow Document.

11.	Consents: Copies of anti-trust approvals/clearances for each of the following jurisdictions:

(a)	U.S.A.;

(b)	Canada;

(c)	Germany; and

(d)	Austria.

12.	Insurances: Evidence that any insurances required to be taken out in accordance with this Agreement have been taken out and are in full force and effect.

13.	Process Agent: Evidence of English process agent appointment, if applicable.

14.	“Know Your Client”: Any information and evidence reasonably required by any Finance Party pursuant to its usual “know your client” procedures in order to comply with applicable laws.

15.	Existing Security: Evidence of discharge of existing security or confirmation that existing security will be discharged on or about Closing (other than as otherwise permitted under this Agreement).

Part 2

Conditions Precedent Required To Be

Delivered By An Additional Obligor

1. (a)	An Accession Letter duly executed by the Additional Obligor and the Obligors’ Agent; and

(b)	an accession deed in respect of the Intercreditor deed duly executed by the Additional Obligor and the Obligor’s Agent.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	A copy of a resolution of the board of directors of the Additional Obligor (if applicable):

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter, the accession deed in respect of the Intercreditor Deed and the Finance Documents and resolving that it execute the Accession Letter and any other Finance Document to which it is a party;

(b)	Authorising a specified person or persons to execute the Accession Letter, the accession deed in respect of the Intercreditor Deed and other Finance Documents on its behalf; and

(c)	Authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above or a specimen of the signature of each person duly authorised to sign the Finance Documents (including, without limitation, any Utilisation Request or Selection Notice) on behalf of the Additional Obligor.

5.	If legally required, a copy of a resolution of the shareholders approving the terms of, and the transactions contemplated by, the Accession Letter, the accession deed in respect of the Intercreditor Deed and the other Finance Documents and resolving that it execute the Accession Letter, the accession deed in respect of the Intercreditor Deed and any other Finance Document to which it is a party.

6.	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded subject to any limitations agreed in the Finance Documents.

7.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part 2 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.	If available, the latest audited financial statements of the Additional Obligor.

9.	The following legal opinions with respect to the Initial Additional Obligors, each addressed to the Finance Parties in the forms distributed to the Facility Agent prior to signing the Accession Letters:

(i)	English law opinion of White & Case, London, counsel to the Lenders, as to capacity of those Obligors incorporated in England & Wales, the enforceability of this Agreement and the Security Documents governed by English law;

(ii)	French law opinion of White & Case LLP, counsel to the Lenders, as to capacity of those Obligors incorporated in France, the enforceability of this Agreement and the enforceability of the Security Documents governed by French law;

(iii)	Spanish law opinion of Araoz y Rueda, counsel to the Lenders, as to the capacity of those Obligors incorporated in Spain, the enforceability of this Agreement and the enforceability of the Security Documents governed by Spanish law;

(iv)	German law opinion of White & Case LLP, counsel to the Lenders, as to the capacity of those Obligors incorporated in Germany, the enforceability of this Agreement and the enforceability of the Security Documents governed by German law; and

(v)	US law opinion of Kirkland & Ellis, counsel to the Obligors as to the capacity of those Obligors incorporated in the United States of America.

10.	The following legal opinions, each addressed to the Finance Parties:

(a)	A legal opinion of the legal advisers to the Lenders, as to English law in the form distributed to the Facility Agent prior to signing the Accession Letter; and

(b)	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law:

(i)	a legal opinion of the legal advisers to the Lenders in the jurisdiction of incorporation of that Additional Obligor as to the capacity of that Additional Obligor (or, if market practice differs in any such jurisdiction, a legal opinion with respect to the same of legal advisers to the relevant Obligor); and

(ii)	a legal opinion of the legal advisers to the Lenders in the jurisdiction of the governing law of that Finance Document (the “Relevant Jurisdiction”) as to the enforceability of that Finance Document under the law of the Relevant Jurisdiction (or, if market practice differs in any such jurisdiction, a legal opinion with respect to the same of legal advisers to the relevant Obligor).

each as the case may be, and in the form distributed to the Facility Agent prior to signing the Accession Letter.

11.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 38.2 (Service of process), if not an Original Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

12.	The Security Documents, if any, executed by the Additional Obligor which are required by the Facility Agent in accordance with this Agreement provided that, in respect of Transaction Security to be provided by any member of the Target Group, such Transaction Security shall not be required as a condition precedent to such member of the Target Group becoming an Additional Obligor and shall be provided as soon as reasonably practicable and in any event not later than the date falling three months after the Closing Date or in the case of any member of the Target Group incorporated in England, not later than 30 days after the Closing Date.

13.	To the extent required in accordance with the Agreed Security Principles any notices or documents required to be given or executed or made under the terms of those Security Documents.

14.	Certified copies of all third party consents which the Security Agent requires and which have been obtained in accordance with the Agreed Security Principles in connection with the creation of any Security contained in the Security Documents (or a certificate from the Obligors’ Agent that no such consents are required) and, to the extent required in accordance with the Agreed Security Principles, all notices of assignment or charge required to be given under the Security Documents.

Part 3

Security Documents And Security Related Documents To Be Delivered By

Obligors/Additional Obligors

A.	Security Documents to be delivered at Closing

1.	Toys “R” Us (UK) Limited Debenture

B.	Security Documents to be delivered within 30 days after Closing

1.	Composite Debenture from each of the following over all fixed and floating assets:

•	Toys “R” Us Holdings Limited;

•	Toys R Us Holdings (UK) Limited

•	Toys “R” Us Limited

•	Toys “R” Us Financial Services Limited

•	Toys “R” Us Properties Limited

2.	Share Pledge from Toys “R” Us Europe, LLC over the shares in Toys “R” Us (UK) Limited.

C.	Security Documents to be delivered within 90 days after Closing

Toys “R” Us Europe, LLC:

1.	Share Pledge from Toys “R” Us Europe, LLC over the shares in Toys “R” Us SARL.

2.	Composite Share Pledge from Toys “R” Us Europe, LLC and Toys “R” Us GmbH over the shares in (i) in respect of Toys “R” Us Europe, LLC, Toys “R” Us GmbH and (ii) in respect of Toys “R” Us GmbH, Toys “R” Us Logistics GmbH and Toys “R” Us Operations GmbH.

3.	Share Pledge from Toys “R” Us Europe, LLC over the shares in Toys “R” Us Iberia S.A.

Toys “R” Us SARL:

3.	Assignment over Insurance claims

Toys “R” Us GmbH:

4.	Assignment of Insurances.

Toys “R” Us Iberia S.A.:

5.	Assignment of Insurances.

SCHEDULE 3

REQUESTS

Part 1

Utilisation Request: Loans

From:	[Borrower][Obligors’ Agent]*

To:	Deutsche Bank AG, London Branch as Facility Agent

Dated:

Dear Sirs,

Senior Facilities Agreement

dated [•] (the Facilities Agreement)

1.	We refer to the Facilities Agreement. This is a Utilisation Request.

2.	We wish a Loan to be made on the following terms:

(a) Borrower:	[•]

(b) Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

(c) Facility to be utilised:	[Bridge Facility] [Euro Revolving Facility] [Sterling Revolving Facility]*

(d) Currency of Loan:	[•]

(e) Amount:	[•] [or, if less, the Available Facility]

(f) Interest Period:	[•]

3.	If required under such clause we confirm that each condition specified in Clause 4.2 (Additional Conditions Precedent) is satisfied on the date of this Utilisation Request.

4.	[The proceeds of this Loan should be credited to [account]]. [The proceeds of this Loan shall be credited in accordance with Clause [•] ([•]) of the Facilities Agreement.]

5.	The Borrower irrevocably instructs the Facility Agent to deduct all amounts due under the Fee Letter on or before the First Utilisation Date to be debited from the proceeds of this Loan in the amount specified in the Fee Letter for distribution in accordance with the Fee Letter.

6.	This Utilisation Request is irrevocable.

7.	Terms used in this Utilisation Request which are not defined in this Utilisation Request but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

Yours faithfully

Authorised Signatory for

[the Obligors’ Agent on behalf of [insert name of relevant Borrower]]/[insert name of Relevant Borrower]*

NOTES:

*	Amend as appropriate. The Utilisation Request can be given by the relevant Borrower or the Obligors’ Agent.

*	Select the Facility to be utilised and delete references to the other Facilities.

Part 2

Utilisation Request: Bank Guarantees

From:	[Borrower][Obligors’ Agent]*

To:	Deutsche Bank AG, London Branch as Facility Agent

Dated:

Dear Sirs,

Senior Facilities Agreement

dated [•] (the Facilities Agreement)

1.	We refer to the Facilities Agreement. This is a Utilisation Request.

2.	We wish to arrange for a Bank Guarantee to be [issued]/[renewed] by the Issuing Bank on the following terms:

(a) Borrower:	[•]

(b) Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

(c) Facility to be utilised:	[Euro Revolving Facility]/[Sterling Revolving Facility]

(d) Currency of Bank Guarantee:	[•]

(e) Amount:	[•] or, if less, the Available Facility in relation to the [Euro Revolving Facility]/[Sterling Revolving Facility]

(f) Expiry Date:	[•]

(g) Term:	[•]

3.	We confirm that each condition specified in paragraph (c) of Clause 6.5 (Issue of Bank Guarantees) is satisfied on the date of this Utilisation Request.

4.	We attach a copy of the proposed Bank Guarantee.

5.	This Utilisation Request is irrevocable.

6.	Terms used in this Utilisation Request which are not defined in this Utilisation Request but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

Authorised Signatory for

[the Obligors’ Agent on behalf of [insert name of relevant Borrower]]/[insert name of Relevant Borrower]*

*	Amend as appropriate. The Utilisation Request can be given by the Borrower or the Obligors’ Agent.

Part 3

Selection Notice Applicable To A Term Loan

From:	[Borrower][Obligors’ Agent]*

To:	Deutsche Bank AG, London Branch as Facility Agent

Dated:

Dear Sirs,

Senior Facilities Agreement

dated [•] (the Facilities Agreement)

1.	We refer to the Facilities Agreement. This is a Selection Notice.

2.	We refer to the following [Bridge]/[Term-out Facility] Loan[s] with an Interest Period ending on [•].

3.	[We request that the above [Bridge]/[Term-out Facility] Loan[s] be divided into [•] [Bridge]/Term-out Facility] Loans with the following Base Currency Amounts and Interest Periods:]***

or

4.	[We request that the next Interest Period for the above [Bridge]/[Term-out Facility] Loan[s] is [•]].****

This Selection Notice is irrevocable.

5.	Terms used in this Selection Notice which are not defined in this Selection Notice but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

Yours faithfully

authorised signatory for

[the Obligors’ Agent on behalf of [insert name of relevant Borrower]]/[insert name of Relevant Borrower] *

NOTES:

*	Amend as appropriate. The Selection Notice can be given by the Borrower or the Obligors’ Agent.

**	If for Bridge or Term-out Facility, insert details of all Bridge or Term-out Facility Loans which have an Interest Period ending on the same date.

***	Use this option if division of Bridge or Term-out Facility Loans is requested.

****	Use this option if sub-division of the Bridge or Term-out Facility is not required.

Part 4

Term-out Request

From:	[Borrower][Obligors’ Agent]*

To:	Deutsche Bank AG, London Branch as Facility Agent

Dated:

Dear Sirs,

Senior Facilities Agreement

dated [•] (the Facilities Agreement)

1.	We refer to the Facilities Agreement. This is a Term-out Request.

2.	We wish to convert Bridge Outstandings into a Term-out Facility on the following terms:

(a) Term-out Facility:	[Option A Term-out Facility]/[Option B Term-out Facility]

(b) Amount:	[•]

(c) Interest Period:	[•]

(d) Amount to be drawn under Revolving Facility	[•]

3.	We confirm that the condition specified in paragraph (b)/(c) of Clause 2.1 (The Facilities) is satisfied on the date of this Term-out Request and our request herein complies with the provisions of such clause.

4.	This Term-out Request is irrevocable.

5.	Terms used in this Term-out Request which are not defined in this Term-out Request but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

Yours faithfully,

authorised signatory for

[the Obligors’ Agent on behalf of [insert name of relevant Borrower]]/[insert name of Relevant Borrower] *

NOTES:

*	Amend as appropriate. The Term-out Request can be given by the relevant Borrower or the Obligors’ Agent.

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	Deutsche Bank AG, London Branch as Facility Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Dear Sirs,

Senior Facilities Agreement

dated [•] (the Facilities Agreement)

1.	We refer to the Facilities Agreement. This is a Transfer Certificate.

2.	We refer to Clause 26.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 26.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

(d)	Attached hereto is a duly completed and executed Lender Accession Undertaking.*

(e)	The New Lender confirms that on the Transfer Date, it shall pay to the Facility Agent (for its own account) a fee of £1500**.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 26.4 (Limitation of responsibility of Existing Lenders).

4.	For the purposes of Article 1278 and seq of the French Code Civil, the parties agree that the guarantees and securities created by the Senior Finance Documents shall be preserved for the benefit of the New Lender and each other Lender.

5.	[The New Lender confirms that it is a Qualifying Person.]

6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

7.	This Transfer Certificate is governed by English law.

8.	Terms which are used in this Transfer Certificate which are not defined in this Transfer Certificate but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

NOTES:

*	The form of the Lender Accession Undertaking from the Intercreditor Deed is attached in the annex hereto.

**	No fee shall be payable in connection with an assignment or transfer to a New Lender which occurs before the Syndication Date.

***	The New Lender must provide the Facility Agent with two copies of any applicable U.S. Internal Revenue Service Forms as provided in paragraph (g)(ii) of Clause 14.3 (Tax Gross-Up) and paragraph (e) of Clause 14.6 (Filings and Confirmations).

THE SCHEDULE

COMMITMENT/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [•].

Deutsche Bank AG, London Branch as Facility Agent

By:

[to be deleted when Transfer Certificate completed]

ANNEX

FORM OF LENDER ACCESSION UNDERTAKING

To:	[•], for itself and each of the other Parties to the Intercreditor Deed referred to below.

THIS UNDERTAKING is made on [date] by [insert full name of new Lender/Hedge Counterparty] (the “Acceding [Lender/Hedge Counterparty]”) in relation to:

(a)	the Senior Facilities Agreement (the “Facilities Agreement”) dated [•] between [•] as Original Borrower, [•] as agent, [•] as security agent, the Lenders and others; and

(b)	the Intercreditor Deed (the “Intercreditor Deed”) dated [•] between [•] as security agent, [•] as facility agent, the Lenders, the Obligors and others. Terms defined in the Intercreditor Deed shall bear the same meanings when used in this Undertaking.

In consideration of the Acceding [Lender/Hedge Counterparty] being accepted as [a Senior Lender/Hedge Counterparty] for the purposes of the Intercreditor Deed, the Acceding [Lender/Hedge Counterparty] confirms that, as from [date], it intends to be party to the Intercreditor Deed as a [Senior Lender/Hedge Counterparty] and undertakes to perform all the obligations expressed in the Intercreditor Deed to be assumed by a [Lender/Hedge Counterparty] and agrees that it shall be bound by all the provisions of the Intercreditor Deed, as if it had been an original party to the Intercreditor Deed.

[The Acceding Lender is an Affiliate of a Lender (as “Lender” is defined in the Facilities Agreement) and has become a provider of an Ancillary Facility. In consideration of the Acceding Lender being accepted as an Ancillary Lender for the purposes of the Facilities Agreement, the Acceding Lender confirms, for the benefit of the parties to the Facilities Agreement, that, as from [date], it intends to be party to the Facilities Agreement as an Ancillary Lender, and undertakes to perform all the obligations expressed in the Facilities Agreement to be assumed by an Ancillary Lender and agrees that it shall be bound by all the provisions of the Facilities Agreement, as if it had been an original party to the Facilities Agreement as an Ancillary Lender.]

[The Acceding Lender is an Affiliate of a Fronting Ancillary Lender (as “Fronting Ancillary Lender” is defined in the Facilities Agreement) and has become a provider of a Fronted Ancillary Facility. In consideration of the Acceding Lender being accepted as a Fronting Ancillary Lender for the purposes of the Facilities Agreement, the Acceding Lender confirms, for the benefit of the parties to the Facilities Agreement, that, as from [date], it intends to be party to the Facilities Agreement as a Fronting Ancillary Lender, and undertakes to perform all the obligations expressed in the Facilities Agreement to be assumed by a Fronting Ancillary Lender and agrees that it shall be bound by all the provisions of the Facilities Agreement, as if it had been an original party to the Facilities Agreement as a Fronting Ancillary Lender.]

[The Acceding Hedge Counterparty is [a Lender/an Affiliate of a Lender] (as “Lender” is defined in the Facilities Agreement) and has become a provider of hedging facilities to an Obligor. In consideration of the Acceding Hedge Counterparty being accepted as a Hedge Counterparty for the purposes of the Facilities Agreement and the Intercreditor Deed, the Acceding Hedge Counterparty confirms, for the benefit of the parties to the Facilities Agreement and the Intercreditor Deed, that, as from [date], it intends to be party to the

Facilities Agreement and the Intercreditor Deed as a Hedge Counterparty, and undertakes to perform all the obligations expressed in the Facilities Agreement and the Intercreditor Deed to be assumed by a Hedge Counterparty and agrees that it shall be bound by all the provisions of the Facilities Agreement, as if it had been an original party to the Facilities Agreement and the Intercreditor Deed as a Hedge Counterparty.]

[The following documents, having been approved in accordance with the terms of the Intercreditor Agreement shall be treated as “Hedging Arrangements” for the purposes of the Intercreditor Deed:

[list any relevant hedging documents]]

This Undertaking shall be governed by and construed in accordance with English law.

THIS UNDERTAKING has been executed and delivered as a Deed on the date stated above.

Acceding [Lender/Hedge Counterparty]

For and on behalf of

[insert full name of Acceding Lender/Hedge Counterparty]

By:

Address:

Fax:

Accepted by the Security Agent:	Accepted, in the case of Senior Creditors by the Facility Agent

for and on behalf of	for and on behalf of
[Insert actual name of Security Agent]	[Insert actual name of Facility Agent]
Date:	Date:

SCHEDULE 5

FORM OF ACCESSION LETTER

To:	Deutsche Bank AG, London Branch as Facility Agent

From:	[Subsidiary] and [•] as Obligors’ Agent

Dated:

Dear Sirs,

Senior Facilities Agreement

dated [•] (the Facilities Agreement)

1.	We refer to the Facilities Agreement. This is an Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facilities Agreement, the Intercreditor Deed and the other Finance Documents as an Additional [Borrower]/[Guarantor] pursuant to Clause [27.2 (Additional Borrowers)]/[Clause 27.4 (Additional Guarantors and Transaction Security)] of the Facilities Agreement.

3.	[Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company with registered number [•].

4.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No.:

Attention:

5.	[• confirms that no Default is continuing or would occur as a result of a [Subsidiary] becoming an Additional Borrower.]*

6.	This Accession Letter is governed by English law.

7.	Terms which are used in this Accession Letter which are not defined in this Accession Letter but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

8.	By their signature below each of the Facility Agent and the Obligors’ Agent confirm their respective acceptance of the Additional [Borrower][Guarantor] for the purposes of the Facilities Agreement.

This Accession Letter is executed and delivered as a deed on the date written above.

[•] in its capacity as Obligors’ Agent	[•] as [Subsidiary]

Deutsche Bank AG, London Branch as Facility Agent

NOTES:

*	Insert if Accession Letter is for an Additional Borrower.

SCHEDULE 6

FORM OF RESIGNATION LETTER

To:	Deutsche Bank AG, London Branch as Facility Agent

From:	[resigning Obligor] and [•] as Obligors’ Agent

Dated:

Dear Sirs,

Senior Facilities Agreement

dated [•] (the Facilities Agreement)

1.	We refer to the Facilities Agreement. This is a Resignation Letter.

2.	Pursuant to [Clause 27.3 (Resignation of an Obligor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement, the Intercreditor Deed and the other Finance Documents.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[this request is given in relation to a disposal of [resigning Obligor] which is not prohibited under Clause 24.19 (Disposals) of the Agreement [to which consent has been granted by the Majority Lenders];]

(c)	to the extent provided for therein [the disposal proceeds have been or will be applied in accordance with Clause 10.3 (Mandatory Prepayments from Receipts);]*

(d)	[•]**

4.	This Resignation Letter is governed by English law.

5.	Terms which are used in this Resignation Letter which are not defined in this letter but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

6.	The Obligors’ Agent agrees to indemnify the Finance Parties for any costs, expenses, or liabilities which would have been payable by [resigning Obligor] in connection with the Finance Documents but for the release set out in paragraph 1 above.

[Obligors’ Agent]	[resigning Obligor]

By:	By:

NOTES:

*	Amend as appropriate e.g. to reflect the agreed procedure for payment of proceeds into a specified account.

**	Insert any other conditions required by the Facilities Agreement.

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:	Deutsche Bank AG, London Branch as Facility Agent

From:	[•]

Dated:

Dear Sirs,

Senior Facilities Agreement

dated [•] the Facilities Agreement)

1.	We refer to the Facilities Agreement. This is a Compliance Certificate.

2.	We confirm (without personal liability) that, as at [date] (the “Certification Date”) [•] [was/was not][1] in compliance with the financial covenants contained in Clause 23 (Financial Covenants) of the Facilities Agreement in respect of the period ending on [•].

Covenant:		Ratio:
(a)	Cash Interest Cover:	[	]

(b)	Total Leverage:	[	]

3.	We set out below calculations demonstrating the confirmation given in paragraph 2 above:

[insert calculations]

4.	We also confirm (without personal liability) that, as at the Certification Date, no Event of Default or Default has occurred [other than [set out details of any Event of Default or Default which has occurred and the action taken or proposed to be taken to remedy it]]. [37]

5.	Terms which are used in this Compliance Certificate which are not defined in this Compliance Certificate but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

Certified

For and on behalf of [•]

Chief Finance Officer	Director
[or other acceptable officer]

[1]	Delete as applicable.

SCHEDULE 8

TIMETABLES

All times refer to times in London.

Part 1

Loans

	Loans in euro and, in the case of the Bridge Facility, US dollars	Loans in other currencies	Loans in Sterling
Facility Agent notifies if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	—	U-4

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request) or a Selection Notice (Clause 16.1 (Interest Periods))	U-3 9.30 am	U-3 9.30 am	U-1 9.30 am

	U* 1.30 pm		U* 9.30 am

Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.6 (Lenders’ participation)	U-3 Noon	U-3 Noon	U-1 Noon

Facility Agent notifies the Lenders of the Loan in accordance with Clause 5.6 (Lenders’ participation)	U-3 5.00 pm	U-3 5.00 pm	U-1 5.00 pm

	U* 2.00 pm		U* 10.30 am

Facility Agent receives a notification from a Lender under Clause 13.2 (Response to Request for an Optional Currency)	U-2 9.00 am	U-2 9.00 am

Facility Agent gives notice in accordance with Clause 13.2 (Response to Request for an Optional Currency)	U- 2 Noon	U-2 Noon

Facility Agent determines amount of the Loan in Optional Currency in accordance with Clause 12.9 (Change in Currency)	U-3 11.00 am	U-3 11.00 am	U 11.00 am

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. London time in respect of LIBOR and as of 11.00 a.m. Brussels time in respect of EURIBOR		Quotation Day as of 11.00 am

“U”	=	date of Utilisation
“U - X”	=	X Business Days prior to date of Utilisation
“U*”	=	[•] (date of first Utilisation Request for U.S. Dollars under the Bridge Facility and date of first Utilisation Request for Sterling under the Bridge Facility)

Part 2

Bank Guarantees

All times refer to times in London.

Bank Guarantees

Delivery of a duly completed Utilisation Request (Clause 6.2 (Delivery of a Utilisation Request for Bank Guarantees)		U-3 9.30 am

Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Bank Guarantee if required under paragraph (e) of Clause 6.5 (Issue of Bank Guarantees) and notifies the Issuing Bank and Lenders of the Bank Guarantee in accordance with paragraph (e) of Clause 6.5 (Issue of Bank Guarantees).		U-1 noon

“U”	=	date of Utilisation

“U-X”	=	Business Days prior to date of Utilisation

SCHEDULE 9

FORM OF LETTER OF CREDIT

To:	[Beneficiary](the “Beneficiary”)

Date:	[•]

Irrevocable Standby Letter of Credit no. [•]

At the request of [name of Borrower], [Issuing Bank] (the “Issuing Bank”) issues this irrevocable standby Letter of Credit (“Letter of Credit”) in your favour on the following terms and conditions:

1.	Definitions

In this Letter of Credit:

2.	“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].*

“Demand” means a demand for a payment under this Letter of Credit in the form of the Schedule to this Letter of Credit.

“Expiry Date” means [•].

“Total Letter of Credit Amount” means [•].

2.	Issuing Bank’s Agreement

(a)	The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by [•] p.m. ([London] time) on the Expiry Date.

(b)	Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ten] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)	The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total Letter of Credit Amount.

3.	Expiry

(a)	The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(b)	Unless previously released under paragraph (a) above, on [•] p.m.([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

(c)	When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.	Payments

All payments under this Letter of Credit shall be made in [•] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the Issuing Bank at its address and by the particular department or office (if any) as follows:

[•]

6.	Assignment

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7.	ISP 98

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.	Governing Law

This Letter of Credit is governed by English law.

9.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit.

Yours faithfully

[Issuing Bank]

By:

NOTES:

*	This may need to be amended depending on the currency of payment under the Letter of Credit.

SCHEDULE

FORM OF DEMAND

To:	[ISSUING BANK]

[Date]

Dear Sirs,

Standby Letter of Credit no. [•] issued in favour of [BENEFICIARY]

(the “Letter of Credit”)

We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.	We certify that the sum of [•] is due [and has remained unpaid for at least [•] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [•].

2.	Payment should be made to the following account:

Name:	[•]

Account Number:	[•]

Bank:	[•]

3.	The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)	(Authorised Signatory)

For

[BENEFICIARY]

SCHEDULE 10

SECURITY

1.	Agreed Security Principles

1.1	The guarantees and security to be provided will be given in accordance with certain agreed security principles (the “Agreed Security Principles”). This Schedule 10 identifies the Agreed Security Principles and addresses the manner in which the Agreed Security Principles will impact on or be determinant of the guarantees and security proposed to be taken in relation to the Facilities.

1.2	The Agreed Security Principles embody a recognition by all parties that there may be certain legal and practical difficulties in obtaining effective security from all relevant members of the Group in every jurisdiction in which those members are located. In particular:

(a)	general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalisation” rules, retention of title claims and similar matters may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee be limited by an amount or otherwise, provided that the relevant member of the Group shall use reasonable endeavours to overcome such obstacle;

(b)	members of the Group will not be required to give guarantees or enter into security documents if (or to the extent) it is not within the legal capacity of the relevant members of the Group or if the same would conflict with the fiduciary duties of those directors or contravene any legal prohibition or regulatory condition or have the potential to result in a material risk of personal or criminal liability on the part of any officer provided that the relevant member of the Group shall use reasonable endeavours to overcome any such obstacle;

(c)	a key factor in determining whether or not security shall be taken or guarantees shall be provided is the applicable cost (including adverse effects on interest deductibility registration taxes, other taxes and notarial costs) which shall not be disproportionate to the benefit to the Lenders of obtaining such security;

(d)	where there is material incremental cost involved in creating security over all assets owned by an Obligor in a particular category (e.g. real estate) the principle stated at paragraph 1.2(c) of this Schedule 10 shall apply and, subject to the Agreed Security Principles, only the material assets in that category (e.g. material real estate) shall be subject to security;

(e)	it is expressly acknowledged that it may be either impossible or impractical to create security over certain categories of assets in which event security will not be taken over such assets;

(f)	any assets subject to contracts, leases, licences or other arrangements with a third party which prevent those assets from being charged will be excluded from any relevant security document provided that reasonable endeavours to obtain consent to charging any such assets shall be used by the Group if the Arrangers determine the relevant asset is material and such endeavours will not involve placing commercial relationships with third parties in jeopardy but unless prohibited this shall not prevent security being given over any receipt or recovery under such contract, lease or licence; and

(g)	the giving of a guarantee, the granting of security or the perfection of the security granted will not be required if it would have a material adverse effect on the ability of the relevant Obligor to conduct its operations and business in the ordinary course as otherwise permitted by the Finance Documents.

(h)	any member of the Group that is a controlled foreign corporation for purposes of Section 957 of the Code (a “Subsidiary CFC”) may not give a guarantee or pledge any of its assets (including shares in a Subsidiary) as security for any obligation of any Obligor that is a United States Person for U.S. federal income tax purposes (including, for the avoidance of doubt, any obligation of the Company or any of its Subsidiaries that are “disregarded entities” for U.S. federal income tax purposes) (a “U.S. Obligation”). Furthermore, not more than 65 per cent. of the total combined voting power of all classes of shares entitled to vote of any such Subsidiary CFC (or of any higher-tier entity above such CFC Subsidiary, if all the entities between the higher-tier Subsidiary and the CFC Subsidiary are disregarded for U.S. federal income tax purposes) may be pledged directly or indirectly as security for a U.S. Obligation. These principles also apply with respect to any entity that becomes a United States Person, a Subsidiary CFC, and/or a disregarded entity following any guarantee or pledge of assets or shares. These principles also apply to any relevant provision under any other Finance Document provided, however, that the preceding restrictions set forth in this paragraph (h) shall only be applicable if the provision of the guarantee or pledge for a U.S. Obligation by the relevant Subsidiary CFC would, after taking into account (i) the current and accumulated earnings and profits of the relevant Subsidiary CFC; (ii) the tax credits available with respect to the current and accumulated earnings and profits of the relevant Subsidiary CFC; and (iii) the dividends paid, or anticipated to be paid by the relevant Subsidiary CFC, in the opinion of the Obligors’ Agent, in its sole discretion reasonably be expected to increase the U.S. federal income tax liability of any of the direct or indirect owners of the relevant Subsidiary CFC.

2.	Guarantees

2.1	Each guarantee will be an upstream, cross-stream and downstream guarantee and each guarantee and security will be for all liabilities of the Obligors under the Finance Documents in accordance with, and subject to any contrary requirements of, the Agreed Security Principles in each relevant jurisdiction.

2.2	Where an Obligor pledges shares or bank accounts, the security document will (subject to agreed exceptions) be governed by the law of the country of incorporation of the company whose shares are being pledged or in which the bank accounts are situate and not by the law of the country of the pledgor.

2.3	In the event that an Obligor owns shares in a company (other than a dormant company and other agreed de minimis companies) incorporated in United States, England, France, Spain and Germany security shall be created and perfected over such shares in accordance with the law of that jurisdiction.

2.4	In the event that an Obligor shall own shares in a jurisdiction which is not the United States, England, France, Spain and Germany no steps shall be taken to create or perfect security over such shares in such company unless it is a Borrower.

3.	Terms of Security Documents

The following principles will be reflected in the terms of any security taken as part of the Transaction:

(a)	security will not be enforceable until an Event of Default has occurred and notice of such Event of Default and of intention to take enforcement action pursuant to the Finance Documents has been given by the Facility Agent;

(b)	notification of pledges over bank accounts will be given to the bank holding the account provided that this is not inconsistent with the Group retaining control over and access to the balances the accounts;

(c)	notification of receivables security to debtors who are not members of the Group will only be given if an Event of Default has occurred and notice of such Event of Default and of intention to take enforcement action pursuant to the provisions of the Finance Documents has been given by the Facility Agent;

(d)	notification of any security interest over insurance policies will be served on any insurer of the Group assets (other than in respect of any run-off insurance policy maintained by any Holding Company of the Company);

(e)	the security documents should only operate to create security rather than to impose new commercial obligations. Accordingly, they should not contain additional representations, undertakings or indemnities (such as in respect of insurance, information or the payment of costs) unless these are the same as or consistent with those contained in this Agreement or are required for the creation or perfection of the security;

(f)	in respect of the share pledges and pledges of intra-group receivables, until an Event of Default has occurred and notice of acceleration of the Loans or other Utilisations has been given, the pledgors will be permitted to retain and to exercise voting rights to any shares pledged by them in a manner which does not adversely affect the value of the security (taken as a whole) or the validity or enforceability of the security or cause an Event of Default to occur and the pledgors will be permitted to receive dividends on pledged shares and payment of intra-group receivables and retain the proceeds and/or make the proceeds available for purposes not prohibited under the Finance Documents; and

(g)	the Finance Parties should only be able to exercise any power of attorney granted to them under the terms of the Finance Documents following an Event of Default in respect of which notice of enforcement has been given by the Facility Agent or failure to comply with a further assurance or perfection obligation with respect to the security.

SCHEDULE 11

FORMALITIES CERTIFICATES

Part 1

Formalities Certificate For English Obligors

[Insert name of company]

(the Obligor)

Senior Facilities Agreement dated [•]

(the Facilities Agreement)

To:	Deutsche Bank AG, London Branch as Facility Agent under the Facilities Agreement.

We refer to a senior facilities agreement dated [•] 2005 made between, amongst others, Toys “R” Us (UK) Limited as Original Borrower and Original Guarantor, Deutsche Bank AG, London Branch, Barclays Capital (the investment banking division of Barclays Bank PLC) and The Royal Bank of Scotland plc as Mandated Lead Arrangers and Bookrunners, Banc of America Securities Limited as Arranger, Deutsche Bank AG, London Branch as Facility Agent and as Security Agent and the banks and other institutions named therein as Lenders (the “Senior Facilities Agreement”). Terms defined in the Senior Facilities Agreement shall have the same meanings in this Certificate.

I [•] being a Director of the Obligor HEREBY CERTIFY (without personal liability) on behalf of the Obligor and not individually as follows:

1.	Constitutional Documents

Attached hereto marked “A” are true, complete and up-to-date copies of:

(a)	the certificate of incorporation of the Obligor;

(b)	all certificates of incorporation on change of name of the Obligor (if any); and

(c)	the constitutional documents of the Obligor consisting of the articles of association and memorandum of association (and any amendments thereto).

2.	Board Resolutions

Attached hereto marked “B” is a true and complete copy of the minutes of a meeting of the board of directors of the Obligor duly convened and held on [•] 2005. The resolutions set out therein were duly passed, are complete, in full force and effect and have not been rescinded or varied since the date on which such resolutions were passed and which approve the Transaction Documents to which the Obligor is a party and all transactions contemplated thereby.

3.	No Breach of Borrowings Limit

The borrowing or guarantee or securing, as appropriate, of the Total Commitments will not cause any borrowing, security, guarantee or similar limit being binding on the Obligor to be exceeded, subject to the limitations set out in the Finance Documents.

4.	Authorised Signatories

Attached to this certificate marked “C” are the specimen signatures of the persons authorised by the board resolutions referred to in paragraph 2 above to execute all Finance Documents and other Transaction Documents to which it is a party, Utilisation Requests under the Facilities Agreement and all other documents and notices required in connection therewith [along with a true and complete copy of the passport of each such authorised signatory].

Terms defined in the Facilities Agreement shall bear the same meaning when used herein.

Signed:
DIRECTOR

Date:

Schedule

[List of documents to be certified.]

Part 2

Formalities Certificate For Non-English Obligors2

[Insert name of Company]

(the Obligor)

Facilities Agreement dated [•]

(the Facilities Agreement)

To:	Deutsche Bank AG, London Branch as Facility Agent under the Facilities Agreement.

We [•] and [•] being respectively the [managing directors][single corporate director] of the Obligor being duly authorised by the Obligor to deliver this Certificate hereby make (without personal liability) the following certifications and confirmations.

1.	Constitutional Documents

Attached hereto marked “A” are true, complete and up-to-date copies of:

(a)	an extract from the commercial register (or a copy of the application for registration at the commercial register if a commercial extract is not available yet) with respect to the Obligor;

(b)	applications for entries into the commercial register (if any) or copies of shareholders’ resolutions which have been passed to change the articles or to appoint new Managing Directors or Supervisory Directors with respect to the Obligor (if any), to the extent such applications, changes or appointments do not appear on the extracts referred to under (a); and

(c)	copies of the Articles of Association (and any amendments thereto) with respect to the Obligor.

2.	Board Resolutions

Attached hereto marked “B” is a true and complete [copy of resolutions duly adapted by]/[extract from the minutes of a meeting of] the management board of the Obligor and of the supervisory board of the Obligor, if any, [duly convened and held (during which a quorum was present throughout) recording resolutions passed at such meeting] which resolutions are in full force and effect and have not been rescinded or varied since the date on which such resolutions were passed and which approve the Transaction Documents to which the Obligor is a party and all transactions contemplated thereby.

[2]	Jurisdiction specific changes to the form being agreed (eg: Spain and USA).

3.	[Shareholders Resolutions[3]

Attached hereto marked “C” is a true and complete copy of a shareholders’ resolution of the Obligor, unanimously passed, which resolution is in full force and effect and has not been rescinded or varied since the date on which such resolutions were passed and which approves and authorises and directs the execution and performance by the Obligor of the Transaction Documents to which it is a party and all transactions contemplated thereby.]

4.	No Breach of Borrowings Limit

The borrowing or guarantee or securing, as appropriate, of the Total Commitments will not cause any borrowing, security, guarantee or similar limit being binding on the Obligor to be exceeded, subject to the limitations set out in the Finance Documents.

5.	Authorised Signatories

Attached hereto marked “D” are the specimen signatures of the persons authorised (by resolution of the management board of the Obligor, if any) to execute all Finance Documents and other Transaction Documents to which it is a party, Utilisation Requests under the Facilities Agreement and all other documents and notices required in connection therewith [along with a true and complete copy of the passport of each such authorised signatory].

Terms defined in the Facilities Agreement shall bear the same meaning when used herein.

Signed:
MANAGING DIRECTOR

Date:

Schedule

[List of documents to be certified.]

[3]	Not to be provided for Target.

SCHEDULE 12

FORM OF CONFIDENTIALITY UNDERTAKING/PRIMARY SYNDICATION

CONFIDENTIALITY LETTER

To:	[insert name of Potential Lender]

Re:	The Senior Facilities (the “Facilities”)

Obligors Agent:	Toys “R”Us Europe, LLC (the “Company”)

Amount:	€[•] under the Senior Facilities

Facility Agent:	Deutsche Bank AG, London Branch

Transaction:	The merger providing for the acquisition of Toys “R” Us, Inc., by Global Toys Acquisitions, LLC (the “Transaction”)

Dear Sirs

We understand that you are considering participating in the Facilities in respect of the Transaction. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking

You undertake:

(a)	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 (Permitted Disclosure) below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)	to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilities and/or the Transaction except as provided for by paragraph 2 (Permitted Disclosure) below;

(c)	to use the Confidential Information only for the Permitted Purpose;

(d)	to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) (Permitted Disclosure) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it and you undertake to be responsible for any breach of this agreement by such person provided that you will not be liable for breach of this agreement by a person where such person has entered into a confidentiality undertaking in substantially the same form as this agreement; and

(e)	not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facilities and/or the Transaction.

2.	Permitted Disclosure

We agree that you may disclose Confidential Information:

(a)	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group that has received Confidential Information under the terms of this letter; or

(c)	with the prior written consent of us and the Company.

3.	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law and except where disclosure is to be made to any supervisory or regulatory body during the normal course of its supervisory function over you) to inform us and the Company of the full circumstances of any disclosure under paragraph 2(b) (Permitted Disclosure) above upon or as soon as reasonably practicable after becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy or where the Confidential Information has been disclosed under paragraph 2(b) (Permitted Disclosure) above.

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease on the earlier of (a) the date you become a party to or otherwise acquire (by assignment or sub participation)

an interest, direct or indirect in the Facilities and (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased (to the extent technically practicable) all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc.

You acknowledge and agree that:

(a)	neither we nor any member of the Arrangers Group nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us, any member of the Arrangers Group or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us, any member of the Arrangers Group or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	any of the Relevant Persons may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	No Waiver; Amendments, etc.

Except as set out in paragraph 13 below, this letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter and supersedes any prior agreement or understanding (oral or in writing) relating to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Other Relationships

You acknowledge that members of the Arrangers Group may now, and in the future, have other investment and commercial banking, trust and other relationships with the

Group and other parties to the Facilities and the Transaction (the “Transaction Parties”). As a result of these other relationships, members of the Arrangers Group may have or get information about the Transaction Parties, the Facilities and/or the Transaction or which may be relevant to any of these. Despite this, no member of the Arrangers Group will have to disclose such information, or the fact that it is in possession of such information to you. In addition, no member of the Arrangers Group will have to use such information in acting as an Arrangers of the Facilities. You also acknowledge that members of the Arrangers Group may, now and in the future, have fiduciary or other relationships under which it, or they, may exercise voting power over securities of various persons, including the Transaction Parties.

10.	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of each other member of the Arrangers Group, the Company and each other member of the Group.

11.	Third party rights

(a)	Subject to this paragraph 11 and to paragraphs 3 (Notification of Required or Unauthorised Disclosure), 6 (No Representation; Consequence of Breach, etc.), 9 (Other Relationships), 10 (Nature of Undertakings) and 13 (Confidentiality Obligations) of this letter, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this letter.

(b)	The Relevant Persons may enjoy the benefit of the terms of paragraphs 3, 6, 9, 10 and 13 of this letter subject to and in accordance with this paragraph 11 and the provisions of the Third Parties Act.

(c)	Subject to paragraph (d) below, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.

(d)	The parties to this letter acknowledge and agree that the consent of the Company is required for any material amendment, waiver, variation, restatement or supplement of this letter.

12.	Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

13.	Confidentiality Obligations

The terms of this letter shall apply without prejudice to the terms of any other confidentiality agreement (and, for the avoidance of doubt, shall not supersede any term of such other confidentiality agreement) among any of the parties hereto and any provider of information regarding the Transaction or any party with a business relationship with the Group.

14.	Definitions

In this letter (including the acknowledgement set out below):

“Arrangers Group” means each of Deutsche Bank AG, London Branch, Barclays Capital (the investment banking division of Barclays Bank PLC), The Royal Bank of Scotland PLC and Banc of America Securities Limited [•], and their respective affiliates and controlling persons;

“Confidential Information” means any information relating to the Borrowers, the Group, the Facilities and/or the Transaction including, without limitation, any information memorandum, provided to you by us or any member of the Arrangers Group, in whatever form, and includes the reports prepared in relation to the Transaction as set out in Schedule 1 to this letter, information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us, the Arrangers Group or any of our or their affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality owed to us, any member of the Group or the Arrangers Group;

“Group” means the Company and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985); and

“Permitted Purpose” means considering and evaluating whether to enter into the Facilities.

Please acknowledge your agreement to the above (and your confirmation that the above is also for the benefit of the Company) by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of [•]

[•] or relevant Arrangers]

To:	[•][or relevant Arrangers]

The Company and each other member of the Group

We acknowledge and agree to the above and confirm by our signature below that the above is also for the benefit of the Company:

For and on behalf of

[Potential Lender]

SCHEDULE 13

REPORTS PREPARED IN RELATION TO THE TRANSACTION

1.	Working capital analysis dated 27 June 2005 prepared by Deloitte & Touche LLP relating to the European Subsidiaries.

2.	Draft preliminary real estate legal review report as at 16 March 2005 prepared by Clifford Chance LLP (document number UK/204524105 with annexures) in relation to the European freehold and long-term leasehold properties of the Group.

3.	Property valuation report dated 30 June 2005 prepared by CB Richard Ellis in relation to the European freehold and long-term leasehold properties of the Group.

4.	Tax structuring paper dated 24 June 2005 prepared by Deloitte & Touche LLP entitled “Project Toddler: Tax Memorandum” relating to the Acquisition and the proposed changes in Group structure occurring in anticipation of the Acquisition and following its completion.

SCHEDULE 14

FORM OF CONFIRMATION

SCHEDULE 14	ANLAGE 14

Form of confirmation on absence of back-to-back financing	Muster Gegenbeweises bezüglich back-to-back Finanzierung

For the purposes of providing evidence to the German tax authorities of the absence of any back to back financing in connection with the Decree, we, [Bank] hereby confirm that:	Zum Zwecke des Nachweises des Nichtvorliegens von Back-to-Back Finanzierungen gegenüber den deutschen Finanzbehörden gemäß dem Schreiben des Bundesfinanzministeriums bestätigen wir [Name des Kreditgebers

(i)     our willingness to enter into the Finance Documents to which we are a party has not been based on us having received, and is not conditional on us receiving, any back-to-back deposits from any member of the Group or any of its direct or indirect shareholders thereof up to and including Toys “R” Us, Inc. to fund our participation in the loans drawn under the Finance Documents to which we are a party; and

(i)     unsere Bereitschaft, Partei der Darlehensverträge zu werden, weder darauf beruht hat, dass wir Guthaben von einer Gruppengesellschaft oder einer ihrer direkten oder indirekten Gesellschafter bis zu und einschließlich der Zielgesellschaft (Toys “R” Us, Inc.) erhalten haben noch war der Erhalt eines solchen Guthabens Bedingung des Vertragsabschlusses, um unseren Anteil an den Darlehen, die unter den Darlehensverträgen gezogen worden sind, zu finanzieren (sog. back-to-back Finanzierung);

(ii)    based on the list of LTIBR provided to us by the Obligor’s Agent, we hold no security over any of the LTIBRs set out in such list (including no security taken by way of banker’s lien pursuant to a bank’s general terms and conditions) for the purposes of securing any Financial Indebtedness incurred by any of the Borrowers incorporated in the Federal Republic of Germany under any of the Finance Documents other than in respect of such Borrowers incorporated in the Federal Republic of Germany’s own LTIBRs;

(ii)    wir, basierend auf der uns von dem Vertreter der Kreditnehmer der Gruppe vorgelegten Liste über Langfristige Zinstragende Forderungen, keine Sicherheiten (einschließlich aufgrund von Allgemeinen Geschäftsbedingungen des Kreditgebers entstandenen Pfandrechten) über die in dieser Liste aufgeführten Langfristigen Zinstragenden Forderungen zum Zwecke der Besicherung der Darlehensverbindlichkeiten eines deutschen Kreditnehmers unter den Darlehensverträgen halten, mit Ausnahme der von dem jeweiligen deutschen Kreditnehmers selbst gehaltenen Langfristigen Zinstragenden Forderungen;

(iii)  we have no contractual claim against Toys “R” Us, Inc. or any person related to it within the Group which is connected with a restriction on transfer in relation to LTIBRs or the submission to immediate compulsory enforcement; and

(iii)  wir keinen schuldrechtlichen Anspruch gegen die Zielgesellschaft (Toys “R” Us, Inc.) oder eine dieser nahe stehende Person aus dem Kreis der Gruppengesellschaften haben, der mit einer Verfügungsbeschränkung hinsichtlich Langfristiger Zinstragender Verbindlichkeiten oder einer Unterwerfung unter die sofortige Zwangsvollstreckung verbunden ist; und

(iv)   we only and exclusively hold security for purposes of securing any Financial Indebtedness incurred by any of the Borrowers incorporated in the Federal Republic of Germany as set out in attached list (prepared by the Security Agent on behalf of [the Bank]).

(iv)   uns zur Besicherung der Darlehensverbindlichkeiten der deutschen Kreditnehmer nur und ausschließlich die in der beigefügten Liste genannten Sicherheiten gewährt wurden • Diese Liste wurde von dem Sicherheitenverwalter namens der [Bank] erstellt.

“Decree” means the decree issued by the German Federal Ministry of Finance (Bundesfinanzministerium) on 15 July 2004 (IV A2-S27 42a-20/40) in relation to Section 8a of the Corporation Tax Act (KStG); and	“Schreiben des Bundesfinanzministeriums” ist das Schreiben des Bundesfinanzministeriums, das am 15. Juli 2004 (IV A2-S27 42a-20/40) im Hinblick auf § 8a KStG vom Bundesfinanzministerium veröffentlicht wurde.

“LTIBR” means any interest-bearing receivables which qualifies as long term in accordance with Section 8 No. 1 of the Trade Tax Act (GewStG) as applied by the Decree.	“Langfristige Zinstragende Forderungen” sind verzinsliche Forderungen, die gemäß § 8 Nr. 1 Gewerbesteuergesetz wie nach dem Schreiben des Bundesfinanzministeriums anzuwenden als langfristig qualifiziert werden.

The German version shall prevail.	Es gilt der deutsche Wortlaut.

Complete list of securities granted for Financial Indebtedness of German Borrowers	Vollständige Aufstellung der für die Verbindlichkeiten der deutschen Kreditnehmer gewährten Sicherheiten

SCHEDULE 15

OPTION B TERM-OUT FACILITY SUMMARY TERMS AND CONDITIONS

The Lenders agree to provide the Option B Term-out Facility which will be made available on terms to be agreed between the Sponsors and the Arrangers (whether by an amendment or restatement of this Agreement or otherwise). The Sponsors and the Arrangers agree to negotiate in good faith to agree such documentation which shall be based on then prevailing precedents for European leveraged financing transactions modified where appropriate to take account of the business, structure and circumstances of the Group and the nature and extent of the Facilities that are provided or will be provided under this Agreement and the Option B Term-out Facility.

Notwithstanding the preceding paragraph the Option B Term-out Facility will reflect the following terms (which, for the avoidance of doubt, are not exhaustive).

Borrower:	UK Newco

Guarantors:	As per the Bridge Facility.

Amount:	Up to U.S.$ 850 million

Facilities:	Facility A: Facility B:	Up to U.S.$ 280 million Up to U.S.$ 570 million

Margin:	Facility A: Facility B:	3.00% per annum 3.75% per annum

Maturity:	Facility A: Facility B:	5.5 years from the Repayment Date. 6 years from the Repayment Date.

Repayment:	Facility A:	In instalments based on an amortisation schedule to be agreed with all remaining amounts outstanding to be repaid on the Maturity of Facility A.
	Facility B:	In one bullet repayment on the Maturity of Facility B.

Financial Covenants:	The following:

(a) Leverage Ratio;

(b) Interest Cover Ratio;

(c) Debt Service Cover Ratio;

(d) Maximum Capital Expenditure covenant.

The financial covenants at (a), (b) and (d) above will be set at 20 per cent. headroom over raised base case numbers based on a model to be agreed in good faith between the Facility Agent and the Obligors’ Agent.
The financial covenant at (c) above will be set at 1:1.

The Financial covenant definitions set out in clause 23.1 to be amended including (without limitation) a restriction on the adjustment to Consolidated EBITDA (including, without limitation, the deletion of sub-paragraph (q) of such definition)

Security and Debt Pushdown:

Subject to the Agreed Security Principles, first ranking security over all the assets of the Borrower and the Guarantors, including real estate property and accompanying legal opinions.

Debt pushdown to extent possible into operating subsidiaries in the material jurisdictions.

Dividends:	No dividends and other distributions to the Parent to be permitted.

Hedging:	Interest rate hedging in respect of the Option B Term-out Facility to be agreed.

Reports:

Provision of the following reports capable of being relied upon by the Finance Parties or addressed to the Finance Parties:

(a) accounting and tax due diligence report;

(b) legal and regulatory due diligence report;

(c) insurance report;

(d) pensions report;

(e) market report;

(f) environmental report; and

(g) updated property valuation report and certificates of title.

Cash Sweep:	Excess cash flow in excess of an amount to be agreed to be applied in prepayment of outstanding amounts.

Undertakings:

The undertakings set out in Clauses 24.14 (Financial Indebtedness), 24.15 (Loans or credit), 24.16 (Negative Pledge), 24.17 (Acquisitions and Investments), 24.18 (Joint Ventures), 24.19 (Disposals), 24.20 (Factoring), 24.21 (No Guarantees or Indemnities) will be subject to reduced basket and threshold levels.

There will also be a reduced ability for Obligors to enter into transactions with non-Obligors.

Fee	The Obligors’ Agent will pay, or will procure that a member of the Group pays, to the Facility Agent for the account of the Lenders, a term-out fee as set out in the Fee Letter.

Permitted Payments	Permitted Payments currently allowed under the Intercreditor to be restricted if there is an Event of Default which is continuing and to be restricted to an overall cap together with other restrictions to be agreed.

SIGNATORIES

The Original Borrower

TOYS “R” US (UK) LIMITED

By:	MICHAEL CALBERT	MATTHEW LEVIN

Address:	GEOFFREY HOUSE, VANWALL BUSINESS PARK, VANWALL ROAD, MAIDENHEAD, BERKSHIRE, SL6 4UB

Fax:	+44 (0)16 2841 4097

Attention:	FRANK MUZIKA, DAVID RURKA AND PHILLIP SHAYER

The Original Guarantor

TOYS “R” US (UK) LIMITED

By:	MICHAEL CALBERT	MATTHEW LEVIN

Address:	GEOFFREY HOUSE, VANWALL BUSINESS PARK, VANWALL ROAD, MAIDENHEAD, BERKSHIRE, SL6 4UB

Fax:	+44 (0)16 2841 4097

Attention:	FRANK MUZIKA, DAVID RURKA AND PHILLIP SHAYER

The Mandated Lead Arrangers

DEUTSCHE BANK AG, LONDON BRANCH

By:	JOHN SINIK	DEREK RICH

Address:	WINCHESTER HOUSE, 1 GREAT WINCHESTER STREET, LONDON, EC2N 2DB

Fax:	+44 (0)20 7547 6419

Attention:	AGENCY SYNDICATED LOANS, GLOBAL DEBT SERVICES

BARCLAYS CAPITAL

(the investment banking division of Barclays Bank PLC)

By:	PAUL SIMS

Address:	5 THE NORTH COLONNADE, CANARY WHARF, LONDON E14 4BB

Fax:	+44 (0)20 7773 0010

Attention:	LUC JULIA

THE ROYAL BANK OF SCOTLAND PLC

By:	IAIN LEIGH-POLLITT

Address:	135 BISHOPSGATE, LONDON EC2M 3UR

Fax:	+44 (0)20 7085 6683

Attention:	IAIN LEIGH-POLLITT

The Co-Arranger

BANC OF AMERICA SECURITIES LIMITED

By:	NIGEL MILNER

Address:	5 CANADA SQUARE, LONDON E14 5AQ

Fax:	+44 (0)20 7174 6491

Attention:	JOHN FEENEY / NIGEL MILNER

The Facility Agent

DEUTSCHE BANK AG, LONDON BRANCH

By:	JOHN SINIK	DEREK RICH

Address:	WINCHESTER HOUSE, 1 GREAT WINCHESTER STREET, LONDON, EC2N 2DB

Fax:	+44 (0)20 7547 6419

Attention:	AGENCY SYNDICATED LOANS, GLOBAL DEBT SERVICES

The Security Agent

DEUTSCHE BANK AG, LONDON BRANCH

By:	JOHN SINIK	DEREK RICH

Address:	WINCHESTER HOUSE, 1 GREAT WINCHESTER STREET, LONDON, EC2N 2DB

Fax:	+44 (0)20 7547 6419

Attention:	AGENCY SYNDICATED LOANS, GLOBAL DEBT SERVICES

The Issuing Bank

DEUTSCHE BANK AG, LONDON BRANCH

By:	JOHN SINIK	DEREK RICH

Address:	WINCHESTER HOUSE, 1 GREAT WINCHESTER STREET, LONDON, EC2N 2DB

Fax:	+44 (0)20 7547 6419

Attention:	AGENCY SYNDICATED LOANS, GLOBAL DEBT SERVICES

The Original Lender

DEUTSCHE BANK AG, LONDON BRANCH

By:	JOHN SINIK	DEREK RICH

Address:	WINCHESTER HOUSE, 1 GREAT WINCHESTER STREET, LONDON, EC2N 2DB

Fax:	+44 (0)20 7547 6419

Attention:	AGENCY SYNDICATED LOANS, GLOBAL DEBT SERVICES